As filed with the Securities and Exchange Commission on April 7, 2006

Registration NO. 333-[          ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

Under
THE SECURITIES ACT OF 1933

SPESCOM SOFTWARE INC.

(Exact Name of Registrant as Specified in Its Charter)

California	7373	95-3634089
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

10052 Mesa Ridge Court, Suite 100
San Diego, California  92121
(858) 625-3000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Agent for Service:	Copy to:
John W. Low Chief Financial Officer and Secretary Spescom Software Inc. 10052 Mesa Ridge Court, Suite 100 San Diego, California 92121 (858) 625-3000	Russell C. Hansen Jeffrey N. Petit Gibson, Dunn & Crutcher, LLP 1881 Page Mill Rd. Palo Alto, CA 94304 (650) 849-5300

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Approximate Date of Commencement of Proposed Sale to the Public:  As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Shares, no par value	36,588,652	$0.12	$4,390,638	(1)	$469.80
Common Shares, no par value, underlying certain of selling shareholders’ warrants	1,851,852	$0.27	$500,000	(2)	$53.50
Common Shares, no par value, underlying certain of selling shareholders’ warrants	300,000	$0.12	$36,000	(2)	$3.85
Common Shares, no par value, underlying certain of selling shareholders’ warrants	3,025,000	$.44	$1,331,000	(2)	$142.42
Common Shares, no par value, underlying certain of selling shareholders’ warrants	1,550,000	$.40	$620,000	(2)	$66.34
Total	43,315,504				$735.91

(1)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.  The average of the high and low prices as of April 5, 2006 was $0.12 per share.

(2)

In accordance with Rule 457(g), the proposed maximum aggregate offering price of shares issuable upon the exercise of warrants is based on a proposed maximum offering price per unit equal to the higher of (i) the exercise price of the warrants, (ii) the offering price of the common shares in the registration statement, or (iii) the average sales price of the common shares as determined by 457(c).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated April 7, 2006

PROSPECTUS

43,280,294 Common Shares
Spescom Software Inc.

The selling shareholders named in this prospectus are offering up to 43,315,504 of our common shares, including up to 33,793,103 common shares to be issued upon conversion of Series I Preferred Stock and 6,726,852 common shares issuable upon the exercise of certain warrants.  We will not receive any of the proceeds from their sale of our shares, but if the selling shareholders pay the exercise price under any of the options or warrants in cash, we will use those proceeds for general corporate purposes, including working capital.

Our common shares are currently listed on the Over the Counter Bulletin Board (“OTCBB”).  Our trading symbol is SPCO.OB.

Investing in our shares involves a high degree of risk.  See “Risk Factors” beginning on page 6 of this prospectus to read about the risks you should consider before buying our shares.

The selling shareholders are offering these common shares.  The selling shareholders may sell all or a portion of these shares from time to time in market transactions through any market on which our common shares are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale.  The selling shareholders will receive all proceeds from the sale of the common shares.  For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is April 7, 2006

You may only rely on the information contained in this prospectus or that we have referred you to.  We have not authorized anyone to provide you with different information.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common shares offered by this prospectus.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common shares in any circumstances in which such offer or solicitation is unlawful.  Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus.  Because it is a summary, it does not contain all of the information that you should consider before investing in us.  You should read the entire prospectus carefully before making an investment decision.  The sections entitled “Risk Factors,” and “Information Regarding Forward-Looking Statements” should be read together with the more detailed information in the financial statements and the accompanying notes in the section entitled “Financial Statements and Certain Other Financial Information.  In this prospectus, references to the “Company,” “we,” “us” or “our” refer to Spescom Software Inc., except where the context otherwise requires.

Our Company

Overview

Spescom Software Inc. (the “Company”) was founded and incorporated as a California corporation in 1981 and is headquartered in San Diego, California with an international sales and support subsidiary in London, United Kingdom.  The Company develops, markets and supports eB, its integrated suite of collaborative document, configuration and records management software solutions.  The Company’s eB suite is a set of software technologies that support, improve and enable collaboration among legacy enterprise solutions.  The eB suite enables the efficient capture, management and distribution of all types of information across an enterprise.  eB’s integration of document, configuration and records management functionality onto a single platform is a major differentiator and significant competitive advantage that allows the Company to address the information management needs of an enterprise in a more holistic manner than solutions provided by other vendors.

In 2000, the Company acquired the rights to certain configuration management technology and skills from Spescom Ltd. (“Spescom Ltd.”), which at the same time acquired a controlling interest in the Company.  From this combination of document and configuration management technologies and skills, the Company began doing business as Spescom Software Inc. on October 1, 2001.  As of March 31, 2006, Spescom Ltd. owned approximately 56% of the outstanding common shares of the Company after giving effect to the conversion of the shares of the Company’s Series F Preferred Stock held by Spescom Ltd.

The document/content management technology developed by the Company and integrated with the configuration management technology developed by Spescom Ltd. provides a powerful solution to the business and information management challenges faced by enterprises that design, build, manage and operate complex products and assets.  The combined document and configuration management capabilities of the eB software suite enables it to provide full IDM functionality together with PDM functionality at price points that satisfy a broad range of user needs.  The eB suite enables the management of all unstructured information (documents/content) as well as structured information (product/asset/process) on a single platform, thereby enabling change to be managed across both environments.

The Company’s integrated document, configuration and records management (iDCR) solutions enable all requirements (design, safety, environmental, etc.), all documents, structured and unstructured, within an enterprise (including office documents, emails, CAD drawings, images, voice and computer print outs), and all data on products, assets, processes, projects and people to be captured, identified and inter-linked. This results in a unified and structured view of all enterprise information and promotes rapid access to relevant information by authorized users in context to their tasks and functions. eB’s collaborative workspace environment provides an automated closed-loop change management process that ensures information integrity throughout the enterprise and compliance with legal, regulatory, corporate, audit and quality requirements.

The Company is building its business strategies around two core strengths.  First, the Company’s software and related services solve critical and recurring problems for companies operating in complex, asset-intensive industries.  Second, the Company’s software solutions have clear and significant architectural advantages that enable the Company to offer high value solutions to the Company’s users as well as to distinguish itself from its competitors. To capitalize on these strengths, the Company has instituted the following strategic initiatives:

•                                          Continue to develop and position eB as a critical but complementary enterprise platform.

•                                          Continue investment in the Company’s direct sales force.

•                                          Enter new markets through increased investment in and expansion of strategic partnerships.

•                                          Outsource non-core operations.

•                                          Opportunistic investing in technology.

•                                          Increase the Company’s market presence.

The Company intends to continue to extend its position as a technology leader in developing and marketing integrated document, configuration and records management solutions. The Company intends to do this by continuing to enhance the features and functionality of its eB product suite using industry best practices, customer input and feedback and current technologies, including tools to allow users to tailor the look and feel of the product, administrative tools to enable systems operators to easily setup and make changes to the system and add tighter integration with other third party enterprise products. Through this enhanced functionality and integration the Company’s products can provide even faster deployment and greater management control of enterprise information. The Company also plans to introduce new products and product extensions which are complementary to its existing suite of products and which address both existing and emerging market needs.

During 2005, the Company released a major update to eB 14 which is the Company’s flagship platform based on the Microsoft .NET architecture. This platform has over two years of proven production use in high-volume / high-usage environments. Existing customers continue to migrate to eB Version 14, generating service revenue and new license opportunities.  The Company expects that the migration of existing customers will take place over the next 12 to 24 months.  In 2005, the eB product was certified by the Institute of Configuration Management, to be compliant with their CMII standard. The Company will continue to enhance its records management capabilities to fully comply with Department of Defense records management standard 5015.2. The Company is developing specific applications for the vertical markets on which the Company has focused, providing additional license and services revenue from existing customers, as well as new marketing and sales opportunities into the selected vertical markets. During 2005, the Company obtained Gold Partner status from Microsoft and is participating in Microsoft beta and new product launch programs, which allows the Company to properly plan for support of the latest and soon to be released computing environments.

The Company’s principal executive offices are located at 10052 Mesa Ridge Court, Suite 100, San Diego, California 92121 and the Company’s general telephone number is (858) 625-3000.

This Offering

Shares offered by the selling shareholders

43,315,504, including 33,793,103 shares of common stock issuable upon conversion of the Company’s Series I Preferred Stock and 6,726,852 shares of common stock issuable upon exercise of warrants (collectively, the “Warrants”).

Use of proceeds

We will not receive any proceeds from the sale of common shares by the selling shareholders. The proceeds from this offering are solely for the account of the selling shareholders. We may receive proceeds from any exercise of the Warrants. Any net proceeds that we receive from any exercise of the Warrants will be used for general corporate purposes, including working capital for our business.

Risk factors	The purchase of our common stock involves a high degree of risk. You should carefully review and consider “Risk Factors” beginning on page 5.

OTC Bulletin Board Trading Symbol	SPCO.OB

RISK FACTORS

An investment in our shares involves a high degree of risk. Before making an investment decision, you should carefully consider all of the risks described in this prospectus. If any of the risks discussed in this prospectus actually occur, our business, financial condition and results of operations could be materially and adversely affected. If this were to happen, the price of our shares could decline significantly and you may lose all or a part of your investment. The risk factors described below are not the only ones that may affect us. Additional risks and uncertainties that we do not currently know about or that we currently deem immaterial may also adversely affect our business, financial condition and results of operations. Our forward-looking statements in this prospectus are subject to the following risks and uncertainties.  Our actual results could differ materially from those anticipated by our forward-looking statements as a result of the risk factors below.  See “Information Regarding Forward-Looking Statements.”

The Company has a history of significant losses.  If we do not sustain profitability, our financial condition and stock price could suffer.

The Company has a history of losses and may incur losses in the foreseeable future.  We incurred net losses of $6,049,000, $223,000 and $3,004,000 for the fiscal years 2005, 2004 and 2003, respectively. For the three months ended December 31, 2005 we incurred a loss of $767,000.  As of December 31, 2005, our accumulated deficit was $90,970,000. If revenues do not reach the levels the Company anticipates, or if operating expenses exceed the Company’s expectations, the Company may not be able to achieve or sustain profitability in the near future or at all.  If the Company is unable to achieve and sustain profitability at satisfactory levels, its financial condition and stock price could be materially adversely affected.

The Company will be controlled by Spescom Ltd. and its subsidiaries as long as they are entitled to a majority of the votes eligible to be cast in the election of directors.

As of March 31, 2006, Spescom Ltd. (together with its subsidiaries), by virtue of its ownership of common stock and Series F Preferred Stock, was entitled to 27,408,249, or 56%, of the total number of votes eligible to be cast in the election of directors.  Spescom Ltd. therefore currently has the ability to elect the Company’s entire board of directors.  Moreover, even if the above-referenced percentage were to drop below 50%, it is likely that Spescom Ltd. would have sufficient votes to retain control of the Company.  As a result, Spescom Ltd. will likely continue to control all matters affecting the Company, including but not limited to:

•              the composition of the Company’s board of directors and, through it, any determination with respect to the Company’s business direction and policies, including the appointment and removal of officers;

•              the allocation of business opportunities that may be suitable for the Company and Spescom Ltd.;

•              any determinations with respect to mergers or other business combinations or extraordinary transactions;

•              the Company’s acquisition or disposition of assets; and

•              the Company’s financing.

Spescom Ltd. is not prohibited from selling a controlling interest in us to a third party.

Notwithstanding the foregoing discussion, if certain affiliates of M.A.G. Capital, LLC become entitled to elect a majority of the authorized directors, as discussed below, Spescom Ltd. would cease to control the Company.  Spescom Ltd., however, would continue to exert significant influence over matters other than the election of directors for which shareholder approval is required under applicable law, such as certain types of mergers and other business combinations.

One or more affiliates of M.A.G. Capital, LLC, as holders of Series I Convertible Preferred Stock, may become entitled to elect a majority of the Board of Directors if certain corporate transactions do not occur on or before April 30, 2006.

Under the Certificate of Determination for the Series I Convertible Preferred Stock, if the Company has not entered into a binding agreement to consummate a consolidation, merger, or certain other corporate transactions meeting certain requirements on or before April 30, 2006, the holders of Series I Preferred Stock may, by a two-thirds vote not later than December 31, 2006, elect to have all of the outstanding Series I Preferred Stock redeemed by the Company at an amount equal to $1,000 per share plus all declared but unpaid dividends.  If such election is made and the Company does not have sufficient funds to carry out the redemption, the holders of Series I Preferred Stock as a class will be entitled to elect a majority of the authorized directors of the Company.

There are currently 2,450 shares of Series I Preferred Stock outstanding, which are held by Monarch Pointe Fund, Ltd. (“Monarch”) and Mercator Momentum Fund III, L.P. (“MMF”), each an affiliate of M.A.G. Capital, LLC (“MAG”).  In the event that a corporate transaction of the variety discussed in the preceding paragraph does not occur on or before April 30, 2006 and an election for redemption by the holders of Series I Preferred Stock is made, the redemption price is anticipated to be $2,450,000, plus all declared but unpaid dividends.  In the event of such an election, unless the Company is able to raise additional debt or equity funds, the Company anticipates that it would not have sufficient funds to carry out the redemption.  If the Company were able to raise additional funds, it is likely that existing shareholders would suffer additional substantial dilution.  If the election to redeem the Series I Preferred Stock is made and the Company is unable to pay the redemption price, Monarch and MMF would become entitled to elect a majority of the authorized directors of the Company.  In this event, those entities, through their majority control of the Board of Directors, would be able to control or (with respect to matters requiring shareholder approval) exert significant influence over all matters affecting the Company, including:

•              any determination with respect to the Company’s business direction and policies, including the appointment and removal of officers;

•              the allocation of business opportunities that may be suitable for the Company and Spescom Ltd.;

•              any determinations with respect to mergers or other business combinations or extraordinary transactions;

•              the Company’s acquisition or disposition of assets; and

•              the Company’s financing.

The Company has borrowed funds from Spescom Ltd., which debts are secured by all of the Company’s assets, and the Company may become insolvent if repayment of such debt is due prior to the Company’s ability to obtain funds to repay such debt or if the Company fails to restructure such debt.

At December 31, 2005, the Company owed, including accrued but unpaid interest, an aggregate amount of $631,000 to Spescom Ltd.  Interest accrues on such debt at an annual interest rate of 10%, and such debt is secured by a security interest in favor of Spescom Ltd. on all of the Company’s assets.  Spescom Ltd. has agreed to extend the maturity date on such debt until October 1, 2006. In addition the Company owes Spescom Ltd. $312,000 relating to certain marketing research and analysis that Spescom Ltd. performed on behalf of the Company. The obligation accrues interest at 11% per annum.   Spescom Ltd. has agreed to forego payment on the $312,000 until October 1, 2006.  If the Company is unable to generate sufficient cash flow from its operations, secure funds from the capital markets or lenders or restructure its debt to Spescom Ltd., the Company will become insolvent.

The Company may not be able to rely on Spescom Ltd. to fund its future capital requirements, and financing from other sources may not be available on favorable terms or at all.

Although the Company in the past has received funding from Spescom Ltd. for working capital purposes, such additional financing if necessary is not assured.  The Company may need financing in the future and such financing from Spescom Ltd. or other sources may not be available on favorable terms or at all.  In addition, if Spescom Ltd. is otherwise able to provide additional loans on terms acceptable to the Company, the funding of such loans may be delayed or prevented by currency exchange regulations of the Republic of South Africa, under which Spescom Ltd. is required to apply for and obtain the approval of the South African Reserve Bank before providing any funds to the Company.

The Company believes its capital requirements will vary greatly from quarter to quarter, depending on, among other things, capital expenditures, fluctuations in its operating results, financing activities, and investments and third party products and receivables management.  The Company’s future liquidity will depend on its ability to generate new system sales of its eB product suite in the near term, which cannot be assured.  Failure to generate sufficient system sales to meet the Company’s cash flow needs can be expected to have a material adverse effect on the Company’s business, results of operations, and financial condition.  Management believes that the Company’s current cash and receivables, as well as additional cash that may be generated from operations, will be sufficient to meet its short-term needs for working capital.  However, the Company may not be able to obtain sufficient orders to enable the Company to continue on a cash flow break-even level, which would be necessary to continue operations in the absence of further financing.   Future equity financings would be dilutive to the existing holders of the Company’s common stock.  Future debt financings could involve restrictive covenants.

The Company is dependent on sales to a relatively small number of new customers each quarter, so any failure to close a sale to any customer could have a material adverse effect on its quarterly operating results.

A small number of customers has typically accounted, and will continue in the future to account, for a large percentage of the Company’s annual revenues. Florida Power and Light, Constellation Energy Group, and W.H. Smith Ltd. accounted for 16%, 13%, and 11%, respectively, of revenue for the three months ended December 31, 2005.  Network Rail accounted 16% of the Company’s revenues in fiscal 2005.  Network Rail and Constellation Energy Group accounted for 23% and 15%, respectively of revenues for fiscal 2004 while Network Rail accounted for 19% of revenue for fiscal 2003. Because of the Company’s reliance on sales to relatively few customers, the loss of any sale could have a material adverse effect on the results of its operations on any given quarter.  Additionally, a significant portion of the Company’s revenues has historically been, and is expected in the future to be, derived from the sale of systems to new customers.  The Company generally incurs significant marketing and sales expense prior to entering into a contract with a new customer that generates revenues.  The length of time it takes to establish a new customer relationship typically ranges from 6 to 12 months.  As such, the Company may incur significant expenses associated with its sales efforts directed to prospective customers in any particular period before any associated revenues stream begins.  If the Company is not successful at obtaining significant new customers or if a small number of customers cancel or delay their orders for its products, then its business and its prospects could be harmed which may cause the price of the Company’s common stock to decline.

The Company’s operating results are difficult to predict and fluctuate substantially from quarter to quarter and year to year, which may increase the difficulty of financial planning and forecasting and may result in declines in the Company’s stock price.

The Company’s future operating results may vary from the Company’s past operating results, are difficult to predict and may vary from year to year due to a number of factors.  Many of these factors are beyond the Company’s control.  These factors include:

•              the potential delay in recognizing revenue from license transactions due to revenue recognition rules which the Company must follow;

•              the tendency to realize a substantial amount of revenue in the last weeks, or even days, of each quarter due to the tendency of some of the Company’s customers to wait until quarter or year end in the hope of obtaining more favorable terms;

•              customer decisions to delay implementation of the Company’s products;

•              the size and complexity of the Company’s license transactions;

•              any seasonality of technology purchases;

•              demand for the Company’s products, which can fluctuate significantly;

•              the timing of new product introductions and product enhancements by both the Company and its competitors;

•              changes in the Company’s pricing policy;

•              the publication of opinions concerning us, the Company’s products or technology by industry analysts;

•              changes in foreign currency exchange rates; and

•              domestic and international economic and political conditions.

One or more of these factors may cause the Company’s operating expenses to be disproportionately high or the Company’s gross revenues to be disproportionately low during any given period, which could cause the Company’s net revenue and operating results to fluctuate significantly.  The Company’s operating results have fluctuated significantly in the past.  You should not rely on the Company’s annual operating results to predict its future results because of the significant fluctuations to which the Company’s results are subject.

As a result of these and other factors, operating results for any fiscal year are subject to significant variation, and the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful in terms of their relation to future performance.  You should not rely upon these comparisons as indications of future performance.  It is likely that the Company’s future quarterly and annual operating results from time to time will not meet the expectations of public market analysts or investors, which could cause a drop in the price of its common stock.

The Company’s market is subject to rapid technological change and if the Company fails to continually enhance its products and services in a timely manner, its revenue and business would be harmed.

The Company must continue to enhance and improve the performance, functionality and reliability of its products and services in a timely manner.  The software industry is characterized by rapid technological change, changes in user requirements and preferences, frequent new product and services introductions embodying new technologies, and the emergence of new industry standards and practices that could render the Company’s products and services obsolete.  The Company has experienced product development delays in the past, and may experience delays in the future.  The Company’s failure to continually enhance its products and services in a timely manner would adversely impact its business and prospects.  In the past, the Company has also discovered that some of its customers desire additional performance and functionality not currently offered by its products.  The Company’s success will depend, in part, on its ability to internally develop and license leading technologies to enhance its existing products and services, to develop new products and services that address the increasingly sophisticated and varied needs of its customers, and to respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.  The Company’s product development efforts with respect to its eB product suite are expected to continue to require substantial investments by the Company, and the Company may not have sufficient resources to make the necessary investments.  If the Company is unable to adapt its products and services to changing market conditions, customer requirements or emerging industry standards, it may not be able to maintain or increase its revenue and expand its business.

The Company’s lack of product diversification means that any decline in price or demand for its products and services would seriously harm its business.

The eB product suite and related services have accounted for substantially all of the Company’s revenue and this situation is expected to continue for the foreseeable future.  Consequently, a decline in the price of, or demand for, the eB product suite or related services, or their failure to achieve broad market acceptance, would seriously harm the Company’s business.

Significant unauthorized use of the Company’s products would result in material loss of potential revenues and the Company’s pursuit of protection for its intellectual property rights could result in substantial costs to it.

The Company’s software is licensed to customers under license agreements containing provisions prohibiting the unauthorized use, copying and transfer of the licensed program.  Policing unauthorized use of the Company’s products is difficult and, while the Company is unable to determine the extent to which piracy of its software products exists, any significant piracy of its products could materially and adversely affect the Company’s business, results of operations and financial condition.  In addition, the laws of some foreign countries do not protect the Company’s proprietary rights to as great an extent as do the laws of the United States and the Company’s means of protecting its proprietary rights may not be adequate.

The Company relies on third party software products incorporated in its products.  Any loss of use to such third party software could result in delays in the Company’s product shipments.

The Company relies on certain software that it licenses from third parties, including software that is integrated with internally developed software and used in the Company’s products to perform key functions. There can be no assurances that the developers of such software will remain in business, that they will continue to support their products, that their products will otherwise continue to be available to the Company on commercially reasonable terms or that their products are free from bugs or defects.  The loss of or inability to maintain any of these software licenses could result in delays or reductions in product shipments until equivalent software can be developed, identified, licensed and integrated, which could adversely affect the Company’s business, operating results and financial condition.

If third parties claim that the Company infringes on their patents, trademarks, or other intellectual property rights, it may result in costly litigation or require the Company to make royalty payments.

The Company is not aware that any of its software products infringe the proprietary rights of third parties.  There can be no assurance, however, that third parties will not claim infringement by the Company with respect to its current or future products.  The Company expects that software product developers will increasingly be subject to infringement claims.  Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays, consume significant management time or require the Company to enter into royalty or licensing agreements.  Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all, which could have a material adverse effect on the Company’s business, results of operations and financial condition.

The Company may face product liability claims from its customers.

The Company’s license agreements with its customers usually contain provisions designed to limit its exposure to potential product liability claims.  It is possible, however, that the limitation of liability provisions contained in the Company’s license agreements may not be effective under the laws of some jurisdictions.  A successful product liability claim brought against the Company could result in payment by the Company of substantial damages, which would harm its business, operating results and financial condition and cause the price of its common stock to fall.

If the Company loses key personnel, or is unable to attract and retain additional key personnel, the Company may not be able to successfully grow and manage its business.

The Company believes that its future success will depend upon its ability to attract and retain its key technical and management personnel.  These employees are not subject to employment contracts.  The Company may not be successful in retaining its key employees in the future or in attracting and assimilating replacement or additional key personnel.  Any failure in retaining and attracting management personnel may impair its ability to rapidly grow and manage its business.

The Company faces intense competition from several competitors and may be unable to compete successfully.

The market for the Company’s products is intensely competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants.  The Company currently encounters competition from a number of public and private companies, including Electronic Document Management System/Enterprise Content Management vendors such as EMC (formerly Documentum), FileNet, OpenText, Sword and Hummingbird; Enterprise Asset Management vendors such as Indus and MRO/Maximo; and to a lesser extent Product Data Management/Product Lifecycle Management vendors such as Matrix I, PTC and EDS.  Many of these direct competitors have significantly greater financial, technical, marketing and other resources than the Company.  The Company also expects that direct competition will increase as a result of recent consolidation in the software industry.

The Company also faces indirect competition from systems integrators and VARs. The Company relies on a number of systems consulting and systems integration firms for implementation and other customer support services, as well as for recommendation of its products to potential purchasers.  Although the Company seeks to maintain close relationships with these service providers, many of these third parties have similar, and often more established, relationships with the Company’s principal competitors.  If the Company were unable to develop and retain effective, long-term relationships with these third parties, the Company’s competitive position would be materially and adversely affected.  Further, these third parties may market software products in competition with the Company in the future and may otherwise reduce or discontinue their relationship with, or support of, the Company and its products.

In addition, database vendors, such as Oracle, IBM and Microsoft are potential competitors in the future if they acquire competitive technology or otherwise expand their current product offerings.  Like the Company’s current competitors, these companies have longer operating histories, significantly greater financial, technical, marketing and other resources and name recognition and a larger installed base of customers than the Company.  Several of these companies, including Oracle, Microsoft, IBM and others, have well-established relationships with the Company’s current and potential customers and strategic partners, as well as extensive resources and knowledge of the enterprise software industry that may enable them to offer a single-vendor solution more easily than the Company can.  In addition, the Company’s competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products than the Company can.  If the Company cannot respond to its competitors adequately and in a timely manner, then it may be required to reduce prices for its products and could suffer reduced gross margins and loss of market share, any of which could harm its business, prospects, financial condition and operating results, causing the price of its common stock to decline.  In addition, the Company’s past financial losses and customer uncertainty regarding the Company’s financial condition are likely to have a material adverse effect on the Company’s ability to sell its products in the future against competitors.

The Company’s common stock is deemed to be “penny stock,” which may make it more difficult for investors to sell their shares due to suitability requirements.

The Company’s common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934.  These requirements may reduce the potential market for the Company’s common stock by reducing the number of potential investors.  This may make it more difficult for investors in the Company’s common stock to sell shares to third parties or to otherwise dispose of them.  This could cause the Company’s stock price to decline.  Penny stock is stock:

•              With a price of less than $5.00 per share;

•              That is not traded on a “recognized” national exchange;

•              Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or

•              In issuers with net tangible assets less than or equal to $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stock.  Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

The Company’s common stock trades sporadically; the market price of the Company’s common stock may be volatile.

The Company’s common stock currently trades sporadically on the OTC Bulletin Board.  The market for the Company’s common stock may continue to be an inactive market, and the market price of the Company’s common stock may experience significant volatility.  The Company’s quarterly results, failure to meet analysts’ expectations, announcements by the Company or its competitors regarding acquisitions or dispositions, loss of existing customers, new industry standards or technology, changes in general conditions in the economy, and general market conditions could cause the market price of the common stock to fluctuate substantially.  In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the trading prices of equity securities of many technology companies.  These price and volume fluctuations often have been unrelated to the operating performance of the affected companies.

Conversion of the Company’s preferred stock will result in significant dilution to existing shareholders.

In a private placement completed in March 2006, the Company issued, in addition to certain warrants, shares of new Series I Convertible Preferred Stock, which upon conversion into common stock will result in substantial dilution to common shareholders. The number of shares of the Company’s common stock into which the shares of Series I Preferred Stock may be converted varies based on a volume-weighted measure of the market price of the common stock. The range is from 11,666,667 common shares, if the market price measure were to be at least $0.25 at the time of all conversions, up to 33,793,104 common shares, if the market price measure were to be no greater than $0.08 at the time of all conversions.

On September 30, 2003, the Company issued 5,291 shares of Series F Preferred Stock with a stated value of $1,000 per share in consideration of the cancellation of $5,291,000 of its debt owed to Spescom Ltd. and its subsidiary.  The Series F Preferred Stock is convertible into the Company’s common stock at a stated conversion price of $0.45 per share, subject to certain adjustments to prevent dilution, representing a total of 11,757,778 shares of the Company’s common stock.  Such conversion may occur at the option of the holder until September 30, 2008.  On that date, any outstanding Series F Preferred Stock not previously converted will be converted automatically.  Conversion of the Series F Preferred Stock will result in substantial dilution to common shareholders.

Future sales of common stock by the Company’s shareholders, including investors in future offerings and Spescom Ltd., could adversely affect the Company’s stock price.

As part of the Series I Convertible Preferred Stock private placement completed in March 2006, the Company agreed to file a registration statement for the common stock of the Company issuable upon conversion of such preferred stock.  Any sales of these shares of common stock or shares of the Company’s common stock issued in any future offering could cause a decline in the price of the Company’s stock.  In addition, Spescom Ltd. holds 27,408,249 shares of the Company’s common stock on a fully diluted basis as of March 31, 2006, and if it sells its shares of the Company from time to time in the future, the Company’s stock price may be adversely affected.  Spescom Ltd. also has certain demand and piggyback registration rights relating to 11,757,778 of theses shares.

The exercise of outstanding options and warrants would result in dilution of the Company’s stock.

As of March 31, 2006, the Company had outstanding stock options to purchase approximately 6,390,000 shares of common stock and warrants to purchase approximately 10,144,354 shares of common stock.   If all or a significant number of the options are exercised, shareholders could suffer significant dilution.

The Company is subject to significant foreign currency fluctuations which may have a material adverse effect on the Company’s business and financial results.

Changes in foreign currency rates, the condition of local economies, and the general volatility of software markets may result in a higher or lower proportion of foreign revenues in the future. Although the Company’s operating and pricing strategies take into account changes in exchange rates over time, future fluctuations in the value of foreign currencies may have a material adverse effect on the Company’s business, operating results and financial condition.

Beginning in fiscal 2006 under SFAS 123R the Company has begun recording compensation expense in connection with the incentive stock options provided to its employees and directors which may have a significant negative impact on future operating results.

In December 2004, the FASB issued SFAS 123R which requires companies to measure all employee stock-based compensation awards using a fair value method and record such expense in the Company’s consolidated financial statements. The weighted average estimated fair value of employee stock options expense during the three months ended December 31, 2005 using the Black-Scholes model was $54,000. The future impact of adoption of SFAS 123R cannot be predicted at this time because it will depend on, among other things, levels of share-based payments granted in the future, the market value of the Company’s common stock as well as assumptions regarding a number of complex variables. These variables include, but are not limited to, the Company’s stock price, volatility, and employee stock option exercise behaviors and the related tax impact.  However, the expense recorded in future periods may significantly impact future earnings of the Company.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in “Prospectus Summary,” “Risk Factors,” “Use of Proceeds” and elsewhere in this prospectus, including those using words such as “believes,” “expects,” “intends,” “estimates,” “projects,” “predicts,” “assumes,” “anticipates,” “plans,” and “seeks” and comparable terms, are forward-looking statements. Forward-looking statements are not statements of historical fact and reflect our views and assumptions as of the date of this prospectus regarding future events and operating performance.

All forward-looking statements address matters that involve risks and uncertainties. There are important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include but are not limited to those described under “Risk Factors,” including the following:

•              The Company’s control by and indebtedness to Spescom Ltd.

•              Our dependence on a small number of new customers

•              The fluctuation of our operating results

•              A developing market and rapid technological changes

•              Our lack of product diversification

•              Potential violation of our intellectual property rights

•              Our dependence on third-party software providers

•              Potential intellectual property infringement claims by third parties

•              Potential product liability claims by customers

•              Our potential inability to compete effectively

•              Potential difficulty for investors to sell their shares of common stock in the Company

•              Potential volatility of the market price of the Company’s common stock

•              The exercise of outstanding options and warrants would dilute the Company’s stock

•              Fluctuations in foreign currency exchange rates

This list of factors is not exhaustive and should be read with the other cautionary statements that are included in this prospectus.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from our projections. Any forward-looking statements you read in this prospectus reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to, among other things, our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph. You should specifically consider the factors identified in this prospectus that could cause actual results to differ from those discussed in the forward-looking statements before making an investment decision. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common shares by the selling shareholders.  The proceeds from this offering are solely for the account of the selling shareholders.  We may receive proceeds if the Warrants are exercised.  Any net proceeds that we receive from any exercise of the Warrants will be used for general corporate purposes, including working capital for our business.

DILUTION

The following table compares the $0.13 offering price (the average of the high and low price of the shares on March 31, 2006) of the shares to the cost to our existing shareholders of shares of common stock that they acquired from us within the past five years, that are issuable upon conversion of outstanding shares of preferred stock acquired from us within the past five years, or that they have the right to acquire from us under outstanding stock options or warrants.

	Shares Purchased			Total Consideration			Average price per
	Number		Percent	Amount		Percent (3)	share
Existing stockholders	68,388,164	(1)	61%	$13,930,340	(4)	71%	$0.20	(6)
New investors	43,315,504	(2)	39%	$5,631,016	(5)	29%	$0.13	(7)
Total	111,703,668		100%	$19,561,356		100%

(1)           The number of shares of our common stock currently outstanding that were purchased from us within the five years ended March 31, 2006 plus the number of shares of common stock that are issuable upon the conversion of outstanding shares of preferred stock that were purchased from us within the past five years, plus the number of shares issuable upon the exercise of currently outstanding stock options and warrants.

(2)           The maximum number of shares being offered to investors in this offering.

(3)           The percentage that each number represents of the sum of both numbers.

(4)           The sum of the price paid to us for all shares of common stock purchased from us within the five years ended March 31, 2006 (including shares of preferred stock that are convertible into common stock) and the aggregate exercise price of all currently outstanding stock options and warrants.

(5)           The product of an assumed offering price of $0.13 per share (the average of the high and low price of the shares on March 31, 2006) and the aggregate maximum number of shares being offered to investors in the offering.

(6)           The weighted average price of all shares purchased from us within the five years ended March 31, 2006 (including shares of preferred stock that are convertible into common stock) and the exercise price of all currently outstanding stock options and warrants.

(7)           For purposes of this table, we have assumed an offering price of $0.13 per share (the average of the high and low price of the shares on March 31, 2006).

Our net tangible book value as of December 31, 2005 was approximately ($5,190,000), or ($0.06) per share of our common stock.  If you invest in our common stock, your interest will be diluted to the extent of the difference between the price you pay per share of our common stock and the net tangible book value per share of our common stock at the time of your purchase.  Net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets, and dividing this amount by the number of shares of our common stock issued and outstanding after giving effect to the conversion of all shares of our outstanding preferred stock.  The sale of shares of common stock in this offering by the selling shareholders will not affect our net tangible book value because we will not receive any proceeds from their sale of our common stock.  Based on our net tangible book value as of December 31, 2005 and assuming an offering price of $0.13 per share, investors in this offering will experience immediate and substantial dilution of $0.19 per share.

The foregoing discussion is based upon the number of shares actually issued and outstanding as of March 31, 2006, which assumes the conversion of all of our outstanding shares of preferred stock into 45,550,881 shares of common stock.  As of that date, there were 16,529,354 options and warrants outstanding at a weighted average exercise price of $0.29 per share.  To the extent outstanding options or warrants are exercised, you may experience further dilution.

In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans.  To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

SELLING SHAREHOLDERS

The following table sets forth the number of common shares beneficially owned by each of the selling shareholders as of March 27, 2006.  To our knowledge, except as provided below, none of the selling shareholders has had a material relationship with us within the past three years other than as a result of the ownership of the shares covered by this prospectus.  Because the selling shareholders may offer all or some of the shares which they hold pursuant to the offering contemplated by this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no definitive estimate can be given as to the amount of shares that will be held by the selling shareholders after completion of this offering and the following table has been prepared on the assumption that all options and warrants will be exercised and all common shares offered hereby will be sold.  The selling shareholders named below are not obligated to sell any of the shares shown as offered by them below but may offer the shares offered by this prospectus from time to time.

	Shares beneficially owned before offering
		Common Shares issuable on conversion of Preferred Stock			Shares beneficially owned after offering
Name of Shareholder	Common Shares	and/or exercise of warrants		Shares being offered	Number of Shares	Percent of Class
Monarch Pointe Fund, Ltd. (1)(3)	3,407,049	35,005,556		37,726,105	686,500	*
Mercator Momentum Fund III, L.P. (1)	0	1,913,473		1,913,473	0	0%
M. A. G. Capital, LLC (2)(3)	0	1,475,926		1,475,926	0	0%
Liolios Group, Inc. (4)	0	300,000		300,000	0	0%
Trilogy Capital Partners, Inc. (5)	0	1,000,000		1,000,000	0	0%
Cappello Capital Corp.(6)	0	41,250		41,250	0	0%
Pompan Family Trust U/A/D 4/4/98 (8)	0	470,250	(7)	470,250	0	0%
Alexander L. & Linda Cappello 2001 Family Trust (9)	0	143,365	(7)	143,365	0	0%
Robert & Ellen Deutschman Family Trust(10)	0	127,135	(7)	127,135	0	0%
Sean D.P. Kelly	0	12,000	(7)	12,000	0	0%
David Barnes	0	18,000	(7)	18,000	0	0%
Larry Kim	0	6,000	(7)	6,000	0	0%
Peter Janda	0	3,000	(7)	3,000	0	0%
Kyle Messman	0	3,000	(7)	3,000	0	0%
Benjamin Fox	0	1,000	(7)	1,000	0	0%
CEOcast, Inc.(11)	165,000	0		75,000	90,000	*

Total	3,572,049	40,519,956		43,315,504	776,500	1%

* Less than one percent.

This table is based upon information supplied by the selling shareholders.

(1)                                  M. A. G. Capital, LLC (“MAG”) controls the investments of Monarch Pointe Fund, Ltd. (“Monarch”) and Mercator Momentum Fund III, L.P. (“MMF”).  David F. Firestone is the Managing Member of MAG and, in such capacity, holds the right to vote and the right to dispose of the shares beneficially owned by Monarch and MMF.

(2)                                  David Firestone is the Managing Member of MAG and, in such capacity, holds the right to vote and the right to dispose of the shares beneficially owned by MAG.

(3)                                  On November 5, 2004, the Company issued 1) 2,200 shares of Series G Convertible Preferred Stock to Monarch and 2) warrants, which expire November 5, 2007, to purchase an aggregate of 2.75 million shares of common stock at $0.44 per share to Monarch and MAG, which was then named Mercator Advisory Group, LLC.  The aggregate purchase price of the Series G Convertible Preferred Stock and warrants was $2.2 million.  During fiscal 2005, 750 shares of this preferred stock was converted into 2,428,000 shares of common stock. On October 25, 2005, the Company issued 1) 1,950 shares of Series H Convertible Preferred Stock to Monarch and 2) warrants, which expire October 25, 2008, to purchase an aggregate of 925,926 shares of common stock at $0.27 per share to Monarch and MAG. The aggregate consideration received by the Company for the Series H Convertible Preferred Stock and warrants consisted of $500,000 and the remaining 1,450 shares of the Series G Convertible Preferred Stock, which were cancelled by the Company. The 1,950 shares of Series H Convertible Preferred Stock issued on October 25, 2005 were returned to the Company and cancelled in connection with the private placement on March 10, 2006 of Series I Convertible Preferred Stock.

(4)                                  The right to vote and the right to dispose of the shares beneficially owned by Liolios Group, Inc. (“Liolios Group”) is held by Scott Liolios, the President of Liolios Group. Scott Liolios is an independent contractor of Bathgate Capital Partners LLC, a registered broker-dealer. Liolios Group acquired the securities to be resold as compensation for public relations services that have been or will be provided to the Company, which services have been or will be provided in the ordinary course of business of Liolios Group. At the time of the acquisition by Liolios Group of the securities to be resold, Liolios Group did not have any agreement, understanding or arrangement with any person, either directly or indirectly, to dispose of the securities.

(5)                                  A.J. Cervantes has voting or dispositive power over the shares beneficially owned by Trilogy Capital Partners, Inc.

(6)                                  Cappello Capital Corp. (“Cappello”) is a registered broker-dealer. It received its warrants as compensation in connection with the Company’s $2.2 million private placement in November of 2004 in which Cappello served as placement agent. Gerard Cappello has voting or dispositive power over the shares beneficially owned by Cappello.

(7)                                  These warrants were issued to Cappello, a registered broker-dealer, as compensation in connection with the Company’s $2.2 million private placement in November of 2004 in which Cappello served as placement agent. Also in connection with that private placement, these warrants were transferred to the indicated selling shareholders. Each of the indicated selling shareholders, at the time the warrants were transferred, was an employee of Cappello or was the trust of a principal of Cappello. Presently, each of the indicated selling shareholders continues to be an employee of Cappello or the trust of a principal of Cappello, except that Larry Kim, Peter Janda, Kyle Messman and Benjamin Fox are no longer employees of Cappello. None of the indicated selling shareholders, at the time of the acquisition of the securities to be resold, had any agreement, understanding or arrangement with any person, either directly or indirectly, to dispose of the securities.

(8)                                  Bruce L. Pompan has voting or dispositive power over the shares beneficially owned by the Pompan Family Trust U/A/D 4/4/98.

(9)                                  Alex Cappello has voting or dispositive power over the shares beneficially owned by Alexander L. & Linda Cappello 2001 Family Trust.

(10)                            Robert Deutschman has voting or dispositive power over the shares beneficially owned by Robert & Ellen Deutschman Family Trust.

(11)                            Kenneth Sgro has voting and dispositive power over the shares beneficially owned held by CEOcast, Inc.

PLAN OF DISTRIBUTION

The selling shareholders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from a named selling shareholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling shareholders) may sell the common shares offered by this prospectus from time to time on any stock exchange or automated interdealer quotation system on which the common shares are listed or quoted at the time of sale, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated.  The selling shareholders may sell the common shares by one or more of the following methods, without limitation:

•                                          Block trades in which the broker or dealer so engaged will attempt to sell the common shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                                          An exchange distribution in accordance with the rules of any stock exchange on which the common shares are listed;

•                                          Ordinary brokerage transactions and transactions in which the broker solicits purchases;

•                                          Privately negotiated transactions;

•                                          In connection with short sales of Company shares;

•                                          Through the distribution of common shares by any selling shareholder to its partners, members or stockholders;

•                                          By pledge to secure debts of other obligations;

•                                          In connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

•                                          Purchases by a broker-dealer as principal and resale by the broker-dealer for its account; or

•                                          In a combination of any of the above.

These transactions may include crosses, which are transactions in which the same broker acts as an agent on both sides of the trade.  The selling shareholders may also transfer the common shares by gift.  We do not know of any arrangements by the selling shareholders for the sale of any of the common shares.

The selling shareholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the common shares.  These brokers or dealers may act as principals, or as an agent of a selling shareholder.  Broker-dealers may agree with a selling shareholder to sell a specified number of the shares at a stipulated price per share.  If the broker-dealer is unable to sell common shares acting as agent for a selling shareholder, it may purchase as principal any unsold shares at the stipulated price.

Broker-dealers who acquire common shares as principals may thereafter resell the shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the common shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions.  Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.  The selling shareholders may also sell the common shares in accordance with Rule 144 or Rule 144A under the Securities Act, rather than pursuant to this prospectus.  In order to comply with the securities laws of some states, if applicable, the shares of common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

From time to time, one or more of the selling shareholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them.  The pledgees, secured parties or person to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling shareholders.  The number of a selling shareholder’s shares offered under this prospectus will decrease as and when it takes such actions.  The plan of distribution for that selling shareholder’s shares will otherwise remain unchanged.  In addition, a selling shareholder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

To the extent required under the Securities Act, the aggregate amount of selling shareholders’ shares being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters, any applicable commission and other material facts with respect to a particular offer will be set forth in an accompanying prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate.  Any underwriters, dealers, brokers or agents participating in the distribution of the common shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling shareholder and/or purchasers of selling shareholders’ shares, for whom they may act (which compensation as to a particular broker-dealer might be less than or in excess of customary commissions).  Neither we nor any selling shareholder can presently estimate the amount of any such compensation.

The selling shareholders and any underwriters, brokers, dealers or agents that participate in the distribution of the common shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.  If a selling shareholder is deemed to be an underwriter, the selling shareholder may be subject to certain statutory liabilities including, but not limited to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.  Selling shareholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The SEC staff is of a view that selling shareholders who are registered broker-dealers or affiliates of registered broker-dealers may be underwriters under the Securities Act.  We will not pay any compensation or give any discounts or commissions to any underwriter in connection with the securities being offered by this prospectus.

A selling shareholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common shares in the course of hedging the positions they assume with that selling shareholder, including, without limitation, in connection with distributions of the common shares by those broker-dealers.  A selling shareholder may enter into option or other transactions with broker-dealers, who may then resell or otherwise transfer those common shares.  A selling shareholder may also loan or pledge the common shares offered hereby to a broker-dealer and the broker-dealer may sell the common shares offered by this prospectus so loaned or upon a default may sell or otherwise transfer the pledged common shares offered by this prospectus.

The selling shareholders and other persons participating in the sale or distribution of the common shares will be subject to applicable provisions of the Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M.  This regulation may limit the timing of purchases and sales of any of the common shares by the selling shareholders and any other person.  The anti-manipulation rules under the Exchange Act may apply to sales of common shares in the market and to the activities of the selling shareholders and their affiliates.  Regulation M may restrict the ability of any person engaged in the distribution of the common shares to engage in market-making activities with respect to the particular common shares being distributed for a period of up to five business days before the distribution.  These restrictions may affect the marketability of the common shares and the ability of any person or entity to engage in market-making activities with respect to the common shares.

We have agreed to indemnify M.A.G. Capital, LLC, Monarch Pointe Fund, Ltd., and Mercator Momentum Fund III, L.P., and any brokers, dealers and agents who may be deemed to be underwriters, if any, of the common shares offered by this prospectus for resale by those parties, against specified liabilities, including liabilities under the Securities Act.

We will not receive any proceeds from sales of any common shares by the selling shareholders. We may receive proceeds upon the exercise of the Warrants.  Any net proceeds that we receive from any exercise of the Warrants will be used for general corporate purposes, including working capital for our business.

We cannot assure you that the selling shareholders will sell all or any portion of the common shares offered by this prospectus.  In addition, we cannot assure you that a selling shareholder will not transfer the shares of our common stock by other means not described in this prospectus.

DESCRIPTION OF CAPITAL STOCK

Authorized Stock

As of the date of this prospectus, our authorized capital stock consists of 100,000,000 shares of common stock, no par value, and 1,000,000 shares of preferred stock, no par value.  As of March 31, 2006, our issued and outstanding shares of capital stock consists of 37,144,494 common shares, 5,291 shares of Series F Preferred stock, and 2,450 shares of Series I Preferred Stock.  These numbers exclude the approximately 6,726,852 common shares issuable upon the exercise of the Warrants, 3,417,502 shares issuable under other warrants and options, and 6,390,000 common shares issuable pursuant to outstanding options under the Company’s equity compensation plans.

Common Shares

The holders of common stock are entitled to one vote per share on all matters voted on by the shareholders, including elections of directors.  Subject to preferences that may apply to any of our outstanding preferred stock, holders of our common stock will receive ratably any dividends our board of directors declares out of funds legally available therefore, and in the event of liquidation or dissolution of the Company, are entitled to share in all assets remaining after payment of liabilities and any liquidation preference of any of our outstanding preferred stock.  Our common stock has no preemptive rights, conversion rights, or other subscription rights or redemption or sinking fund provisions.  The shares of our common stock to be issued upon completion of this offering will be fully paid and non-assessable.

Series F Convertible 5% Preferred Stock

On September 30, 2003, the Company issued 5,291 shares of Series F Preferred Stock (the “Series F Preferred Shares”) with a stated value of $1,000 per share in consideration of the cancellation of $5,291,000 of its debt owed to Spescom Ltd. and its subsidiary.  The Series F Preferred Shares are convertible into the Company’s common stock, at a stated conversion price of $0.45 per share, representing a total of 11,757,778 shares of the Company’s common stock, subject to certain adjustments to prevent dilution.  Such conversion may occur at the option of the holder until September 30, 2008.  On that date, any outstanding Series F Preferred Shares not previously converted are to be converted automatically.

The Series F Preferred Shares are entitled to a liquidation preference equal to $1,000 per share, plus accrued but unpaid dividends per share and interest on all accrued but unpaid dividends.  The Series F Preferred Shares are also entitled to receive dividends of 5% of the stated value of $1,000 per share per annum, payable on a quarterly basis in cash or common stock (valued on the basis of the average per share market value on the 30 trading days immediately prior to the date on which such dividend is declared by the Board of Directors).  Unpaid dividends, if any, accrue interest at the rate of 8% per annum.  As part of the transaction, Spescom Ltd. and its U.K. subsidiary received certain demand and piggyback registration rights with respect to the common stock underlying the Series F Preferred Shares.  Each holder of Series F Preferred Shares is entitled to the number of votes equal to the number of shares of common stock to which such holder would be entitled upon conversion of the Series F Preferred Shares held by such holder on all matters submitted to the vote of the holders of common stock, and votes as a class with the holders of common stock.  In a change of control, merger or sale, the holders of Series F Preferred Shares would preserve their conversion rights and would be entitled to the same number of shares immediately prior to such transaction.

Series I Convertible Preferred Stock

On March 10, 2006, Spescom Software Inc. completed a private placement with M.A.G. Capital, LLC (“MAG”), Monarch Pointe Fund, Ltd. (“Monarch”) and Mercator Momentum Fund III, L.P. (“MMF”). Under the terms of the financing, the Company issued 2,450 shares of Series I Convertible Preferred Stock (“Series I Preferred Stock”) and warrants, expiring March 10, 2009, to purchase 925,926 shares of common stock at $0.27 per share. The Series I Preferred Stock is convertible into no fewer than 11,666,667 shares of common stock and into no more than 33,793,104 shares of common stock. The Company received aggregate consideration of $500,000 and 1,950 shares of the Company’s Series H Convertible Preferred Stock, which have been cancelled, for the Series I Preferred Stock and warrants issued in the private placement.

Under the terms of the Series I Preferred Stock, if the Company has not entered into a binding agreement to consummate a consolidation, merger, reclassification of the stock of the Company (subject to certain exceptions), or disposition of all or substantially all of the assets of the Company on or before April 30, 2006, the holders of Series I Preferred Stock may, by the vote not later than December 31, 2006 of at least two-thirds of the then-outstanding shares, elect to have all of the outstanding shares of Series I Preferred Stock redeemed by the Company. Upon such election, the Company would be obligated to redeem the Series I Preferred Stock at an amount equal to $1,000 per share plus all declared but unpaid dividends. In the event that the holders of Series I Preferred Stock exercise their redemption right but the Company does not have sufficient funds available to redeem the Series I Preferred Stock in accordance with applicable law, the holders of Series I Preferred Stock as a class will be entitled to elect the smallest number of directors of the Company constituting a majority of the authorized number of directors.

Each share of Series I Preferred Stock is convertible into a number of shares of common stock determined by dividing $1,000 by the conversion price per share in effect at the time of conversion. The conversion price per share is equal to 85% of the market price (the volume-weighted average price of the Company’s common stock during the 5 immediately preceding trading days, subject to adjustment), provided that in no event shall the conversion price exceed a ceiling price of $0.21 per share, or be less than a floor price of $0.0725 per share. The conversion price is subject to adjustment in the case of any stock split, combination, capital reorganization, reclassification, consolidation or merger, and certain dividends. Subject to certain exceptions, the conversion price is also subject to weighted average anti-dilution adjustment in the case of an issuance of shares of common stock or securities exercisable for or convertible into common stock, at a per share price, exercise price or conversion price less than the conversion price then in effect.

Each holder of Series I Preferred Stock is entitled to a liquidation preference equal to the greater of (i) $1,000 per share plus declared but unpaid dividends per share and (ii) the amount such holder would be entitled to receive had such holder’s shares been converted into shares of common stock immediately prior to the distribution in accordance with the terms of the Series I Preferred Stock. Commencing on the issuance date of the Series I Preferred Stock, the Series I Preferred Stock is entitled to receive dividends of 6.75% of the stated value of $1,000 per share per annum, only payable until the registration statement for the common stock underlying the Series I Preferred Stock is declared effective by the Securities and Exchange Commission.

The Warrants

The “Warrants” referred to in this prospectus consist of warrants for the purchase of an aggregate of 6,726,852 shares of our common stock, as described below.

An aggregate of 4,601,852 shares of our common stock are issuable under warrants held by M. A. G. Capital, LLC (“MAG”), which was formerly named Mercator Advisory Group, LLC, and its affiliates Monarch Pointe Fund, Ltd. (“Monarch”) and Mercator Momentum Fund III, L.P. (“MMF”), as follows:

•                                          2,750,000 shares are issuable under warrants (the “Series G Financing Warrants”) issued on November 5, 2004 together with shares of preferred stock in the private offering of Series G Preferred Stock to Monarch. Of such warrants, 2,200,000 were issued to Monarch and 550,000 were issued to MAG. Those warrants have an exercise price of $0.44 per share and expire on November 5, 2007.

•                                          925,926 shares are issuable under warrants (the “Series H Financing Warrants”) issued on October 25, 2005 together with shares of preferred stock in the private offering of Series H Preferred Stock to Monarch. Of such warrants, 462,963 were issued to Monarch and 462,963 were issued to MAG.  Those warrants have an exercise price of $0.27 per share and expire on October 25, 2008.

•                                          925,926 shares are issuable under warrants (the “Series I Financing Warrants”) issued on March 10, 2006 together with shares of preferred stock in the private offering of Series I Preferred Stock to Monarch and MMF. Of such warrants, 342,593 were issued to Monarch, 120,370 were issued to MMF, and 462,963 were issued to MAG. Those warrants have an exercise price of $0.27 per share and expire on March 10, 2009.

The warrants held by MAG, Monarch and MMF prohibit any exercise thereof that would result in the holder owning beneficially more than 9.99% of the outstanding shares of Common Stock of the Company as determined under Section 13(d) of the Securities Exchange Act of 1934.

On November 15, 2005, the Company entered into an agreement with Liolios Group, Inc. (“Liolios”) for the provision of public relations services to the Company.  As part of the compensation due Liolios, the Company agreed to issue to Liolios, every month the agreement is effective, a warrant to purchase up to 50,000 shares of the Company’s common stock at an exercise price of $0.10 per share.  Also as part of the compensation due Liolios, the Company agreed to issue to Liolios a one-time performance warrant to purchase up to 500,000 shares of the Company’s common stock at an exercise price of $0.25 per share, which would vest if, during the term of the agreement, the volume-weighted average price of the Company’s common stock were to exceed $0.50 for five consecutive trading days.  Pursuant to notice provided by the Company to Liolios in accordance with the agreement, the agreement will terminate six months from November 15, 2005. On March 31, 2006, the Company issued to Liolios a warrant (the “Liolios Warrant”), expiring on the third anniversary of its date of issuance, for the purchase of 300,000 shares of the Company’s common stock at an exercise price of $0.10 per share. Liolios agreed to accept that warrant in lieu of all of the warrants issuable to Liolios as monthly compensation during the six-month term of the agreement and in lieu of the performance warrant.

On November 4, 2004, the Company issued to Trilogy Capital Partners, Inc. (“Trilogy”) warrants (the “Trilogy Warrants”) to purchase 1,000,000 shares of its common stock at $0.40 per share, expiring November 3, 2007.  The warrants vest and become exercisable as follows:  (i) 500,000 warrants vest on the date that the average of the last sale price of the Company’s stock on the OTC Bulletin Board for the ten trading days immediately preceding such date (the “Market Price”) exceeds $0.60 per share, (ii) 250,000 warrants vest on the date that the Market Price exceeds $0.70 per share, and (iii) the remaining 250,000 warrants vest and become exercisable on the date that the Market Price exceeds $0.80 per share.

In connection with the Series G private placement in November 2004, the Company entered into an agreement with Cappello Capital Corp. (“Cappello”), an investment consulting firm, pursuant to which Cappello received warrants (the “Cappello Warrants”) to purchase (i) 550,000 shares of the Company’s common stock at a purchase price of $0.40 per share, expiring November 5, 2009, and (ii) 275,000 shares of the Company’s common stock at a purchase price of $0.44 per share, expiring November 5, 2007.

Other Options and Warrants

In addition to the Warrants and options issued pursuant to the Company’s equity compensation plans, 3,417,502 common shares are issuable upon the exercise of other warrants and options, as described below:

Warrants to purchase 917,502 common shares have an exercise price of $0.30 per share and expire on August 31, 2006.  Each such warrant contains provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of stock dividends, stock splits, reorganizations and reclassifications and consolidations.  The warrants were originally issued in September 2003 to private investors in connection with a private placement of common shares completed in September 2003.

In August 2003 the Company entered into an agreement with PANCAR LLC (“Pancar”), a consulting firm, pursuant to which Pancar received a vested three-year option, expiring August 15, 2006, to purchase 1,000,000 shares of the Company’s common stock at $0.22 per share, and the option to purchase an additional 1,500,000 shares of common stock at $0.22 per share if the Company consummates a transaction with investors introduced by or through Pancar that provides the Company with at least $2,400,000 in additional investment capital.

Registration Rights

In connection with our March 10, 2006 private offering of Series I Preferred Stock, we entered into a registration rights agreement with Monarch, MMF and MAG for their benefit, and the benefit of the direct and indirect transferees of the shares sold in that offering.  Under this registration rights agreement, we agreed to use commercially reasonably efforts to file with the SEC, no later than 30 days after March 10, 2006, a registration statement providing for the resale of the common shares into which the preferred shares sold in that private offering are convertible, as well as the common shares issuable upon the exercise of the Series I Financing Warrants and the Series H Financing Warrants.  The registration statement of which this prospectus is part was filed to satisfy that obligation.

The Liolios Warrant is entitled to piggyback registration rights.  The common shares issuable upon exercise of the Liolios Warrant are included on this registration statement pursuant to those registration rights.

Certain of the securities included on this registration statement were previously registered for resale on the Company’s registration statement on Form S-2 (File No. 333-121038) filed with the SEC on December 7, 2004 and amended on February 22, 2005 pursuant to registration rights of the holders. The common shares issuable upon the exercise of the Series G Financing Warrants were registered for resale pursuant to a registration rights agreement entered into between the Company, Monarch and MAG in connection with the November 5, 2004 private offering of Series G Convertible Preferred Stock. The common shares issuable upon exercise of the Cappello Warrants and the Trilogy Warrants were registered for resale pursuant to the piggyback registration rights provided under those warrants. The common shares held by CEOcast, Inc. included on this registration statement were registered for resale pursuant to the piggyback registration rights granted in the Consultant Agreement entered into between the Company and CEOcast, Inc. on March 5, 2004. The Company intends to satisfy its continuing obligations under the registration rights referenced in this paragraph through the inclusion of the associated common shares on this registration statement.

Transfer Agent

Our registrar and transfer agent for the shares is Mellon Investor Services, 400 South Hope Street, 4th Floor, Los Angeles, California 90071.

LEGAL MATTERS

The validity of the shares under California law will be passed upon by Gibson, Dunn & Crutcher, LLP, Palo Alto, California.

EXPERTS

The consolidated financial statements and related financial statements schedule as of September 30, 2005 and for the two years then ended incorporated in this prospectus have been audited by Singer Lewak Greenbaum & Goldstein LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and related financial statement schedule for the year ended September 30, 2003 incorporated in this prospectus, have been incorporated herein in reliance on the report of Grant Thornton LLP, an independent registered public accounting firm, given on their authority as experts in auditing and accounting.

BUSINESS

General

Spescom Software Inc, formerly Altris Software, Inc., (the “Company”) was founded and incorporated as a California corporation in 1981 and is headquartered in San Diego, California with an international sales and support subsidiary in London, United Kingdom.   Our principal executive office is located at 10052 Mesa Ridge Court, Suite 100, San Diego, California, 92121.  Our telephone number at that address is (858) 625-3000.  Our website address is www.spescomsoftware.com.  Our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934 can be accessed, free of charge, at our website as soon as reasonably practicable after they are electronically filed with or furnished to the Securities and Exchange Commission.

The Company develops, markets and supports eB, its integrated suite of collaborative document, configuration and records management software solutions. The eB suite enables organizations in a broad range of industries to create, capture, store, manage, share and distribute critical business information regarding their customers, products, assets and processes in an efficient manner.  The eB suite also enables them to maintain complete, up-to-date information about the configuration of their products, assets and infrastructures so that they can achieve operational excellence and compliance with regulatory requirements. eB provides the capabilities of an Enterprise Content Management (ECM)/Electronic Document Management (EDM) System, but extends these capabilities by also managing the “things’ that the content/documents relate to such as products, assets, functions, processes, requirements, projects, organizations, locations, work orders, etc. As a result, eB can be used to manage the lifecycle of physical items (e.g., products, equipment or assets), and the requirements (e.g., functional, safety, performance, environmental, etc.) that govern them. It enables intelligent relationships to be defined between these items thereby creating an interdependency model. As a result, the effects of any change on requirements, documents and items can be determined and change can be managed to effectively ensure information integrity. In particular, eB enables organizations with extensive and complex physical infrastructures to efficiently identify, classify, structure, link, and manage documents, physical items, and requirements throughout their lifecycles and ensure that conformance between these is maintained by means of an automated change process.

eB’s integration of document, configuration and records management functionality onto a single platform is a major differentiator and significant competitive advantage that allows the Company to address the information management needs of an enterprise in a more holistic manner than solutions provided by other vendors. In addition, eB provides interoperability and scalability across and beyond an enterprise, deployment over the web, and quick, cost-effective “out-of-the-box” implementation. Finally, the product’s full functionality is available via a set of application programming interfaces (“API’s”) that enable the rapid definition and deployment of customer specific solutions and integration with other business applications, including enterprise resource planning (“ERP”), maintenance management, and project management products.

History

In the 1980’s, the Company and a handful of other pioneering companies set out to provide a better alternative for managing documents electronically.  In the mid 1990’s the Company acquired two of those other companies, Optigraphics Corp., and Trimco Ltd. that were recognized for their product excellence and vision.  As a combined entity, the Company became a leading developer of enterprise document management solutions.  In 2000, the Company acquired the rights to certain configuration management technology and skills from Spescom Ltd., which at the same time acquired a controlling interest in the Company.  Due to this unique combination of document and configuration management technologies and skills, the Company began doing business as Spescom Software Inc. on October 1, 2001.

As of March 31, 2006 Spescom Ltd. owned 56% of the outstanding shares of the Company on a fully diluted basis including the shares issuable upon conversion of the shares of the Company’s Series F Preferred Stock held by Spescom Ltd.

A timeline summary of equity transactions between the Company and Spescom Ltd. follows:

1999

The Company sold 3,428,571 shares of its common stock to Spescom Ltd. for $2,300,000 in cash.  In addition, the Company sold a 60% interest in ASL, its United Kingdom subsidiary, for an additional $1,000,000.  At the end of 1999 Spescom Ltd. purchased the Company’s subordinated debt and Series E Preferred Stock held by a third party.  Under the terms of the debt and preferred stock, Spescom Ltd. had the right to convert the debt and preferred stock into common stock at $1.90 per share which equated to 3,226,841 shares of common stock.

2000

In April 2000 the Company sold 5,284,714 shares of its common stock to Spescom Ltd. for $3,700,000.  Also, the Company agreed to convert its subordinated debt and Series E Preferred Stock held by Spescom Ltd. into 9,528,096 shares of common stock—an effective conversion rate of $.70 per share.  The Company also transferred its remaining interest in ASL to Spescom Ltd. for no consideration.  In September 2000 the Company changed its year end from December 31 to September 30 to coincide with Spescom Ltd.’s year end.

2001

In October 2000 Spescom Ltd. contributed certain assets and liabilities of its United Kingdom subsidiary (formerly ASL) to the Company for 550,000 shares of common stock of the Company.

2002

In 2002 Spescom Ltd. loaned working capital to the Company under promissory notes secured by all of the assets of the Company.

2003

In September 2003 the Company agreed to convert $5,292,000 of the $5,791,000 owed to Spescom Ltd. into shares of the Company’s Series F Preferred Stock.  The Series F Preferred Stock is convertible into the Company’s common stock based upon a conversion rate of $.45 per share (subject to certain adjustments set forth in the related Certificate of Determination for the Series F Preferred Stock), which equates to 11,757,778 shares of common stock.

2004

In November 2003 the Company issued a note payable to Spescom UK with a principal balance of $600,000 which was repaid in full during fiscal 2004.

2005 – 2006

In November 2004 the Company completed a financing arrangement whereby the Company issued 2,200 shares of Series G Convertible Preferred Stock along with 2,750,000 common stock warrants for gross proceeds of $2,200,000.  During fiscal 2005, 750 shares of this preferred stock was converted into 2,428,000 shares of common stock. In an October 2005 private placement, the Company issued 1,950 shares of Series H Convertible Preferred Stock and 925,926 common stock warrants in exchange for $500,000 and the remaining 1,450 shares of Series G Convertible Preferred Stock, which were cancelled by the Company. In a March 2006 private placement, the Company issued 2,450 shares of Series I Convertible Preferred Stock and a further 925,926 common stock warrants in exchange for $500,000 and the 1,950 shares of Series H Convertible Preferred Stock issued in October 2005, which were cancelled by the Company. As a result of these financing activities, Spescom Ltd.’s ownership of the Company on a fully diluted basis including the shares issuable upon conversion of the shares of the Company’s Series F Convertible Preferred Stock held by Spescom Ltd is now less than 50%.  Spescom Ltd., however, by virtue of its ownership of common stock and Series F Convertible Preferred Stock, is currently entitled to 56% of the total number of votes eligible to be cast in the election of directors.

Industry Background

In today’s marketplace, organizations are increasingly looking for better ways to help manage their business information and processes. Most companies are overwhelmed by the amount and variety of information generated by their suppliers, customers, employees and partners and by the rate at which change occurs in their operations. As a result, organizations are seeking computer-based information management solutions that enable them to improve productivity, reduce costs, react quickly to changes in their marketplace, improve customer service or comply with stringent regulatory and quality certification requirements.

Enterprise information can be broadly divided into two categories:

i)                                         Structured information stored in a database regarding, for example, customers, suppliers, products and transactions. This data is readily manipulated by a computer application to achieve a specified business objective, for example, general accounting, manufacturing planning, inventory control, purchasing, asset management, personnel management. Most enterprise software applications including for example, Enterprise Resource Planning (“ERP”), Customer Relationship Management (“CRM”), Supply Chain Management (“SCM”), and Product Lifecycle Management (“PLM”), solely use this category of information.

ii)                                      Unstructured information generated by software for personal computers and workstations, such as word processing documents, spreadsheets and computer-aided design (“CAD”) drawings, as well as other types of information which may or may not be in electronic format, such as manufacturing procedures, maintenance records, training and technical manuals, facility layouts, blueprints, product and parts drawings, specifications, schematics, invoices, checks and other business records, presentation graphics, photos, audio and video clips and facsimile documents. The majority of corporate information is in an unstructured format and is growing at an exponential rate straining an enterprise’s ability to efficiently, access, process and communicate that information.

Whatever the format and wherever the location, unstructured data represents information that is essential to a company’s business and forms a key part of its intellectual capital. In today’s competitive marketplace, companies need the ability to leverage their intellectual capital; however, limitations on a company’s ability to access, process and communicate this information has restrained the productivity of businesses at both the individual and team levels. Without an effective means of obtaining business information, employees are often forced to re-create information from scratch, duplicating effort and increasing the potential for error. In addition, professionals often spend a significant amount of their time locating information rather than engaging in higher-value activities. Additional complexity results where information must be accessed and revised by collaborative teams dispersed throughout and beyond an enterprise that may operate different desktop software and computers. The lack of effective tools for communicating and sharing information and for automating the business logic makes this process even more time-consuming, inefficient and error-prone.

A further factor that is increasingly impacting business is that of information integrity. Due to the dynamic business environment, enterprises are being stretched to the limit to manage change effectively.  The result of rapid change is a reduction in enterprise information integrity and an inevitable decrease in operational efficiency, safety, customer service, regulatory compliance and profitability. Independent research by the Institute of Configuration Management (ICM) based in Phoenix, Arizona has determined that a reduction of only 8% in information integrity results in a 50% reduction in operational effectiveness.

In recent years, enterprises have become keenly aware of the need to secure and protect their corporate information as its loss could threaten the ongoing operations of the business. The need to not only provide secured access to information but also implement effective disaster recovery plans is of utmost importance. Stringent regulatory requirements as a result of the Enron and other financial fiascos have also forced enterprise to re-examine and improve their information and records management policies and systems.

To address some of the above issues, Electronic Document Management Systems (EDMS) were developed in the late 1990’s to enable enterprises to effectively and efficiently manage, share and distribute critical business information contained in documents. An EDMS solution is often viewed by organizations as part of their information systems’ re-engineering, and as a result there are several significant issues they typically consider when evaluating an EDMS solution. Such issues include scalability of the system, the ability to integrate with existing structural databases and applications, deployment over the web, the price of the system, the ability to view multiple document formats, the level and cost of integration services required, the impact of the system on network bandwidth, integration with existing business processes, the ability to control document security, the ability to operate on existing computing infrastructure and with existing applications, the system architecture and the ability to handle large and complex data types and to customize the product to the client’s particular needs. In addition, organizations also consider user related issues such as the ability to search, retrieve, view, and edit data in a controlled manner and associate unstructured and structured data to company assets.

More recently EDMSs have evolved to Enterprise Content Management (ECM) systems that not only capture, manage and deliver document content but manage all types of content within an enterprise including email, web content, digital assets (video, voice, pictures) and forms.

A further category of software used to manage information about an enterprise’s products and/or assets includes Product Data Management (PDM), Product Lifecycle Management (PLM) and Enterprise Asset Management (EAM) applications. These applications typically enable all the component parts comprising a product or an asset/plant and all associated information to be identified, structured and managed throughout their lifecycles. PDM and PLM applications are mainly used to manage information regarding discrete products especially during the design and manufacturing phases. EAM applications typically are used to maintain a complex asset/plant throughout its operational life cycle.

The Company’s Strategic Positioning

The document/content management technology developed by the Company and integrated with the configuration management technology developed by Spescom Ltd. provides an extremely powerful and unique solution to the business and information management challenges faced by enterprises that design, build, manage and operate complex products and assets.

Configuration management is the process of managing an organization’s products, assets and processes by managing their requirements, including changes, and assuring that conformance is maintained between the requirements, the physical product/asset and all associated documents and data. It enables documents to be linked to physical or functional items and has the ability to manage change and assure information integrity.

The combined document and configuration management capabilities of the Company’s eB software suite enables it to provide full IDM functionality together with PDM functionality at price points that satisfy a broad range of user needs. It enables the management of all unstructured information (documents/content) as well as structured information (product/asset/process) on a single platform, thereby enabling change to be managed across both environments.

Competition

The market for the Company’s products is intensely competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. The Company currently encounters competition from a number of public and private companies, including Electronic Document Management Systems/Enterprise Content vendors such as EMC (formerly Documentum), FileNet, OpenText, Sword and Hummingbird; Enterprise Asset Management vendors such as Indus and MRO/Maximo; and to a lesser extent Product Data Management/Product Lifecycle Management vendors such as Matrix I, PTC and EDS. Many of these direct competitors have significantly greater financial, technical, marketing and other resources than the Company. The Company also expects that direct competition will increase as a result of recent consolidation in the software industry.

The Company also faces indirect competition from systems integrators and value added resellers (“VARs”). The Company relies on a number of systems consulting and systems integration firms for implementation and other customer support services, as well as for recommendation of its products to potential purchasers.

The Company believes that the principal competitive factors affecting its market include system features such as scalability of the system, the ability to integrate and compliment existing applications such as other EDMS, EAM and PDM, the ability to provide integrated document, configuration and records management capability, the price of the system, the level and cost of integration required, the impact of the system on network bandwidth, integration with existing business processes, the ability to operate on existing computing infrastructure and with existing applications, the system architecture and the ability to handle large and complex data types and to customize products to the client’s needs. In addition, organizations also consider features such as the ability to search, retrieve, view, annotate and edit data in a controlled manner.

The Company’s Solution

Challenges of Document and Change Management

Organizations operating in complex, asset intensive industries—utility, transportation, government and public sector, process manufacturing, pharmaceuticals and telecommunications—are increasingly required to meet the conflicting challenges to:

•                                          Deliver more complex, innovative and customized products and services at a faster rate.

•                                          Reduce costs, improve quality, and shorten time to market, while achieving the targeted return on investment.

•                                          Establish more comprehensive, collaborative, and improved relationships with their customers, suppliers, and business partners.

•                                          Comply with strictly enforced, ever increasingly stringent regulatory and safety requirements.

In addition, these organizations are expected to manage these challenges in an environment of continuous change throughout their asset and process lifecycles.

Current Solutions

To effectively address these challenges, organizations must efficiently manage information and change within their organizations to remain competitive. Consequently, companies have invested in, and in fact, built their organizations and processes on and around “enterprise software platforms”. Solution providers use core functions to build “functional” applications to improve the process of a particular product phase or functional department. For example, PDM solutions focus on the creation of product definition information and include authoring and analysis tools for mechanical, electrical and software design (e.g., CAD/CAM, CAE, EDA, and CASE). ERP solutions traditionally deal with the product/asset production lifecycle. SCM, which is primarily focused on ordering and procurement logistics, begins at the front end of the product/asset lifecycle. Once products are deployed in the field, CRM solutions are used to help manage the customer relationship and EAM solutions are used to maintain the product/asset throughout its operational phase. In addition, EDMSs or ECM systems are deployed to support these applications and manage all documents and content created and used within the enterprise.  These various enterprise solutions have become a strategic business initiative and competitive necessity of most businesses.

Limitations of Enterprise Solutions

In spite of these investments, organizations still experience major problems due to the unavailability of quality information. To achieve adequate information quality, organizations need a process that ensures that the correct information is documented and available when and where it is needed, and in the appropriate format and context for the user. The impact of poor information management on operational efficiency is clear.

This lack of quality information and its ensuing detrimental effects are caused primarily by the deployment of solutions that do not adequately relate documentation to the appropriate assets. For instance, organizations deploy document management solutions on the one hand, and product, plant, and process management solutions on the other. However, neither product effectively provides a change management system that links documents, assets, and requirements – capabilities that would enable organizations to effectively manage configurations of equipment and assets in complex, regulated environments.

Existing enterprise systems fail to address the real needs of many organizations for a variety of reasons:

•                                          In general, enterprise applications are all separate, largely independent systems with their own data models and functions. With the cost of integrating and customizing these applications typically exceeding the software license costs by a factor ranging from 3 to 7 times, companies utilizing these systems often fail to achieve the full benefit of their investment.

•                                          A second major issue is that of managing change across the enterprise. Information about a product, asset or process typically resides in a number of applications and data stores. When a change is made to the product, asset or process, it is very difficult if not impossible to predict the impact of this change across all the applications and ensure that the effect of the change is implemented and reflected everywhere throughout the various systems. The result is a reduction in enterprise information integrity and a substantial reduction in resource effectiveness.

•                                          Traditional document (EDMS) and content management solutions (ECM) only address one element of this problem. They do a good job of capturing, managing, storing, distributing and presenting documents/content for enterprise use; however, they do so in isolation as they do not capture or manage requirements nor do they capture and manage data about the assets, products or processes.  The context that gives meaning to information is lost as classification and indexing is usually limited to a fixed set of attributes.  Also, although they securely store information and provide revision and version control, they do not effectively manage the full effects of change within an enterprise. This results in a significant reduction of information integrity as information no longer accurately reflects the status of the requirements or assets that it relates to.

•                                          Although traditional PDM solutions capture both product/asset data and associated information contained in documents, they tend to focus on the needs of users during the product design and manufacturing phases of a product/asset with limited or no support for the operation and maintenance of the product/asset. Also, incomplete interfaces between PDM environments and other document environments may not reliably reflect changes in the other, particularly if document or product data updates must be performed.

•                                          Maintenance and EAM solutions capture and manage assets and associated information but again do so for the specific purposes of maintenance and inventory control. They do not capture requirements nor do they effectively manage change and ensure the integrity of information. They typically only provide limited document management capabilities.

•                                          Finally, while some ERP solutions offer maintenance management and/or PDM capabilities, these tend to be add-on modules to their core financial, manufacturing and HR functions. They do not manage requirements, do not have a strong document and change management capability, and the linkage between documents and assets/products is limited or non-existent.

Market Opportunity:  Information Integration and Synchronization

As enterprise solutions are deployed within a company’s process environment, information tends to become localized within the enterprise platform making it difficult for users to access, obtain and share relevant information across widely distributed functional and geographic boundaries. Ultimately, the enterprise solutions employed by a business fall short of addressing the enterprise’s complete need for close coordination and communication that accurately relate the intellectual assets, physical assets, and resources.

Businesses today need to deploy rational strategies that best harness the capabilities and core functions of each enterprise platform to optimize product development, production and deployment activities. Although solution providers promote communication among the various operating enterprise solutions, their approach is neither comprehensive nor do they adequately address the critical business requirements of configuration management, change management and requirements management. This is the critical market niche that the Company fills with its eB software solution.

The eB Solution

The Company’s eB suite is a set of software technologies that support, improve and enable collaboration among legacy enterprise solutions, and enables the efficient capture, management and distribution of all types of information across an enterprise. This integrated document, configuration and records management suite breaks down information barriers inherent to enterprise solutions and provides users with:

1                                         Rapid access to information

•                                          Provides availability of information from existing enterprise solutions

2.                                      Accurate information

•                                          Ensures information integrity in a rapidly changing environment

3.                                      Information that is in context to what the user is working on

•                                          Transforms information into knowledge

Differentiators Defining the Niche

Enterprises continue to struggle with the complex business problem of ensuring that conformance is maintained between:

•                                          Design requirements (what is REQUIRED to be there)

•                                          Actual asset configuration (what is ACTUALLY there), and

•                                          Asset configuration information found in documents, drawings, etc. (what the documentation SAYS is there).

To ensure that information integrity is maintained between the requirements for an item/asset, the information about the item/asset (usually contained in a document) and the item/asset itself, it is necessary to first identify the requirements, the information/documents and the item/asset. Then a process must be implemented to ensure that a change to the requirements, the information/document or the item/asset is reflected in all three. The inability to do this using document/content management and/or maintenance management tools is increasingly being realized by leading enterprises as a major cause of operational inefficiency and is creating the opportunity for the Company to penetrate these accounts.

The Company’s Unique Solution Addresses the Niche

The Company’s integrated document, configuration and records management (iDCR) solutions enable all requirements (design, safety, environmental, etc.), all documents, structured and unstructured, within an enterprise (including office documents, emails, CAD drawings, images, voice and computer print outs), and all data on products, assets, processes, projects and people to be captured, identified and inter-linked. This results in a unified and structured view of all enterprise information and promotes rapid access to relevant information by authorized users in context to their tasks and functions. eB’s collaborative workspace environment provides an automated closed-loop change management process that ensures information integrity throughout the enterprise and compliance with legal, regulatory, corporate, audit and quality requirements.

The Company’s Products

The Company’s flagship product eB is the first fully integrated collaborative document, configuration and records management software suite that enables the efficient capture, management and distribution of all types of information across an enterprise.

The functionality of eB consists of a core platform that contains functionality usually provided by multiple applications in a single fully integrated environment. This includes:

•                                          Document/content management

•                                          Imaging

•                                          Workflow

•                                          Computer Output to Laser Disc (COLD/ERM)

•                                          Item management

•                                          Requirements management

•                                          Change management

•                                          Records management

•                                          Collaborative workspace management

This core functionality is exposed via a comprehensive set of application program interfaces available as a toolkit to enable rapid application development and easy integration with other software products.

eB provides a collaborative environment for managing both unstructured and structured enterprise information. In addition, it not only provides a hub to connect other applications to each, but also identifies and controls key information with the goal of ensuring its integrity.

eB enables documents/content, as well as physical items (products, equipment or assets) and requirements (e.g., functional, safety, environmental) to be identified, classified, structured, linked and managed throughout their life-cycles. It is designed to ensure that conformance between these is maintained by means of an automated change process.

It provides the capabilities of a document management suite but goes beyond this by also providing the capability to manage items and link documents to items and requirements. It then applies industry standard configuration management rules to control the effects of change on both documents and items in order to achieve information integrity.

The records management functions of eB support the enterprise to achieve compliance with legal, regulatory, corporate, audit and quality requirements regarding declaration, archiving and disposition of enterprise records.

Multiple ways of accessing eB are provided from standard out-of-the-box interfaces as well as integrations with other business applications.   Standard integrations with office, email, CAD and Geographic Information Systems (GIS) applications enable users to work from within these desktop environments, yet seamlessly access the full functionality of eB. Full access is also provided over the Internet using standard web browsers enabling global collaboration and access to information anytime, anywhere to authorized users. Any one or all of the components of eB can be deployed, depending on a customer’s specific requirements.

This integrated solution provides enterprises with many benefits, including:

1.                                       A single system for all document, data, records and process orientated functions across an enterprise that simplifies maintenance for administrators and IT staff.

2.                                       A single point of entry for users, which reduces the cost of training and eliminates the need for users to know or care where documents and other information resides.

3.                                       A broad range of functionality that addresses the needs of many different users throughout an organization, thereby maximizing the investment.

4.                                       Rapid deployment using standard “out-of-the-box” interfaces and applications resulting in a fast return on investment.

5.                                       A single point of contact and support for the technology, which results in potentially fewer problems with software upgrades, than might otherwise be encountered in systems that use products from multiple vendors.

6.                                       Reduced integration effort compared to implementing “best-of-breed” systems using technologies from multiple vendors—an approach that requires learning multiple programming interfaces in an attempt to integrate unrelated products.

7.                                       Rapid application development and simplified integration with other critical systems such as ERP applications using the powerful eB Business Objects API toolkit.

Strategy

Business Model

The Company is building its business strategies around two core strengths:

•                                          First, the Company’s software and related services solve critical and recurring problems for companies operating in complex, asset-intensive industries.

•                                          Second, the Company’s software solutions have clear and significant architectural advantages that enable the Company to offer high value solutions to the Company’s users as well as distinguish itself from its competitors.

To capitalize on these strengths, the Company has instituted the strategic initiatives listed below.  We believe that these initiatives will enhance the Company’s ability to achieve a defensible, leading market position within its growing market niche.

Strategic Initiatives

•                                          Continue to Develop and Position eB as a Critical but Complementary Enterprise Platform. Rather than position and market eB as a stand-alone, mutually exclusive enterprise suite, the Company will continue to promote eB as an essential, high value, high functionality niche platform that complements, rather than supplants, existing/legacy solutions. By positioning eB in this less threatening manner, the Company not only minimizes repetitive and costly “head-to-head” evaluations with competitors having significantly greater resources, but also enables the conversion of its “competitors” into “partners”.

•                                          Continue Investment in the Company’s Direct Sales Force. The Company currently employs a dual sales model comprised of both a direct sales force and select partners and re-sellers. Vertical markets targeted by the Company’s direct sales force are those:  1) in which the Company has market domain expertise, and 2) that have a limited number of end-user customers that can be effectively penetrated and profitably served by its relatively small sales force. The direct sales force will focus on core market verticals where we can leverage our vertical expertise.

•                                          Form product strategic partnering agreements to be able to provide more enhanced solutions.  Integration/interconnection with already established software market leaders.

•                                          Enter New Markets Through Increased Investment in and Expansion of Strategic Partnerships. To expand into new markets, the Company seeks to increase its key strategic relationships with dominant players in market verticals,, system integrators and channel partners having significantly greater resources and immediate access to customers. Because of the Company’s positioning of eB as a complementary rather than replacement or standalone solution, the Company is well positioned to create win-win relationships with its direct/indirect competitors. Ultimately, the end-users benefit with higher value solutions that truly address their critical information requirements. Properly implemented, we believe this strategy affords the Company new, relatively immediate, incremental, high margin revenues with substantially reduced investment. However, for this strategy to be successful, the Company must allocate resources for the additional demands placed on the Company. In particular, the Company must invest in:  1) product development to assure eB integrates easily with those of the expanding partner network, and 2) sales, marketing and customer support resources to train, coordinate, and support a growing partnership network and base of end-users.

•                                          Outsource Non-Core Operations.  The Company plans to continue its program of outsourcing non-core service functions. Services presently outsourced include on-site implementation and integration using partners in selected regions and markets. The Company plans to expand these functions to include other regions and markets.. Through careful partner and supplier selection and program coordination, monitoring and implementation, the Company is better positioned to:

i)                                         Allocate its resources to its critical, core functions,

ii)                                      Focus on the delivery of higher margin services and products such as system design services and solution products, and

iii)                                   Leverage these partners market position, thus providing increase sales opportunity and customer penetration.

•                                          Opportunistic Investing in Technology. It is the Company’s intention to continue to efficiently execute its plan for organic growth through fiscal 2006. However, the Company believes that it may benefit greatly from opportunistic investments that extend eB’s integrated functionality.  The Company believes that opportunities for technology acquisitions may speed its software development and improve its strategic market positioning.

•                                          Increase Company’s Market Presence. The Company plans to increase the awareness and credibility of the Company and the eB suite within its vertical markets, with its partners, and within the investment and technology analyst communities. To heighten the profile of the Company in its customer markets, the Company has engaged its  “Strategic Customer Focus Program” and has plans to engage technology analysts including Gartner and Doculabs to prepare industry reports which provide data on the Company’s position in the market, establish validity of new markets and analyze the Company’s solutions vis-à-vis its competitors. In addition, the Company plans to increase its attendance and participation in industry conferences, trade shows and seminars.

•                                          Grow revenues by:

i)                                         Leveraging senior business development executives with extensive market contacts within each of the Company’s targeted vertical markets in the US and UK/Europe. In addition, the Company plans to allocate additional resources to support these key persons with adequate staffs and budgets to leverage their effect in the market.

ii)                                      Leveraging existing user groups to increase the number of licensed seats and/or number of software modules. This is intended to not only increase software sales but also enhance the recurring revenue stream the Company realizes from annual software maintenance contracts.  In addition, the Company will target conversion of legacy Altris software seats into eB.

iii)                                   Applying resources to expand horizontally or vertically to new user groups, departments or subsidiaries within existing markets

iv)                                  Leverage partnerships into new markets

Customers

The Company is primarily active in markets characterized by customers that have extensive assets and infrastructures that need to be managed throughout their life cycles. The target markets specifically include:

•                                          Utilities (power, water and gas)

•                                          Transportation (air, rail and sea)

•                                          Public Sector/Local Government

Enterprises within these markets are highly regulated and operate extensive and complex assets and infrastructures that form the foundation for the products and services they provide to their customers and for generating revenues. For example, rail transportation companies operate a complex rail network including tracks, signaling, electrification, etc. and utilities or public sector enterprises operate power, water or gas distribution networks.

The following are examples of customers who are using the Company’s products:

Utilities. Within the utilities industry, countless documents relating to plant management, facility maintenance and support, transmittal processing and tracking and statutory compliance must be current and readily available at all times. Furthermore, with pending deregulation, utilities are under increasing pressure to minimize their costs. The Company has installed information management solutions at utilities around the world and today provides the core Configuration Management product of numerous utilities and has dominated certain applications functions.

Transportation.  In the rail transportation segment, countless documents relating to scheduling, structures, track and signaling must be current and readily available at all times. For example, one of the world’s oldest and largest public transportation systems had more than 3,000,000 maintenance and safety documents stored on aperture cards and microfiche, and manual handling processes were straining efficient operation. The Company’s information management solution now enables users quick access to all documents on-line, including the documents described above as well as accounts payable and invoice records, internal letters and memoranda and other business records, with additional search, optical character recognition (“OCR”) and e-mail functionality. Today, the system can be accessed and operated by over 1,500 individual users who can retrieve critical business information whenever necessary on a near-instantaneous basis, thereby enabling this public transportation system to better ensure regulatory compliance.

Public Sector / Local Government. Local authorities constantly face the challenges of complying with safety, environmental and fiscal regulations. Many of these organizations have used eB to control their documents and data needed to support these business processes in a highly efficient manner. As an example, a major US metropolitan utilities district has adopted eB as its standard throughout the city and county, and has made extensive use of the interfaces with its Permit Tracking and Geographical Information Systems (GIS). Geo-spatial data is of utmost importance to the safety and security programs currently being developed by all metropolitan authorities. It allows them to accurately identify buildings, powerplants and other structures of high risk, and integrate all available data (e.g. building and evacuation plans, fire surveys, threat assessments) into police, fire and rapid response systems. eB’s ability to store this information and make it available in context to geographical location, forms a critical components of a solution for safety and security in local government.

A small number of customers has typically accounted for a large percentage of the Company’s annual revenues.    Florida Power and Light, Constellation Energy Group, and W..H. Smith, Ltd. accounted for 16%, 13%, and 11%, respectively, of revenue for the three months ended December 31, 2005. In fiscal 2005 Network Rail accounted for 16% of revenues.  In fiscal 2004 Network Rail and Constellation Energy Group accounted for 23% and 15%, respectively of revenues while Network Rail accounted for 19% of revenue for fiscal 2003. The Company’s reliance on relatively few customers could have a material adverse effect on the results of its operations on a quarterly basis.

For this reason alternatives “to market avenues” are being pursued with strategic partners.  It is a defined objective of the Company to substantially grow our partnering relationships in markets where we are not directly active.

Sales and Marketing

Direct sales

The Company focuses its direct sales force on select vertical markets with compelling business needs for the Company’s information management solutions. The Company has established a strong market presence in those chosen verticals both domestically and internationally. The Company’s strategy is to continue its direct sales and marketing to increase its market penetration in these verticals. As of December 31, 2005, the Company’s sales and marketing organization consisted of 12 employees, 8 based in the U.S. and 4 based in the UK. The Company’s field sales force regularly conducts presentations and demonstrations of the Company’s suite of products to management and users at customer sites as part of the direct sales effort. Sales cycles for the Company’s products generally last from six to twelve months.

Indirect distribution channels

Although the Company has historically generated the majority of its revenues from its direct sales force, the Company has also established a network of third-party VARs, system integrators and OEMs who build and sell systems (with components or complete systems provided by the Company) that address specific customer needs within various vertical markets, including those targeted directly by the Company.  Sales through indirect channels for the three months ended December 31, 2005 amounted to $133,000. Sales through indirect channels amounted to $507,000 or 9%, $471,000 or 5% and $214,000 or 3% of total sales for fiscal years 2005, 2004 and 2003.

The Company’s strategy is to further grow and develop its VAR, systems integrator and OEM channels which are primarily targeted at the industries and geographic regions not covered by its direct sales force in order to reach the broadest customer base. The VARs and systems integrators are an integral part of the Company’s distribution strategy as they are responsible for identifying potential end-users, selling the Company’s products to end-users as part of a complete hardware and software solution, customizing and integrating the Company’s products at the end-user’s site and supporting the end-user following the sale.

The Company is seeking to establish and/or expand its relationships with vendors that supply complimentary technologies, including EAM vendors such as Indus and MRO/Maximo, ECM vendors such as EMC (formerly Documentum), GIS vendors such as ESRI and CAD vendors such as AutoDesk and Bentley as well as large multinationals such as Siemens.

Customers, VARs, systems integrators and OEMs may not continue to purchase the Company’s products. The failure by the Company to maintain its existing relationships, or to establish new relationships in the future, could have a material adverse effect on the Company’s business, results of operations and financial condition.

Services and Support

The Company believes that a high level of services and support are critical to its performance. As a result, the Company maintains a telephone hotline service to provide technical assistance and software support directly to its end-users on an as-needed basis. The Company also provides technical support, maintenance, training and consulting to its VARs, systems integrators and OEMs, which in turn provide technical support services directly to end-users. These services are designed to increase end-user satisfaction, provide feedback to the Company as to end-users’ demands and requirements and generate recurring revenue. The Company provides much of its maintenance activities through its eSupport website which enables customers and partners to obtain support on a self-service basis. The Company plans to continue to expand its support programs as the depth and breadth of the products offered by the Company increase.

VARs, Systems Integrators and OEM support

The Company employs pre-sales, technical support personnel that work directly with VARs, systems integrators and OEMs to provide responses to technical sales inquiries. The Company also offers educational and training programs, as well as customized consulting services to its VARs, systems integrators and OEMs.  Fees for training and consulting services are generally charged on a per diem basis. The Company also provides product information bulletins on an ongoing basis, including bulletins posted through its Internet web site and through periodic informational updates about the products installed. These bulletins generally answer commonly asked questions and provide information about new product features.

Technical Support and Software Maintenance

The Company, in conjunction with its VARs and systems integrators, offers end-users a software maintenance program that includes software updates provided by the Company to end-users and technical support provided by the VARs and systems integrators. Telephone consultation is provided by the Company to VARs and systems integrators in response to end-user questions that VARs and systems integrators are unable to answer. VARs and systems integrators typically charge end-users a fee for maintenance and support of the entire EDMS and imaging system, including software and hardware. In turn, the Company charges VARs and systems integrators an annual fee based upon a percentage of the original purchase price of the licensed software.

The Company generally includes a 90-day limited warranty with software licenses. During the warranty period, end-users are entitled to corrections for documented program errors. The services provided during the warranty period may be extended by the end-user entering into the Company’s software maintenance program.

Product Development

The Company’s product development efforts are focused on providing customers with the most technologically advanced solutions for their document, configuration and records management needs. The Company believes that the marketplace is rapidly moving towards demanding that all corporate information, structured and unstructured, simple and complex, be managed in a consistent and controlled manner. Customers are requiring integrated solutions that address critical information management issues in a holistic manner, that can be implemented quickly and provide a rapid ROI. This trend demands that greater functionality is provided “out-of-the-box” thereby reducing the need for multiple products from different vendors and the associated integration and support costs.  It also demands that products work across technology platforms, across the web, business processes and geographic locations to provide real-time information management with integrated document/content, records and configuration management capabilities.

The Company intends to continue to extend its position as a technology leader in developing and marketing integrated document, configuration and records management solutions. The Company intends to do this by continuing to enhance the features and functionality of its eB product suite using industry best practices, customer input and feedback and current technologies, including tools to allow users to tailor the look and feel of the product, administrative tools to enable systems operators to easily setup and make changes to the system and add tighter integration with other third party enterprise products. Through this enhanced functionality and integration the Company’s products can provide even faster deployment and greater management control of enterprise information. The Company also plans to introduce new products and product extensions which are complementary to its existing suite of products and which address both existing and emerging market needs.

During 2005, the Company released a major update to eB 14 which is the Company’s flagship platform based on the Microsoft .NET architecture. This platform has over two years of proven production use in high-volume / high-usage environments. Existing customers continue to migrate to eB Version 14, generating service revenue and new license opportunities.  The Company expects that the migration of existing customers will take place over the next 12 to 24 months.  In 2005, the eB product was certified by the Institute of Configuration Management, to be compliant with their CMII standard. The Company will continue to enhance its records management capabilities to fully comply with Department of Defense records management standard 5015.2. The Company is developing specific applications for the vertical markets on which the Company has focused, providing additional license and services revenue from existing customers, as well as new marketing and sales opportunities into the selected vertical markets. During 2005, the Company obtained Gold Partner status from Microsoft and is participating in Microsoft beta and new product launch programs, which allows the Company to properly plan for support of the latest and soon to be released computing environments.

Backlog and Current Contracts

The Company’s contract backlog consists of the aggregate anticipated revenues remaining to be earned at a given time from the uncompleted portions of its existing contracts. It does not include revenues that may be earned if customers exercise options to make additional purchases. At September 30, 2005, the Company’s contract backlog was $4,355,000, as compared to $2,599,000 at September 30, 2004. At December 31, 2005, the Company’s backlog was $4,394,000, of which the Company expects a majority  to be substantially completed over the next twelve months. The amount of contract backlog is not necessarily indicative of future contract revenues because short-term contracts, modifications to or terminations of present contracts and production delays can provide additional revenues or reduce anticipated revenues. The Company’s backlog is typically subject to large variations from time to time when new contracts are awarded. Consequently, it is difficult to make meaningful comparisons of backlog.

The Company’s contracts with its customers generally contain provisions permitting termination at any time at the convenience of the customer (or the U.S. Government if the Company is awarded a subcontract under a prime contract with the U.S. Government), upon payment of costs incurred plus a reasonable profit on the goods and services provided prior to termination. To the extent the Company deals directly or through prime contractors with the U.S. Government or other governmental sources, it is subject to the business risk of changes in governmental appropriations. In order to reduce the risks inherent in competing for business with the U.S. Government, the Company has directed its government contracts marketing efforts toward teaming with large corporations, who typically have existing government contracts, can alleviate the cash flow burdens often imposed by government contracts and have more extensive experience in and resources for administering government contracts. The Company does not have any contractual arrangements regarding such joint marketing efforts. In the past, such efforts have been pursued when deemed appropriate by the Company and such corporations in response to opportunities for jointly providing systems or services to potential government agency customers.

Patents and Technology

The Company’s success is dependent in part upon proprietary technology. The Company owns certain U.S. and foreign patents covering certain aspects of its document management systems technology, including two patents that enable large format drawings to be rapidly downloaded and viewed over low speed communication links. The Company also owns a patent on technology to allow edit users to make changes to documents without having to specify whether they are working on raster or vector data and a patent for a reviser capability that allows users to modify and store drawing changes in raster and vector format for subsequent review of the original document and each sequential revision.

Employees

As of December 31, 2005, the Company had 39 full-time employees, of whom 7 were engaged in product development, 15 in customer support, implementation and application engineering activities, 12 in sales and marketing and 5 in administration. The Company also utilizes consultants for specific projects. None of the Company’s employees is represented by a labor union. The Company has not experienced work stoppages and believes its relationship with its employees is good. Competition for qualified personnel in the industry in which the Company competes is intense and the Company expects that such competition will continue for the foreseeable future. The Company has an incentive stock option plan for granting options to employees as a means of attracting and keeping key individuals. The Company believes that its future success will depend, in large measure, on its ability to continue to attract, hire and retain qualified employees and consultants.

PROPERTIES

The Company’s headquarters are located in San Diego, California. The Company leases 12,192 square feet of a 40,000 square foot building in San Diego. The lease, which commenced September 1, 2003 and terminates on August 31, 2009, carries a monthly rent starting at $18,898 in year one, increasing 3% each year to $21,908 in year six.

The Company leases 3,024 square feet of a 6,137 square foot building located in Surrey, United Kingdom. The lease, which commenced on February 10, 2006 and terminates on February 10, 2011, includes an early termination option effective on February 10, 2009, provided six months notice is given. The monthly rent, which begins on August 10, 2006, is $6,663 over the lease term.

See Note 11 of the Notes to the Consolidated Financial Statements for further information regarding the Company’s lease commitments.

LEGAL PROCEEDINGS

The Company is involved from time to time in litigation arising in the normal course of business. The Company believes that any liability with respect to such routine litigation, individually or in the aggregate, is not likely to be material to the Company’s consolidated financial position or results of operations.

MARKET PRICE OF AND DIVIDENDS ON THE COMPANY’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Company’s common stock trades on the OTC Bulletin Board under the symbol “SPCO.OB” The following table shows, for the fiscal quarters indicated, the high and low bid prices of the Company’s common stock.  These high and low bid prices from over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	High	Low
Year Ending September 30, 2006
First Quarter	$0.21	$0.09
Second Quarter	0.25	0.11
Year Ended September 30, 2005
First Quarter	$0.55	$0.31
Second Quarter	0.68	0.30
Third Quarter	0.50	0.21
Fourth Quarter	0.36	0.16
Year Ended September 30, 2004
First Quarter	$0.73	$0.40
Second Quarter	0.72	0.41
Third Quarter	0.56	0.42
Fourth Quarter	0.45	0.30

On March 31, 2006, there were approximately 900 holders of record of the Company’s Common Stock and the last sale price of the Common Stock as reported on the OTC Bulletin Board on March 31, 2006 was $0.13 per share.

The Company has never paid a dividend on its Common Stock, and the current policy of its Board of Directors is to retain all earnings to provide funds for the operation and expansion of the Company’s business. Consequently, the Company does not anticipate that it will pay cash dividends on its Common Stock in the foreseeable future.

Equity Compensation Plan Information

The following table gives information about the Company’s common stock that may be issued upon the exercise of options under all of the Company’s equity compensation plans as of September 30, 2005.  The table includes the 1996 Stock Incentive Plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a) (c)
Equity compensation plans approved by security holders	4,856,000		$0.30	2,219,962
Equity compensation plans not approved by security holders	4,325,000	(1)(2)(3)	$0.27	—
Total	9,181,000		$0.29	2,219,962

(1)                                  An option underlying 2,500,000 of these option shares was granted to an investment consulting firm who is assisting the Company in seeking financing.  The option has an exercise price of $0.22 per share.  One million of the shares are currently vested as a result of the closing of a private placement for $605,000 in September 2003.  The remaining 1,500,000 shares of common stock will vest if the Company consummates a transaction with investors introduced by or through this investment firm that provides the Company with at least $2,400,000 in additional investment capital.  This option will expire on August 15, 2006.

(2)                                  A warrant underlying 1,000,000 of these option shares was granted in 2004 to a public relations firm.  The exercise price under the warrant is $0.40 per share.  The warrant expires on November 3, 2007. The warrant vests and become exercisable as follows:  (i) 500,000 option shares vest on the date that the average of the last sale price of the Company’s stock on the OTC Bulletin Board for the ten trading days immediately preceding such date (the “Market Price”) exceeds $0.60 per share, (ii) 250,000 option shares vest on the date that the Market Price exceeds $0.70 per share, and (iii) the remaining 250,000 option shares vest and become exercisable on the date that the Market Price exceeds $0.80 per share.

(3)                                  Warrants underlying 825,000 of these option shares were granted to an investment consulting firm pursuant to an agreement executed in connection with the November 2004 private placement of Series G Convertible Preferred Stock. Specifically, that firm received warrants to purchase (i) 550,000 shares of the Company’s common stock at a purchase price of $0.40 per share, expiring November 5, 2009, and (ii) 275,000 shares of the Company’s common stock at a purchase price of $0.44 per share, expiring November 5, 2007.

SELECTED FINANCIAL DATA

The following table sets forth selected consolidated financial data of the Company. The financial data for each of the years ended September 30, 2005, 2004, 2003, 2002 and 2001 have been derived from the audited Consolidated Financial Statements.

The data set forth below should be read in conjunction with the Consolidated Financial Statements and Notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

	Three months
	ended
	December 31,	Years ended September 30,
	2005	2005	2004	2003	2002	2001
	(unaudited)	(In thousands except per share data)
Consolidated Statement of Operations Data
Revenues
Licenses	$564	$737	$3,897	$2,053	$1,958	$4,806
Services and other	1,268	5,088	5,105	5,309	5,012	6,352
Total revenues	1,832	5,825	9,002	7,362	6,970	11,158

Cost of revenues
Licenses	122	206	260	690	2,041	1,371
Services and other	540	2,232	2,249	2,334	3,218	3,914
Total cost of revenues	662	2,438	2,509	3,024	5,259	5,285

Gross profit	1,170	3,387	6,493	4,338	1,711	5,873

Operating expenses:
Research and development	203	852	1,393	1,494	1,828	1,963
Marketing and sales	653	3,799	2,949	2,452	3,479	4,100
General and administrative	441	1,994	1,965	1,410	1,809	1,276
	1,297	6,645	6,307	5,356	7,116	7,339
Income (loss) from operations	(127)	(3,258)	186	(1,018)	(5,405)	(1,466)

Nonrecurring loss on conversion of debt to preferred stock	—	—	—	(1,499)	—	—
Interest and other income	—	1	13	4	7	182
Interest and other expense	(52)	(291)	(151)	(491)	(371)	(28)

Net income (loss)	(179)	(3,548)	48	(3,004)	(5,769)	(1,312)

Deemed preferred dividend	(500)	(2,200)	—	—	—	—
Cumulative preferred dividends	(88)	(301)	(271)	—	—	—

Net loss available to common shareholders	$(767)	$(6,049)	$(223)	$(3,004)	$(5,769)	$(1,312)

Basic and diluted net loss per share	$(0.02)	$(0.17)	$(0.01)	$(0.10)	$(0.19)	$(0.04)

Shares used in computing basic and diluted net loss per common share	36,819	34,941	34,016	31,100	30,842	30,792

	December 31,	September 30,
	2005	2005	2004	2003	2002	2001
	(unaudited)	(in thousands)
Consolidated Balance Sheet Data
Working deficit	$(5,303)	$(4,659)	$(2,693)	$(3,880)	$(2,972)	$(2,468)
Total assets	1,844	1,645	1,430	1,230	2,508	4,256
Long-term obligations	46	976	601	566	4,891	1,377
Shareholders’ (deficit) equity	(6,613)	(4,960)	(3,136)	(4,141)	(7,145)	(1,295)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

The Company develops, markets and supports eB, its integrated suite of collaborative document, configuration and records management software solutions. The eB suite enables organizations in a broad range of industries to create, capture, store, manage, share and distribute critical business information regarding their customers, products, assets and processes in an efficient manner.  The eB suite also enables them to maintain complete, up-to-date information about the configuration of their products, assets and infrastructures so that they can achieve operational excellence and compliance with regulatory requirements. eB provides the capabilities of an Enterprise Content Management (ECM)/Electronic Document Management (EDM) System, but extends these capabilities by also managing the “things’ that the content/documents relate to such as products, assets, functions, processes, requirements, projects, organizations, locations, work orders, etc. As a result, eB can be used to manage the lifecycle of physical items (e.g. products, equipment or assets), and the requirements (e.g. functional, safety, performance, environmental, etc.) that govern them. It enables intelligent relationships to be defined between these items thereby creating an interdependency model. As a result, the effects of any change on requirements, documents and items can be determined and change can be managed to effectively ensure information integrity. In particular, eB enables organizations with extensive and complex physical infrastructures to efficiently identify, classify, structure, link, and manage documents, physical items, and requirements throughout their lifecycles and ensure that conformance between these is maintained by means of an automated change process.

We develop, market and support eB, our integrated suite of collaborative document, configuration and records management software solutions. Our revenues in the three months ended December 31, 2005 increased by 11% from the same period in the prior fiscal year due to higher license sales as a result of a large software license sale sold to Florida Power and Light. During the three months ended December 31, 2004 there were no large license sales. Our revenues in the fiscal year ended September 30, 2005 decreased by 35% from the prior fiscal year as we experience delays in customer license orders both from new customer and expansion of systems by existing customers.

Our revenues are derived from licenses of our software to our customers, services that we provide under maintenance support contracts and our non-maintenance services, consisting primarily of design studies, system implementation and training.  Of our total revenues for the three months ended December 31, 2005, license revenues accounted for 31%, maintenance services revenues accounted for 40% and non-maintenance services represented 29%. Of our total revenues in fiscal 2005, license revenues accounted for 13%, maintenance services revenues accounted for 52% and non-maintenance services represented 35%.

Many of our customers are located outside the United States. Foreign-originated revenues accounted for 34% and 45% of revenues for the three months ended December 31, 2005 and 2004, respectively. That decrease in foreign revenues was magnified by a foreign currency loss of $37,000 due to the declining value of the British pound to the dollar in the three months ended December 31, 2005 versus the same period during fiscal 2005. Foreign-originated revenues accounted for 49% and 46% of fiscal 2005 and 2004 revenues, respectively.  Revenue in fiscal 2005 reflected a foreign currency gain of $75,000 due to the declining value of the dollar during the year.

During the three months ended December 31, 2005, relative to the same period during the prior fiscal year, while revenues increased, our cost of revenues remained relatively unchanged. Operating expenses decreased by 17% during the three months ended December 31, 2005 relative to the same period during the prior fiscal year, primarily as a result of a reduction in personnel implemented in the second half of fiscal 2005 and lower professional fees during the three months ended December 31, 2005.

During fiscal 2005, relative to fiscal 2004, while revenues decreased, our cost of revenues declined by only 3% because the cost of services revenue remained relatively unchanged.   Our gross profit decreased from 72% to 58% of revenues in fiscal 2005 relative to fiscal 2004 due to the decrease in high margin software sales.  Operating expenses increased by 5% primarily as a result of our decision to expand the Company’s marketing and sales efforts.

Our principal sources of liquidity consisted of cash and cash equivalents in the amounts of $396,000 at December 31, 2005, as compared to $812,000 at December 31, 2004, and $285,000 at September 30, 2005, as compared to $109,000 at September 30, 2004. On October 25, 2005 and March 10, 2006, we completed private placements of preferred stock and common stock warrants which resulted in aggregate gross proceeds of $1,000,000.

This Management’s Discussion and Analysis of Financial Condition and Results of Operation summarizes the significant factors affecting our consolidated operating results, financial condition, liquidity and cash flow during the three-month periods ended December 31, 2005 and 2004, as well as during the three-year period ended September 30, 2005, each year therein being referred to as fiscal 2005, fiscal 2004 and fiscal 2003.  Unless otherwise indicated, references to any year in this discussion refer to the applicable fiscal year ended September 30.  This discussion and analysis should be read with the consolidated financial statements and financial statement footnotes included in this Annual Report on Form 10-K.

This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements due to many factors, including but not limited to those set forth under the headings “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”

Critical Accounting Policies

The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America. As such, management is required to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The significant accounting policies which are most critical to aid in fully understanding and evaluating reported financial results include the following:

Revenue Recognition

The Company enters into contractual arrangements with end-users that may include licensing of the Company’s software products, product support and maintenance services, consulting services or various combinations thereof, including the sale of such products or services separately.  The Company recognizes revenue in accordance with Statement of Position (“SOP”) 97-2 “Software Revenue Recognition” and SOP 98-9, “Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions” and Staff Accounting Bulletin (“SAB”) No. 101, updated by SAB’s 103 and 104 “Update of Codification of Staff Accounting Bulletins.”

Software license and third party product revenues are recognized upon shipment of the product if no significant vendor obligations remain and collection is probable. In cases where a significant vendor obligation exists, revenue recognition is delayed until such obligation has been satisfied. For new software products where a historical record has not yet been demonstrated that acceptance is perfunctory, the Company defers recognition of revenue until acceptance has occurred. If an undelivered element of the arrangement exists under the license arrangement, a portion of revenue is deferred based on vendor-specific objective evidence (VSOE) of the fair value of the undelivered element until delivery occurs.  If VSOE does not exist for all undelivered elements, all revenue is deferred until sufficient evidence exists or all elements have been delivered.  Annual maintenance revenues, which consist of ongoing support and product updates, are recognized on a straight-line basis over the term of the contract. Payments received in advance of performance of the related service for maintenance contracts are recorded as deferred revenue. Revenues from training and consulting services are recognized when the services are performed and adequate evidence of providing such services is available. Contract revenues for long-term contracts or programs requiring specialized systems are recognized using the percentage-of-completion method of accounting, primarily based on contract labor hours incurred to date compared with total estimated labor hours at completion. Provisions for anticipated contract losses are recognized at the time they become known.

Contracts are billed based on the terms of the contract. There are no retentions in billed contract receivables. Unbilled contract receivables relate to revenues earned but not billed at the end of the period.

The Company considers many factors when applying accounting principles generally accepted in the United States of America related to revenue recognition.  These factors include, but are not limited to:

•                                          The actual contractual terms, such as payment terms, delivery dates, and pricing of the various product and service elements of a contract

•                                          Availability of products to be delivered

•                                          Time period over which services are to be performed

•                                          Creditworthiness of the customer

•                                          The complexity of customizations to the Company’s software required by service contracts

•                                          The sales channel through which the sale is made (direct, VAR, distributor, etc.)

•                                          Discounts given for each element of a contract

•                                          Any commitments made as to installation or implementation of “go live” dates.

Each of the relevant factors is analyzed to determine its impact, individually and collectively with other factors, on the revenue to be recognized for any particular contract with a customer.  Management is required to make judgments regarding the significance of each factor in applying the revenue recognition standards, as well as whether or not each factor complies with such standards.  Any misjudgment or error by management in its evaluation of the factors and the application of the standards, especially with respect to complex or new types of transactions, could have a material adverse effect on the Company’s future operating results.

Software Development Costs

Software development costs are capitalized when technological feasibility and marketability of the related product have been established. Software development costs incurred solely in connection with a specific contract are charged to cost of revenues. Capitalized software costs are amortized on a product-by-product basis, beginning when the product is available for general release to customers.  Annual amortization expense is calculated using the greater of the ratio of each product’s current gross revenues to the total of current and expected gross revenues or the straight-line method over the estimated useful life of three to five years.

Allowance for Doubtful Accounts

The Company sells its products directly to end-users, generally requiring a significant up-front payment and remaining terms appropriate for the creditworthiness of the customer. The Company also sells its products to VARs and other software distributors generally under terms appropriate for the creditworthiness of the VAR or distributor. The Company retains no continuing obligations on sales to VARs.  Receivables from customers are generally unsecured. The Company continuously monitors its customer account balances and actively pursues collections on past due balances. The Company maintains an allowance for doubtful accounts which is comprised of a general reserve based on historical collections performance plus a specific reserve for certain known customer collections issues. If actual bad debts are greater than the reserves calculated based on historical trends and known customer issues, the Company may be required to book additional bad debt expense which could have a material adverse effect on our business, results of operations and financial condition for the periods in which such additional expense occurs.

Results of Operations

Comparison of the three-month periods ended December 31, 2005 (unaudited) and December 31, 2004 (unaudited):

The following table sets forth the condensed consolidated statement of operations expressed as a percentage of total revenue for the periods indicated:

	For the three months ended December 31,
	2005	2004
	(unaudited)
Revenues
Licenses	31%	16%
Services and other	69%	84%
Total revenues	100%	100%

Cost of revenues
Licenses	7%	3%
Services and other	29%	37%
Total cost of revenues	36%	40%

Gross profit	64%	60%

Operating expenses:
Research and development	11%	21%
Marketing and sales	36%	50%
General and administrative	24%	24%
	71%	95%

Income (loss) from operations	(7)%	(35)%

Interest expense	(3)%	(2)%

Net loss	(10)%	(37)%

Deemed preferred dividend	(27)%	(133)%
Cumulative preferred dividends	(5)%	(4)%
Net loss available to common shareholders	(42)%	(174)%

Revenues

License Revenues
(in thousands)

	2005	Change	2004
License revenues	$564	110%	$268
Percentage of total revenues	31%		16%

License revenues increased by $296,000, or 110%, to $564,000 from $268,000 for the three months ended December 31, 2005 compared to three months ended December 31, 2004.  The Company’s license revenues fluctuate from quarter to quarter which is reflected by the increase in license sales in the three months ended December 31, 2005. During the three months ended December 31, 2005, a large sale of licenses to Florida Power and Light amounted to $269,000 while there was no similar size sales in the prior year.

We anticipate that the demand for our products will increase if overall economic conditions continue to strengthen leading to an increase in overall demand for enterprise document, configuration and records management software solutions.  The Company’s license revenues can fluctuate from quarter to quarter, based on the timing of customer orders due to the long sales cycle and changes in customers’ internal plans of the rollout of software licenses. The length of time it takes to establish new customer relationships typically ranges from 6 to 12 months and as such the timing of sales can fluctuate significantly.

Although the Company has historically generated the majority of its revenues from its direct sales force, the Company has also established a network of third-party VARs, system integrators and OEMs who build and sell systems (with components or complete systems provided by the Company) that address specific customer needs within various industries, including those targeted directly by the Company.  Sales through indirect channels for the three months ended December 31, 2005 amounted to $133,000 or 7% compared to $167,000, or 10% for the same period in the prior year. The Company plans to grow its indirect channel business to be a greater percentage of overall revenue of the Company.

A small number of customers have typically accounted for a large percentage of the Company’s annual revenues. Florida Power and Light, Constellation Energy Group and W.H. Smith Ltd. accounted for 16%, 13% and 11%, respectively, of revenue for the three months ended December 31, 2005 while Network Rail and Constellation Energy Group accounted for 19% and 11%, respectively, of revenue for the three months ended December 31, 2004.  The Company’s reliance on relatively few customers could have a material adverse effect on the results of its operations on a quarterly basis. In an effort to decrease the Company’s dependence on large license orders from individual customers, the Company is focusing on building its network of software resellers to increase its channels to market.

Services and Other Revenues
(in thousands)

	2005	Change	2004
Services and other revenues	$1,268	(8)%	$1,385
Percentage of total revenues	69%		84%

Services and other revenues are comprised of maintenance and non-maintenance services.  Non-maintenance services typically relate to business process studies, implementation of systems and training which vary with the level of license revenues while maintenance revenue is primarily dependent on customers renewing their annual maintenance support contracts.

Services and other revenue decreased $117,000, or 8%, from $1,385,000 to $1,268,000 for the three months ended December 31, 2005 compared to the same period a year ago.  The non-maintenance portion of service revenue decreased $55,000, or 9% from $590,000 to $535,000 primarily due to one customer delaying services until the beginning of their new fiscal year, April 1, 2006.   Also in the three months ended December 31, 2005, maintenance revenue decreased $63,000, or 8% from $795,000 to $732,000. The decrease in maintenance is primarily the result of a customer that did not renew their maintenance since they had been acquired by another entity.

We anticipate that service and other revenue will fluctuate primarily due to sales to new customers because they require more services that typically include a business process study, integration with other business systems and training.  In addition, service and other revenues will continue to fluctuate from quarter to quarter based on the timing of customer orders.

Cost of Revenues

Cost of License Revenues
(in thousands)

	2005	Change	2004
Cost of license revenues	$122	177%	$44
Percentage of total revenues	7%		3%

Cost of licenses revenues consists of costs associated with reselling third-party products and amortization of capitalized software development costs.

Cost of license revenue increased by $78,000, or 177%, from $44,000 to $122,000 for the three months ended December 31, 2005 compared to the same period a year ago.  The increase is primarily due to third-party costs associated with the sale in the quarter of a third-party product to one particular customer.  In addition, amortization expense of capitalized software costs increased $9,000 with completion and general release of our eB Version 14 software product during the current quarter.  The increase in third-party costs resulted in a decrease in the gross profit percentage of license revenues to 78% for the three months ended December 31, 2005 as compared to 84% for the same period a year ago.  We expect the cost of license revenues to fluctuate based on fluctuations in license revenues and in customer requirements for third-party software products since the cost of meeting these customer requirements have the largest impact on cost of license revenues.

We expect the cost of license revenues to fluctuate based on customer requirements for third-party software products since these costs have the largest impact on cost of license revenues. We expect the gross profit percentage from license revenues to improve as sales of the Company’s proprietary software are a greater portion of total license revenues in future years.

Cost of Services and Other Revenues
(in thousands)

	2005	Change	2004
Cost of services and other revenues	$540	(12)%	$614
Percentage of total revenues	29%		37%

Cost of services and other revenues consists primarily of personnel-related costs in providing consulting services, training to customers and support.  It also includes costs associated with reselling third-party hardware and maintenance, which includes telephone support costs.

Cost of services and other revenue decreased $74,000, or 12%, from $614,000 to $540,000 for the three months ended December 31, 2005 compared to the same period a year ago.  The decrease was primarily due to a reduction of personnel in the fourth quarter of fiscal 2005 and lower travel related costs.  The gross profit from services and other revenue as a percentage of services and other revenues increased slightly to 57% for the three months ended December 31, 2005 as compared to 56% for the same period a year ago. We expect the cost of service and other revenues to fluctuate in absolute dollar amounts and as a percentage of total revenues as the related service revenue fluctuates.

Operating Expenses

Research and Development
(in thousands)

	2005	Change	2004
Research and development expenses	$203	(41)%	$346
Percentage of total revenue	11%		21%

Research and development expenses consist of salaries and benefits for software developers as well as an allocation of corporate expenses, calculated on the basis of headcount, such as corporate insurance, facilities, telephone and other.

Research and development expenses decreased $143,000, or 41%, from $346,000 to $203,000 for the three months ended December 31, 2005 compared to the same period a year ago.  The decrease was due primarily to reductions in engineering personnel implemented in June 2005. In addition $35,000 of software development costs were capitalized in the three months ended December 31, 2005 versus no costs being capitalized in the three months ended December 31, 2004. We believe that continued investment in research and development is a critical factor in maintaining our competitive position and we expect research and development costs to remain at the current levels in absolute dollar amounts for the remainder of fiscal 2006. However, our ability to increase research and development spending may be adversely impacted by our limited cash flow and liquidity.

Marketing and Sales
(in thousands)

	2005	Change	2004
Marketing & sales expenses	$653	(21)%	$824
Percentage of total revenue	36%		50%

Marketing and sales expenses consist of salaries, cost of benefits, sales commissions and other expenses related to the direct sales force, as well as allocation of overall corporate expenses, calculated on the basis of headcount, related to items such as corporate insurance, facilities, telephone and other.

Marketing and sales expenses decreased $171,000, or 21%, from $824,000 to $653,000 for the three months ended December 31, 2005 compared to the same period a year ago.  The decrease in marketing and sales expenses is primarily due to decreases of $90,000 in marketing and sales personnel and their related costs in connection with the staff reductions the Company implemented in September 2005. The Company also reduced marketing costs by $81,000 primarily related to trade shows and travel.

We expect marketing and sales expense to decrease in absolute dollar amounts and as a percentage of total revenue in the current fiscal year.

General and Administrative
(in thousands)

	2005	Change	2004
General and administrative expenses	$441	11%	$399
Percentage of total revenue	24%		24%

General and administrative expenses consist primarily of personnel costs for finance, information technology, human resources and general management, as well as outside professional services and an allocation of overall corporate expenses, calculated on the basis of headcount, such as corporate insurance, facilities, telephone and other.

General and administrative expenses increased by $42,000, or 11%, from $399,000 to $441,000 for the three months ended December 31, 2005 compared to the same period a year ago.  The overall increase was due primarily to the recognition of employee stock option expense of $54,000 as required by SFAS 123R beginning during the current period.

We expect that general and administrative expenses will increase in absolute dollars in comparison to the prior year due to the share based compensation expense under the newly implemented SFAS 123R.

Interest Expense

Interest expense consists primarily of fixed interest obligations on our outstanding debt to Spescom Ltd. as well as interest paid on capital lease obligations.  Interest expense was $52,000 for the three months ended December 31, 2005 as compared to $30,000 for the same period a year ago.  The increase is due primarily to increased debt balances owed to Spescom Ltd. on several outstanding notes payable as well as interest on accrued preferred dividends and certain accounts payable.

Deemed Preferred Dividends

In October 2005 the Company completed a financing arrangement whereby the Company issued 1,950 shares of our Series H Preferred Stock along with 925,926 common stock warrants for gross proceeds of $500,000 and the exchange and cancellation of 1,450 shares of Series G Convertible Preferred Stock. In accordance with EITF 00-27 “Application of issue No 98-5 to Certain Convertible Instruments,” the Company calculated using the Black –Scholes method the intrinsic value of the convertible instruments issued and determined that there was a deemed preferred dividend equal to the gross proceeds received of $500,000.

In the prior year the Company also had a deemed dividend in connection with a financing arrangement whereby the Company issued 2,200 shares of Series G Preferred Stock along with 2,750,000 common stock warrants for gross proceeds of $2,200,000. The Company calculated using the Black –Scholes method the intrinsic value of the convertible instruments issued and determined that there was a deemed preferred dividend equal to the gross proceeds received of $2,200,000.

Cumulative Preferred Dividends

The outstanding Series F Convertible Preferred Stock is entitled to receive dividends of 5% of the stated value of $1,000 per share per annum, payable on a quarterly basis in cash or common stock (valued on the basis of the average per share market value on the 30 trading days immediately prior to the date on which such dividend is declared by the Board of Directors).  Series F cumulative preferred dividends earned for the three months ended December 31, 2005 and 2004 were $66,000 for each period. Unpaid dividends accrue interest at the rate of 8% per annum.  As of December 31, 2005, unpaid dividends and accrued interest amounted to $645,000.

The Series H Preferred Stock outstanding as of December 31, 2005 was entitled to receive dividends of 6.75% of the stated value of $1,000 per share per annum, payable monthly in arrears on the last day of each month based on the number of Series H Preferred Stock outstanding as of the first day of each such month. For the three months ended December 31, 2005 dividends on the Series H Preferred Stock totaled $22,000.

Comparison of the years ended September 30, 2005, 2004 and 2003

The following table sets forth the percentage relationship to total revenues of items included in the Company’s Consolidated Statements of Operations for the years ended September 30, 2005, 2004 and 2003.

	2005	2004	2003
Revenues
Licenses	13%	43%	28%
Services and other	87%	57%	72%
Total revenues	100%	100%	100%

Cost of revenues
Licenses	4%	3%	9%
Services and other	38%	25%	32%
Total Cost of revenues	42%	28%	41%

Gross profit	58%	72%	59%

Operating expenses:
Research and development	15%	15%	20%
Marketing and sales	65%	33%	33%
General and administrative	34%	22%	19%
	114%	70%	72%

Income (loss) from operations	(56)%	2%	(14)%

Nonrecurring loss on conversion of debt to preferred stock	—	—	(20)%
Interest and other income	—	—	—
Interest expense	(5)%	(1)%	(7)%

Net income (loss)	(61)%	1%	(41)%

Deemed preferred dividend	(38)%	—	—
Cumulative preferred dividends	(5)%	(3)%	—
Net loss available to common shareholders	(104)%	(2)%	(41)%

Revenues

Licenses Revenues
(in thousands)

	2005	Change	2004	Change	2003
License revenues	$737	(81)%	$3,897	90%	$2,053
Percentage of total revenues	13%		43%		28%

License revenues decreased by $3.2 million, or 81%, to $737,000 in fiscal 2005 from $3.9 million in fiscal 2004.  We believe that this decrease is due to delays in new customers ordering software and current customers expanding their existing systems.  We believe these delays were the result of customer concerns regarding budgets and availability of internal resources.  Fiscal 2004 benefited from three large license sales of which one was to an existing customer, Network Rail, for $1.5 million and two new customers, Constellation Energy Group for $750,000 and City of Las Vegas for $546,000.  These large license orders in fiscal 2004 also resulted in an increase of $1,844,000 or 89% in license revenues from $2.1 million to $3.9 million in fiscal 2004 as compared to fiscal 2003.

A small number of customers has typically accounted for a large percentage of the Company’s total annual revenues. Network Rail accounted for 16% of fiscal 2005 revenues while Network Rail and Constellation Energy Group accounted for 23% and 15%, respectively, of revenues for fiscal 2004. Network Rail accounted for 19% of revenue for fiscal 2003. The Company’s reliance on relatively few customers could have a material adverse effect on the results of its operations on a quarterly basis.  In an effort to decrease the Company’s dependence on large license orders from individual customers, the Company is focusing on building its network of software resellers to increase its channels to market.  In fiscal 2005 revenue through resellers totaled $507,000 or 9% of total revenues versus $471,000 or 5% in fiscal 2004 and $214,000 or 3% in fiscal 2003.

Service and Other Revenues

(in thousands)

	2005	Change	2004	Change	2003
Service and other revenues	$5,088	—%	$5,105	(4)%	$5,309
Percentage of total revenues	87%		57%		72%

Services and other revenues are comprised of maintenance and non-maintenance services.  Non-maintenance services typically relate to business process studies, implementation of systems and training which vary with the level of license revenues while maintenance revenue is primarily dependent on customers renewing their annual maintenance support contracts.

Service and other revenues were relatively unchanged from fiscal 2004 to fiscal 2005.  Non-maintenance services increased $122,000 while maintenance revenue decreased $139,000.   Non-maintenance services increased slightly as customers continued to utilize the Company’s resources to assist in implementing their systems in new business areas within their company and upgrading from older legacy systems to the current versions of eB.  The decrease in maintenance revenue is primarily the result of customers which had been acquired by another entity and therefore did not renew their maintenance.

For fiscal 2004 services and other revenues decreased $204,000 or 4% due a decrease in non-maintenance services of $375,000 which was partially offset by an increase in maintenance revenue of $179,000.  The decrease in non-maintenance service revenue in fiscal 2004 resulted from the fact that the Company had one large implementation service contract in fiscal 2004 as compared to two large implementation service contracts during fiscal 2003.  The increase in maintenance revenue is due to additional maintenance resulting from the increase in license sales in fiscal 2004 as compared with fiscal 2003.

Cost of Revenues

Cost of Licenses Revenues

(in thousands)

	2005	Change	2004	Change	2003
Cost of License Revenues	$206	(21)%	$260	(62)%	$690
Percentage of total revenues	4%		3%		9%

Cost of licenses revenues consists of costs associated with reselling third-party products and amortization of capitalized software development costs.

Cost of license revenues decreased in absolute dollars but increased as a percentage of license revenues in fiscal 2005 compared to fiscal 2004.  The $54,000, or 21% decrease was comprised of a $32,000 decrease in software amortization expense as a result of certain software having been fully amortized by fiscal 2005 and a $22,000 decrease in third party software costs due to fewer third party product sales in fiscal 2005 as compared to fiscal 2004.  Although license revenues decreased 81% in fiscal 2005, cost of license revenues decreased only 21% resulting in a reduction in gross profit percentage to 72% in fiscal 2005 from 93% the prior year. This decrease in gross profit percentage was due to the fact that sales of the Company’s proprietary software represented a lower percentage of total license revenues in fiscal 2005 as compared to fiscal 2004.

Cost of license revenues decreased in absolute dollars and as a percentage of license revenues in fiscal 2004 compared to fiscal 2003.  The $430,000, or 62% decrease was due to a decrease of $374,000 in amortization expense of capitalized software costs as a result of a majority of such costs being fully amortized by the end of fiscal 2003.  In addition, third party software costs decreased by $56,000 due to fewer sales of third-party products as a percentage of total sales in fiscal 2004.   The overall decrease in costs of license revenues and increase in license revenues resulted in an improvement in gross profit margin to 93% in fiscal 2004 as compared to 66% in fiscal 2003.

Cost of Services and Other Revenues

(in thousands)

	2005	Change	2004	Change	2003
Cost of services and other revenues	$2,232	(1)%	$2,249	(4)%	$2,334
Percentage of total revenues	38%		25%		32%

Cost of services and other revenues consists primarily of personnel-related costs in providing consulting services, training to customers and support.  It also includes costs associated with reselling third-party hardware and maintenance, which includes telephone support costs.

Cost of services and other revenues decreased $17,000, or 1%, in fiscal 2005 compared to fiscal 2004 which is expected based on the fact that services and other revenue was also relatively unchanged.  Our gross profit percentage on services and other revenues for fiscal 2005 and 2004 was 56%.

Cost of services and other revenue decreased $85,000, or 4%, in fiscal 2004 compared to fiscal 2003 primarily due to decreased third party service costs of $64,000 associated with a customer project recognized in fiscal 2003 to convert data to electronic form.  Gross profit from services and other revenue as a percentage of services and other revenues remained unchanged at 56% in fiscal 2004 as compared to fiscal 2003.

Operating Expenses

Research and Development

(in thousands)

	2005	Change	2004	Change	2003

Research and development expenses	$852	(39)%	$1,393	(7)%	$1,494
Percentage of total revenue	15%		15%		20%

Research and development expenses consist of salaries and benefits for software developers as well as an allocation of corporate expenses, calculated on the basis of headcount, such as corporate insurance, facilities, telephone and other.

Research and development expenses decreased by $541,000, or 39% from fiscal 2004 to fiscal 2005.  The decrease was due primarily to the capitalization of $514,000 in costs directly associated with the development of a new architecture for the eB platform.  The balance of the decrease related to the reduction in engineering personnel which was effective from June 2005.  As a percentage of total revenues research and development expense remained unchanged at 15%.

Research and development expenses decreased in absolute dollars and as a percentage of total revenue for fiscal 2004 as compared to fiscal 2003.  The $101,000, or 7%, decrease in fiscal 2004 was due primarily to a reduction in facility costs of $172,000 associated with the Company moving to a smaller facility in June of fiscal 2003.  The decrease in facility costs were partially offset by an increase of $60,000 in labor and related costs associated with the Company adding additional personnel dedicated to quality assurance.

Marketing and Sales

(in thousands)

	2005	Change	2004	Change	2003
Marketing and sales expenses	$3,799	29%	$2,949	20%	$2,452
Percentage of total revenue	65%		33%		33%

Marketing and sales expenses consist of salaries, cost of benefits, sales commissions and other expenses related to the direct sales force, as well as allocation of overall corporate expenses, calculated on the basis of headcount, related to items such as corporate insurance, facilities, telephone and other.

Marketing and sales expenses increased in absolute dollars and as a percentage of total revenue for fiscal 2005 compared to fiscal 2004.  The increase of $850,000, or 29% is due primarily to $452,000 for additional marketing and sales personnel, $263,000 in marketing research and analysis of the IT infrastructure and banking markets, and $247,000 in marketing costs primarily related to a public relations campaign, user conference, trade shows, and travel.  In September 2005, the Company determined that it did not have adequate resources to continue to pursue the IT infrastructure and banking markets.

Marketing and sales expenses increased in absolute dollars for fiscal 2004 compared to fiscal 2003.  The increase of $497,000, or 20%, for fiscal 2004 as compared to fiscal 2003 is due primarily to an increase of $253,000 in marketing labor and related costs associated with additional marketing and sales personnel, $133,000 in commission expenses related to higher revenues and $145,000, in marketing costs primarily related to technology consultants and trade shows as part of efforts to raise the Company’s profile in the industry.  The increase in marketing costs was partially offset by reduced facility costs of $34,000 associated with the Company moving into a smaller facility in June of fiscal 2003.

General and Administrative

(in thousands)

	2005	Change	2004	Change	2003

General and administrative expenses	$1,994	1%	$1,965	39%	$1,410
Percentage of total revenue	34%		22%		19%

General and administrative expenses consist primarily of personnel costs for finance, information technology, human resources and general management, as well as outside professional services and an allocation of overall corporate expenses, calculated on the basis of headcount, such as corporate insurance, facilities, telephone and other.

General and administrative expenses remained relatively constant on an absolute dollar basis and increased as a percentage of total revenues for fiscal 2005 as compared to fiscal 2004.  Fiscal 2005 general and administrative expenses included $203,000 in restructuring expense relating to employee terminations, and $36,000 in the writedown of capitalized software development costs associated with the Company’s decision in September 2005 to no longer pursue the eB IT market.

The $555,000, or 39%, increase in fiscal 2004 compared to fiscal 2003 was due primarily to an increase in accounting and legal fees of $331,000 relating to a routine SEC review of the Company’s Annual Report on Form 10-K for the year ended September 30, 2002 and several registration filings.  In addition, the Company incurred additional expenses of $92,000 relating to a new public relations firm engaged in September, 2003, and increased costs of $30,000 associated with the annual shareholder meeting held in January 2004.

Interest and Other Income

Interest income consists primarily of interest earned on our cash and cash equivalents and gain on revaluation of derivatives.  Interest and other income decreased by $12,000 to $1,000 in fiscal 2005 from $13,000 in fiscal 2004 due primarily to fiscal 2004 including a gain of $6,000 on the revaluation of a derivative that was recognized as a liability in the consolidated balance sheet in fiscal 2003 but was converted into stock in the second quarter of fiscal 2004 (see Note 8 of Notes to Consolidated Financial Statements – September 30, 2005, 2004 and 2003).  The increase in interest and other income from fiscal 2003 to fiscal 2004 was due primarily to this same $6,000 gain.

Interest and Other Expense

Interest and other expense increased $140,000 from fiscal 2004 to fiscal 2005 due to expenses associated with the Company extending the life of certain warrants that were due to expire in August 2005 for a period of one year.  The expense was determined based on the value calculated using the Black-Scholes method. The decrease of $340,000 in interest expense in fiscal 2004 as compared to fiscal 2003 was due to lower debt balances as a result of the conversion of $5.3 million in debt to preferred stock in 2003.

Deemed Preferred Dividend

In November 2004, the Company completed a financing arrangement whereby the Company issued 2,200 shares of our Series G Convertible Preferred Stock (“Series G Preferred Stock”) along with 2,750,000 common stock warrants for gross proceeds of $2,200,000. In accordance with EITF 00-27 “ Application of issue No 98-5 to Certain Convertible Instruments,” the Company calculated using the Black –Scholes method the intrinsic value of the convertible instruments issued and determined that there was a deemed preferred dividend equal to the gross proceeds received of $2,200,000.

Cumulative Preferred Dividends

The outstanding Series F Convertible Preferred Stock is entitled to receive dividends of 5% of the stated value of $1,000 per share per annum, payable on a quarterly basis in cash or common stock (valued on the basis of the average per share market value on the 30 trading days immediately prior to the date on which such dividend is declared by the Board of Directors).  Cumulative preferred dividends earned for fiscal 2005 and 2004 were $264,000 and $271,000, respectively.  Unpaid dividends accrue interest at the rate of 8% per annum.  As of September 30, 2005, unpaid dividends and accrued interest amounted to $529,000 and $39,000, respectively.

The Series G Preferred Stock outstanding as of September 30, 2005 was entitled to receive dividends of 5% of the stated value of $1,000 per share per annum, payable monthly in arrears on the last day of each month based on the number of shares of Series G Preferred Stock outstanding as of the first day of each such month until the common shares under the Series G Preferred Stock was registered.  Prior to the registration statement being declared effective in March 2005 by the Securities & Exchange Commission, the Company issued 82,050 shares of common stock with a value of $37,000 as a dividend on the Series G Preferred Stock.

Liquidity and Capital Resources

Our principal sources of liquidity consisted of cash and cash equivalents in the amounts of $396,000 at December 31, 2005, as compared to $812,000 at December 31, 2004, and $285,000 at September 30, 2005, as compared to $109,000 at September 30, 2004.  Our liquidity could be negatively impacted by a decrease in demand for our products, which are subject to rapid technological changes, reductions or delays in capital expenditures by our customers and intense competition, among other factors.

The Company has received loans from Spescom Ltd. in the past to meet its obligations.  The outstanding balance of its demand notes owed to Spescom Ltd. including interest was $631,000 at December 31, 2005, as compared to $574,000 at December 31, 2004, and $615,000 at September 30, 2005, as compared to $557,000 at September 30, 2004.  Spescom Ltd. has agreed not to call the notes prior to October 1, 2006.  In addition the Company has a payable of $302,000 relating primarily to marketing research and analysis that Spescom Ltd. performed on behalf of the Company.  Spescom Ltd. has agreed to forego payment for the services until after October 1, 2006. The Company also owes $61,000 to Spescom Ltd. primarly for reimbursrement of certain development expenses paid on behalf of the Company.

We used cash in operating activities of $275,000 during the three months ended December 31, 2005 primarily related to a net loss during the quarter of $179,000 and reductions in deferred revenue and accrued liabilities of $192,000 and $268,000, respectively. During the three months ended December 31, 2004 we used cash in operating activities of $1,032,000 primarily related to a net loss for the quarter of $604,000 and reductions in deferred revenues and accrued liabilities of $344,000 and $249,000, respectively.

Cash used in operating activities was $1,026,000 and $168,000 for the fiscal 2005 and 2004, respectively.  The $1,026,000 use of cash in operating activities was due to the substantial loss the Company incurred in fiscal 2005.  The operating loss was adjusted for non-cash activities of $734,000 comprised primarily of $84,000 in depreciation and amortization, $135,000 in unpaid interest on notes payable to Spescom Ltd., and $302,000 in deferred payment professional services performed by Spescom Ltd.  On an operating basis the Company also benefited from a $1,119,000 increase in deferred revenue due to customers participating in an incentive program for early annual maintenance renewal.   The $168,000 used in operations for fiscal 2004 was due to a decrease in operating assets and liabilities of $575,000 while adjustments for non-cash activities increased $359,000, offset by the Company’s net income of $48,000.

Our investing activities used $38,000 for three months ended December 31, 2005 primarily relating to the capitalization of software development costs for our eB Version 14 product. By way of comparison, our investing activities used $32,000 for three months ended December 31, 2004 primarily for the acquisition of computer software and equipment. Cash used in investing activities was $567,000 and $32,000 for fiscal 2005 and 2004, respectively.  In fiscal 2005 the Company capitalized $514,000 in software development costs associated with its release of its eB product with a new architecture.

Financing activities provided cash of $425,000 for the three months ended December 31, 2005 primarily from the issuance of preferred stock through a private placement on October 25, 2005. In fiscal 2005 cash provided by financing activities totaled $1,747,000 primarily generated from the Series G Convertible Preferred Stock private placement the Company completed in November 2004 which provided gross proceeds of $2,200,000.  Cash used in financing activities of $8,000 for fiscal 2004 was primarily for repayment of capital lease obligations.

On October 25, 2005, the Company entered into a definitive agreement relating to a private placement with Monarch Pointe Fund, Ltd. (“Monarch”) and M.A.G. Capital, LLC (“MAG”). Pursuant to the agreement, on October 25, 2005, the Company issued 1) 1,950 shares of Series H Convertible Preferred Stock to Monarch and 2) warrants, which expire October 25, 2008, to purchase an aggregate of 925,926 shares of common stock at $0.27 per share to Monarch and MAG. The aggregate consideration received by the Company for the Series H Convertible Preferred Stock and warrants consisted of $500,000 and the remaining 1,450 shares of the Series G Convertible Preferred Stock, which were cancelled by the Company. The agreement contemplated the issuance by the Company at a second closing of 500 shares of Series H Convertible Preferred Stock and warrants, expiring on the third anniversary of the second closing, to purchase 925,926 shares of common stock at $0.27 per share, in exchange for aggregate consideration of $500,000. The obligations of the investors to consummate that second closing were subject to certain conditions, including that the closing price of the Company’s common stock would be $0.16 or greater for 20 consecutive trading days. This stock price condition was not satisfied and the second closing was not completed.

On March 10, 2006, the Company completed a private placement with MAG, Monarch, and Mercator Momentum Fund III, L.P. (“MMF”). Under the terms of the financing, the Company issued 2,450 shares of Series I Convertible Preferred Stock and warrants, expiring March 10, 2009, to purchase 925,926 shares of common stock at $0.27 per share. The Company received aggregate consideration for the Series I Convertible Preferred Stock and warrants issued in the private placement consisting of $500,000 and the 1,950 shares of Series H Convertible Preferred Stock issued by the Company in October 2005, which have been cancelled.

Under the Certificate of Determination for the Series I Preferred Stock,  if the Company has not entered into a binding agreement to consummate a consolidation, merger, reclassification of the stock of the Company (subject to certain exceptions), or disposition of all or substantially all of the assets of the Company, on or before April 30, 2006, the holders of Series I Preferred Stock may, by the vote not later than December 31, 2006 of at least two-thirds of the then-outstanding shares, elect to have all of the outstanding shares of Series I Preferred Stock redeemed by the Company.  Upon such election, the Company would be obligated to redeem the Series I Preferred Stock at an amount equal to $1,000 per share plus all declared but unpaid dividends.  In the event that the holders of Series I Preferred Stock exercise their redemption right but the Company does not have sufficient funds available to redeem the Series I Preferred Stock in accordance with applicable law, the holders of Series I Preferred Stock as a class will be entitled to elect the smallest number of directors of the Company constituting a majority of the authorized number of directors.

Each share of Series I Preferred Stock is convertible into a number of shares of common stock determined by dividing $1,000 by the conversion price per share in effect at the time of conversion. The conversion price per share is equal to 85% of the market price (the volume-weighted average price of the Company’s common stock during the 5 immediately preceding trading days, subject to adjustment), provided that in no event shall the conversion price exceed a ceiling price of $0.21 per share, or be less than a floor price of $0.0725 per share. The conversion price is subject to adjustment in the case of any stock split, combination, capital reorganization, reclassification, consolidation or merger, and certain dividends. Subject to certain exceptions, the conversion price is also subject to weighted average anti-dilution adjustment in the case of an issuance of shares of common stock or securities exercisable for or convertible into common stock, at a per share price, exercise price or conversion price less than the conversion price then in effect.

The number of shares issuable upon exercise and the per share exercise price of the warrants issued in the October 2005 and March 2006 private placements discussed above are subject to adjustment in the case of any stock dividend, stock split, combination, capital reorganization, reclassification, consolidation or merger.

The Company believes its capital requirements will continue to vary greatly from quarter to quarter, depending on, among other things, capital expenditures, fluctuations in its operating results, financing activities, and investments and third party products and receivables management.  The Company’s future liquidity will depend on its ability to generate new system sales of its eB product suite in the near term, which cannot be assured.  Failure to generate sufficient system sales to meet the Company’s cash flow needs can be expected to have a material adverse effect on the Company’s business, results of operations, and financial condition.  Management believes that the Company’s current cash and receivables, as well as additional cash provided by the financing described above and cash that may be generated from operations, will be sufficient to meet its short-term needs for working capital for at least the next year ..  However, the Company may not be able to obtain sufficient orders to enable the Company to continue on a cash flow break-even level, which would be necessary to continue operations in the absence of further financing.   Future equity financings, if available to the Company, would be dilutive to the existing holders of the Company’s common stock.  Future debt financings, if available to the Company, would likely involve restrictive covenants.

Net Operating Loss Tax Carryforwards

As of September 30, 2005, the Company had a net operating loss carryforward (“NOL”) for federal income tax purposes of $33,637,000, which expires over the years 2006 through 2023. The Company also had a NOL carryforward for state income tax purposes of $4,988,000, which expires over the years 2005 through 2011. In addition, the Company generated but has not used research and investment tax credits for federal income tax purposes of approximately $274,000, which will substantially expire in the years 2006 through 2011. Under the Internal Revenue Code of 1986, as amended (the “Code”), the Company generally would be entitled to reduce its future Federal income tax liabilities by carrying unused NOL forward for a period of 20 years to offset future taxable income earned, and by carrying unused tax credits forward for a period of 20 years to offset future income taxes. As a result of the issuances of shares to Spescom Ltd. in the past, an additional ownership change occurred in April 2000. The Company’s ability to utilize the consolidated NOL in future years will be limited pursuant to Code Section 382. The annual limitation is approximately $1,159,000.

Off-Balance Sheet Arrangements

At December 31, 2005 and September 30, 2005 and 2004, we did not have any relationships with unconsolidated entities or financial partnerships, including entities often referred to as structured finance or special purpose entities that would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.  Therefore, we are not materially exposed to any financing, liquidity, market or credit risk that could arise if we were engaged in such relationships.

Foreign Currency

The Company’s geographic markets are primarily in the United States and Europe, with some sales in other parts of the world. During the three months ended December 31, 2005 and December 31, 2004, revenues recorded in the United States were 66% and 55%, respectively, of total revenues, and revenues recorded from Europe and other locations were 34% and 45%, respectively, of total revenues. In fiscal 2005 and 2004, revenues recorded in the United States were 54% of total revenues, and revenues from Europe and other locations were 46% of total revenues for both years.  In fiscal 2003, revenues recorded in the United States were 58% of total revenues, and revenues from Europe and other locations were 42% of total revenues.

Revenues from our United Kingdom subsidiary can fluctuate from quarter to quarter based on the timing of customer orders.   Revenue in fiscal 2005 was improved by a foreign currency gain of $75,000 due to a weakened dollar value compared to the pound sterling.  For the three months ended December 31, 2005, the decrease in foreign revenues was magnified by a foreign currency loss of $37,000 due to the strengthened dollar value compared to the pound sterling. Changes in foreign currency rates, the condition of local economies, and the general volatility of software markets may result in a higher or lower proportion of foreign revenues in the future. Although the Company’s operating and pricing strategies take into account changes in exchange rates over time, future fluctuations in the value of foreign currencies may have a material adverse effect on the Company’s business, operating results and financial condition.

Inflation

The Company believes that inflation has not had a material effect on its operations to date. Although the Company enters into fixed-price contracts, management does not believe that inflation will have an adverse material impact on its operations for the foreseeable future, as the Company takes into account expected inflation in its contract proposals and is generally able to project its costs based on forecasted contract requirements.

Contractual Obligations and Commercial Commitments

The following summarizes our contractual obligations and other commitments at December 31, 2005, and the effect such obligations could have on our liquidity and cash flow in future periods:

	Amount of Commitment Expiring by Period
		Less
		Than	1-3	3-5	Over 5
	Total	1 Year	Years	Years	Years

Notes and Accounts Payable to Spescom Ltd.	$1,276,000	$1,276,000	—	—	—
Lease commitments – Operating Leases	$961,000	$249,000	$515,000	$197,000	—
Lease commitments – Capital Leases	$103,000	$51,000	$52,000	—	—
Total	$2,340,000	$1,576,000	$567,000	$197,000	—

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES

None.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk

The Company’s exposure to market rate risk for changes in interest rates relates primarily to the Company’s investment portfolio.  The Company does not use derivative financial instruments in its investment portfolio. The Company places its investment with high quality issuers and follows internally developed guidelines to limit the amount of credit exposure to any one issuer. Additionally, in an attempt to limit interest rate risk, the Company follows guidelines to limit the average and longest single maturity dates. The Company is adverse to principal loss and ensures the safety and preservation of its invested funds by limiting default, market and reinvestment risk.  As of December 31, 2005, and September 30, 2005 and 2004 the Company did not have any investments in money market accounts.

Foreign Exchange Risk

Our revenue originating outside the United States was 49%, 48% and 42% for fiscal 2005, 2004 and 2003, respectively and 34% for the three months ended December 31, 2005. International sales are made mostly from our foreign sales subsidiary in the United Kingdom.  The functional currency of the Company’s United Kingdom subsidiary is the pound sterling. Our subsidiary incurs and settles most of its expenses in its local currency. The assets and liabilities of our subsidiary are translated into U.S. dollars at exchange rates in effect at the balance sheet date. Income and expense items are translated at the daily current exchange rates. Gains and losses from translation are included in stockholders’ equity.

DIRECTORS AND EXECUTIVE OFFICERS

Directors

The following table and discussion set forth certain information with regard to the Company’s current directors.

In accordance with the Stock Purchase Agreement dated as of January 14, 2000 between the Company and Spescom Ltd., the Company has covenanted to include two nominees of Spescom Ltd. in management’s slate of nominees to be elected to the Board of Directors at each election of directors and to recommend to the shareholders the election of such nominees for as long as Spescom Ltd. or any affiliate of Spescom Ltd. holds at least thirty-three percent (33%) of the Common Stock.  Dr. Myers and Mr. Isaacman were the nominees designated by Spescom Ltd for election at the 2005 Annual Meeting of Stockholder’s.

Name	Age	Position
Keith Stentiford	55	Chief Executive Officer and Director
Michael Silverman	61	Chairman and Director
Hilton Isaacman	52	Director
D. Ross Hamilton.	68	Director
Larry D. Unruh	55	Director
James P. Myers	65	Director

Mr. Stentiford has been Interim Chief Executive Officer and a Director of the Company since August 2005.  Mr. Stentiford joined the Company on January 3, 2005 as Vice President Business Development.  Mr. Stentiford joined Spescom after having worked at Siemens AG (“Siemens”) for over 28 years in various senior business development and general management positions.  In the past five years prior to joining the Company, he served as Vice President in the Siemens Transportation and Systems Company, responsible for the Americas Turnkey Business Operations.  Mr. Stentiford received a B. S. degree in Electrical Engineering from Capetown College in 1969.

Mr. Silverman has been a Director of the Company since April 2004.  He was appointed Chairman of the Board of the Company in September 2004.  Since 2001 Mr. Silverman has been a director of Island Pacific, Inc., a publicly held software company in the retail industry and in February 2004 was appointed its Chairman.  Mr. Silverman founded Advanced Remote Communications Solutions, Inc. (formerly known as Boatracs, Inc.) in 1990 and serves on its board of directors. He previously served as its Chairman until May 2002, and as Chief Executive Officer and President until October 1997, and from November 1999 to May 2002. Mr. Silverman is a Chartered Accountant (South Africa) and received M.B.A. from Stanford University in 1969.

Mr. Isaacman, a nominee of Spescom Ltd., has been a Director of the Company since April 2000.  Mr. Isaacman was the Executive Director Corporate Finance of Spescom Ltd from 1999 to 2005.  Mr. Isaacman previously served as Spescom Ltd.’s Financial Director from 1990 to 1998.  Mr. Isaacman began his career with Spescom Ltd. in 1988 as Financial Manager and has been a member of Spescom Ltd.’s Board of Directors since 1990.  Mr. Isaacman is a Chartered Accountant (South Africa) and received a certificate in accounting, tax and auditing from the University of Capetown in 1982.

Mr. Hamilton has been a Director of the Company since June 1994.  He served as Chairman of the Board of the Company from January 1997 through June 1997.  Since 1983 Mr. Hamilton has served as President of Hamilton Research, Inc., a financial consulting firm.  Mr. Hamilton received a B.S. degree in Economics from Auburn University in 1961.

Mr. Unruh has served as a Director of the Company since May 1988. Since January 2003 he has been Managing Partner of Hein & Associates LLP, certified public accountants, as well as its Managing Tax Partner since 1982.  Mr. Unruh has served as a director of Advanced Laser Technology, Inc. since 1999 and also served as a director of Basin Exploration, Inc., an oil exploration and development company from 1992 to 2001.  Mr. Unruh received a B.S. degree in Accounting from the University of Denver in 1973.

Dr. Myers, a nominee of Spescom Ltd., has been a Director of the Company since July 2001.  In October 2003 Dr. Myers was appointed as a member of the board of directors of Spescom Ltd. and serves as Chairman.  Dr. Myers, currently a consultant, has over 30 years of international business experience specializing in the telecommunications industry.  Dr. Myers served as President of Southwestern Bell International Development Africa (Pty) Ltd from 1985 to 1998.  Dr. Myers served as the Executive Vice President of that company from 1994 to 1995.  From 1993 to 1994, Dr. Myers was the Executive Director of Technology Resources Incorporated.  From 1991 to 1993, Dr. Myers was the President of JMA, Inc.  From 1979 to 1991, Dr. Myers was the President of The Gannon Group, Inc.  From 1969 to 1978, Dr. Myers was a Principal with the accounting firm Arthur Young & Company.

From 1965 to 1969, Dr. Myers was an Operations Research Analyst with Texas Instruments, Inc.  Dr. Myers earned his B.A. in Mathematics from Texas A&M University in 1963, a Master of Arts in Mathematical Physics from the University of Arizona in 1965, and a Doctor of Philosophy in Industrial Engineering/Operations Research from Texas Tech University in 1969.  Dr. Myers is currently serving as a Director for the following entities:  Blackstar Investors PLC, African Merchant Bank, Econet Wireless, and American Chamber of Commerce of South Africa.

All directors are elected annually and serve until the next annual meeting of shareholders and until their successors have been elected and qualified.

Executive Officers

The following table and discussion set forth certain information with regard to the Company’s current executive officers.

Name	Age	Position
Keith Stentiford	55	Chief Executive Officer
Glenn Cox	49	Vice President, Marketing and Sales
Alan Kiraly	45	Vice President, Product Development
John W. Low	49	Chief Financial Officer and Secretary
Pierre de Wet	42	Vice President, Operations

Biographical information for Mr. Stentiford is set forth above under Directors.

Mr. Cox was appointed Vice President, Marketing and Sales in October 2005.  Previously Mr. Cox served as Vice President Business Development of the Company from April 1998.  Mr. Cox joined the Company in January 1997 as Vice President Customer Care.  Prior to joining the Company Mr. Cox was with Northeast Utilities for 15 years holding various management positions within the information technology group.  Mr. Cox earned a B.S.E. degree from University of Connecticut in 1982.

Mr. Kiraly joined the Company as Vice President of Product Development in August 2004.  From October 2000 until joining the Company, he was the Chief Executive Officer of Lascom Solutions Inc., the United States subsidiary of Lascom, SA, a French software developer. Mr. Kiraly was Vice President, Product Management and Development from November 1999 to October 2000 at Motiva Software Inc.  Prior to Motiva he held a variety of management positions in product marketing, development and project services at various companies in the software industry. Mr. Kiraly earned a B.S. degree in Mechanical Engineering from Michigan State University in 1983, and Masters of Science in Mechanical Engineering from the University of Dayton in 1986.

Mr. Low has served as the Company’s Chief Financial Officer and Secretary since June 1990.  Mr. Low served as Corporate Controller from the time he joined the Company in August 1987 until June 1990.  Prior to joining the Company, Mr. Low was with PricewaterhouseCoopers LLP, as a Manager working with middle-market and growing companies.  Mr. Low, a certified public accountant, earned a B.A. degree in Economics from the University of California, Los Angeles in 1978.

Mr. de Wet was appointed Vice President of Operations in September 1999.  Previously, Mr. DeWet served as Director of Operations from April 1998 to September 1999 and Director of Projects from May 1997 to April 1998.  Prior to joining the Company, Mr. DeWet was a Technical Marketing Manager at Paradigm System Technology from June 1995 to April 1997 where he was responsible for establishing relationships with technical partners in Europe and North America.  From April 1991 to June 1995, Mr. DeWet was with PQ Africa, a division of Comparex Holdings. Mr. DeWet earned a B.S. degree from the University of Pretoria in 1989.

EXECUTIVE COMPENSATION

The following table sets forth certain information concerning the annual and long-term compensation for services rendered in all capacities to the Company of (i) the Company’s Chief Executive Officer and (ii) the four other most highly compensated executive officers having compensation of $100,000 or more during the fiscal year ended September 30, 2005 (collectively, the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-term
Name and Position	Year	Salary($)	Bonus($)	Other Annual Compensation ($)(1)	Compensation Awards— Stock Options (# Shares) (2)
Keith Stentiford	2005	$121,154	—	—	150,000
Chief Executive Officer (3)

Carl Mostert	2005	$225,757	—	—	—
Former Chief Executive	2004	212,080	—	—	—
Officer (4)	2003	208,000	—	—	600,000

Johann Leitner	2005	$221,372	—	—	—
Vice President—	2004	212,080	—	—	—
Strategic Marketing (5)	2003	202,280	—	—	450,000

John W. Low	2005	$183,451	—	—	—
Chief Financial Officer	2004	178,147	—	—	—
and Secretary	2003	174,720	—	—	400,000

Alan Kiraly	2005	$129,808	—	—	—
Vice President Product Development (6)	2004	54,519	—	—	30,000

Pierre de Wet	2005	$143,559	—	—	—
Vice President— Operations	2004	144,745	—	—	—
	2003	141,960	—	—	120,000

(1)                                  Excludes compensation in the form of other personal benefits, which, other than as set forth in the table above, did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each year.

(2)                                  The fiscal year 2003 option awards were subject to shareholder approval of an increase in options available under the 1996 Stock Incentive Plan.  In January 2004 the shareholders approved the increase in options.

(3)                                  Mr. Stentiford joined the Company in January 2005 and was appointed interim Chief Executive Officer in August 2005.  The compensation for fiscal 2005 includes $14,000 in his role as Chief Executive Officer.

(4)                                  Mr. Mostert resigned as Chief Executive Officer of the Company in August 2005.  In accordance with the Company’s agreement with Mr. Mostert requiring 6 months’ notice of termination, the Company is paying Mr. Mostert’s salary for a period of six months.

(5)                                  Mr. Leitner services as Vice President Strategic Marketing were terminated in September 2005.

(6)                                  Mr. Kiraly joined the Company as Vice President Product Development in August 2004.

Option Grants in Last Fiscal Year

In July 2005 Mr. Stentiford was granted an option to purchase 150,000 shares of common stock at an exercise price of $0.14 per share.  There were no other option grants to executive officers in the year ended September 30, 2005.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth for the Named Executive Officers information with respect to option exercises during the fiscal year ended September 30, 2005 and unexercised options and option values at September 30, 2005, in each case with respect to options to purchase shares of the Common Stock:

	Shares Acquired on	Value	Number of Unexercised Options Held as of September 30, 2005		Value of Unexercised in-the- money Options at September 30, 2005($)(1)
Name	Exercise	Realized	Exercisable	Nonexercisable	Exercisable	Nonexercisable
Keith Stentiford	—	—	37,500	112,500	—	—
Carl Mostert	—	—	450,000	150,000	—	—
Johann Leitner	—	—	487,500	112,500	$2,000	—
John W. Low	—	—	428,000	100,000	$2,000	—
Alan Kiraly	—	—	15,000	15,000	—	—
Pierre de Wet	—	—	217,000	30,000	$880	—

(1)                                  Based on the closing sale price of the Common Stock on the OTC Bulletin Board on September 30, 2005 ($0.18 per share).

Compensation of Directors

For the year ended September 30, 2005 the directors of the Company were paid a meeting fee of $1,250 per Board or Audit Committee meeting attended.  In addition Mr. Silverman as Chairman of the Board of Directors received an annual fee of $25,000 payable quarterly.  Mr. Unruh as Chairman of the Audit Committee received an annual fee of $10,000 payable quarterly.

Employment Arrangements

The Company does not have any employment contracts with the Company’s executive officers.  The Board of Directors have agreed to provide Mr. Stentiford a six month notice period prior to any future termination.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised of Messrs. Hamilton, Isaacman, Myers and Unruh.  None of the committee members is or was an employee or officer of the Company during the fiscal year ended September 30, 2005.  From January 2004 to April 2005 Mr. Mostert, the Company’s Chief Executive Officer served as a director of Spescom Ltd. where Mr. Isaacman was an executive officer.  Other than Mr. Mostert serving as a director of Spescom Ltd., no executive officer of the Company has served as a member of the Board of Directors or Compensation Committee of any company in which Messrs. Hamilton, Isaacman, Myers and Unruh is an executive officer.

Report of Compensation Committee of the Board of Directors

The following is the Report of the Compensation Committee describing the compensation policies and rationales applicable to the Company’s executive officers with respect to the compensation paid to our executive officers for the fiscal year ended September 30, 2005.

The responsibilities of the Compensation Committee are to set compensation policies applicable to the Company’s executive officers. The Committee’s fundamental policy is to offer the Company’s executive officers competitive compensation opportunities based upon the overall performance of the Company, the individual contribution of such officers to the financial success of the Company and market rates of compensation of executive officers at similarly situated technology companies. It is the Committee’s objective to have a substantial portion of each officer’s total compensation potential contingent upon the Company’s performance, as well as upon the officer’s own level of performance. Accordingly, each executive officer’s compensation package is generally comprised of three elements:  (i) base salary, which is established primarily on the basis of individual qualifications, performance and market considerations, (ii) annual variable performance awards payable in cash and tied to the Company’s achievement of financial performance goals and the executive’s contribution to the achievement of those goals, and (iii) long-term stock-based incentive awards that are intended to strengthen the mutuality of interests between the executive officers and the shareholders.

Base Salary. Individual officer salaries are determined based on individual experience, performance and breadth of responsibility within the Company. The Compensation Committee reviews these factors for each executive officer each year. In addition, the Compensation Committee considers executive officers’ salaries for relative competitiveness with similarly-situated companies.

Bonuses. Individual bonuses are based on the contribution of each officer and achievement of overall financial goals of the Company.

Equity Plans. The 1996 Stock Incentive Plan is a long-term incentive plan for the Company’s employees, executive officers and directors. The plan is intended to align shareholder and employee interests by creating a direct link between long-term rewards and the value of the Company’s common stock. The Compensation Committee believes that long-term stock ownership by executive officers and employees is an important factor in retaining valued employees and in achieving growth in share value. The options utilize vesting periods that encourage employees to continue in the employ of the Company. Because the value of an option bears a direct relationship to the Company’s stock price, the Compensation Committee believes that options motivate executive officers and employees to manage the Company in a manner which will benefit all shareholders.

Stock options may be awarded to employees at any time. The exercise price per share of each stock option is generally equal to the prevailing market price of a share of the Company’s common stock on the date the option is granted. The size of stock option grants is determined by a number of factors, including comparable grants to executive officers and employees of similarly situated companies, as well as the executive officer’s relative position and responsibilities with the Company, the individual performance of the executive officer over the previous fiscal year, the anticipated contribution of the executive officer to the attainment of the Company’s long-term strategic performance goals, and the dilutive effect of the option grant. The Committee views stock option grants as an important component of its long-term, performance-based compensation philosophy.

Compensation for the CEO is determined through a process similar to that discussed above for the other executive officers. The compensation of Mr. Mostert, the Company’s CEO consisted of base salary, target bonus and stock options. The Board of Directors reviews the CEO’s compensation based on the Board’s overall evaluation of performance toward the achievement of the Company’s financial, strategic and other goals, with consideration given to length of service, to competitive chief executive officer compensation information and the overall financial strength of the Company.  In fiscal 2005 Mr. Mostert was paid a base salary of $225,757 for his services.  The Company did not achieve its financial targets for fiscal year 2005 and no bonus was paid.  Also Mr. Mostert was not awarded any stock options in fiscal 2005. In August 2005 Mr. Mostert resigned as Chief Executive Officer of the Company. In accordance with the Company’s agreement with Mr. Mostert requiring six months’ notice of termination, the Company is paying Mr. Mostert’s salary for a period of six months.  Mr. Stentiford was appointed interim Chief Executive Officer in August 2005.  The Board has approved a base salary of $230,000 for

Mr. Stentiford and the Compensation Committee is currently evaluating the other parts of his compensation package as it relates to bonus and stock options.

Respectfully submitted by the Compensation Committee of the Board of Directors of Spescom Software Inc. for the year ended September 30, 2005.

D. Ross Hamilton – Chair

Hilton Isaacman

James P. Myers

Larry D. Unruh

Performance Graph

The stock performance graph shall not be deemed to be incorporated by reference by any general statement incorporating by reference this prospectus or the registration statement of which this prospectus is a part into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.  The following graph shows the Company’s total return to shareholders compared to the S&P SmallCap 600 Index and the S&P 600 Application Software Index over the period from October 1, 2000 to September 30, 2005.

	Base	INDEXED RETURNS
	Period	Years Ending
Company / Index	Sep00	Sep01	Sep02	Sep03	Sep04	Sep05
SPESCOM SOFTWARE INC	100	21.09	8.73	41.45	39.27	13.09
S&P SMALLCAP 600 INDEX	100	89.38	87.78	111.36	138.73	168.16
S&P 600 APPLICATION SOFTWARE INDEX	100	80.27	69.71	106.89	114.07	140.52

The cumulative total return on the stock performance graph indicates historical results only and is not necessarily indicative of future results.

Each line on the stock performance graph assumes that $100 was invested in the Company’s Common Stock and the respective indices on October 1, 2000.  The graph then tracks the value of these investments, assuming reinvestment of dividends, through the five years ended September 30, 2005.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information as to shares of the Common Stock owned as of March 31, 2006 by (i) each director, (ii) the Company’s Chief Executive Officer, (iii) the four other most highly compensated executive officers having compensation of $100,000 or more during the fiscal year ended September 30, 2005, (iv) all directors and executive officers as a group and (v) each person who, to the extent known to the Company, beneficially owned more than 5% of the outstanding shares of Common Stock.  Unless otherwise indicated in the footnotes following the table, the persons as to whom the information is given have sole voting and investment power over the shares shown as beneficially owned, subject to community property laws where applicable.

Name	Number of Shares (1)		Percent of Class (1)
Spescom Ltd. (4)	27,408,249	(3)	56.0%
Monarch Pointe Fund, Ltd. (6)	38,412,605	(5)	53.2%
Forest Securities Limited (7)	3,141,910		8.5%
Carl Mostert (8)	600,000	(3)	1.6%
Johann Leitner (9)	50,000		*
D. Ross Hamilton	325,250		*
Hilton Isaacman (2)	27,633,249	(3)	56.2%
James P. Myers (2)	27,544,999	(3)	56.2%
Larry D. Unruh	143,047		*
John W. Low	529,500		1.4%
Keith Stentiford (10)	225,000		*
Pierre de Wet	218,600		*
Michael Silverman	23,750		*
Alan Kiraly	15,000		*
Glenn Cox	146,400		*
All Current Directors and Executive Officers as a Group (10 persons) (2)	30,046,546	(3)	58.6%

*                                         Less than one percent.

(1)                                  Amounts and percentages include shares of the Company’s common stock that may be acquired within 60 days of March 31, 2006 through the exercise of stock options as follows:  600,000 shares for Mr. Mostert, 217,000 shares for Mr. De Wet, 15,000 shares for Mr. Kiraly, 110,000 shares for Mr. Cox, 476,000 shares for Mr. Low, 225,000 shares for Mr. Stentiford, 138,750 shares for Mr. Hamilton, 138,750 shares for Mr. Unruh, 50,000 shares for Dr. Leitner, 225,000 shares for Mr. Isaacman, 123,500 shares for Mr. Myers, 23,750 shares for Mr. Silverman, and 2,343,000 shares for all directors and executive officers as a group.

(2)                                  Dr. Myers is also a member of the board of directors of Spescom Ltd., and Mr. Isaacman served as its Director of Corporate Finance until October 2005.  As affiliates of Spescom Ltd., Mr. Isaacman and Dr. Myers could be deemed to be beneficial owners of the shares of common stock of the Company owned by Spescom Ltd.  However, Mr. Isaacman and Dr. Myers disclaim beneficial ownership of all such shares.

(3)                                  Amount includes 11,757,778 shares of the Company’s common stock issuable upon conversion of the Series F Preferred Stock at an initial conversion price of $.45 per share.

(4)                                  The primary business address of Spescom Ltd. and Messrs. Isaacman and Myers is Spescom Park, Cnr. Alexandra & Second Street, Halfway House, Midrand 1685, South Africa.

(5)                                  Amount includes 35,005,556 shares of the Company’s common stock, (i) up to 32,000,000 of which are issuable upon conversion of the Series I Preferred Stock at a at a conversion price equal to 85% of the market price (the volume weighted average price of the Company’s common stock during the 5 trading days prior to conversion, subject to adjustment), provided that in no event shall the conversion price exceed a ceiling price of $0.21 per share, or be less than a floor price of $0.0725 per share; (ii) 2,200,000 of which are issuable upon exercise of a warrant at an exercise price of $0.44 per share; and (iii) 805,556 of which are issuable upon exercise of warrants at an exercise price of $0.27 per share.

(6)                                  The primary business address of Monarch Pointe Fund, Ltd. is c/o Bank of Ireland Securities Services, Ltd., New Century House, International Financial Services Center, Mayor Street Lower, Dublin 1, Republic of Ireland.

(7)                                  The primary business address of Forest Securities Limited is Polygon Hall, P.O. Box 135, Le Marchant Street, St. Peter Port, Guernsey, GY1 4EL.

(8)                                  Mr. Mostert resigned as Chief Executive Officer and Director of the Company effective August 16, 2005.

(9)                                  Mr. Leitner was terminated as an officer of the company effective September 30, 2005.

(10)                            Mr. Stentiford was appointed interim Chief Executive Officer of the Company effective August 16, 2005.  On August 30, 2005 he was appointed a Director of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The transactions described below each involve Spescom Ltd.  As of March 31, 2006, Spescom Ltd. owned approximately 56% of the outstanding common shares of the Company after giving effect to the conversion of the shares of the Company’s Series F Preferred Stock held by Spescom Ltd.

Spescom Ltd. and the Company have entered into a license agreement pursuant to which Spescom Ltd. has licensed to the Company the right to use the name “Spescom” and to use a trademark owned by Spescom Ltd. related to certain computer software.  The Company will not pay any royalties to Spescom Ltd. in connection with this license.  The license is for an indefinite term, but is terminable by either party upon 60 days prior written notice.  Under the license agreement, Spescom Ltd. has agreed to indemnify and hold harmless the Company and its directors, officers, employees and agents against liabilities arising from any claim brought against the Company that alleges that Spescom Ltd.’s or the Company’s use of the trademark being licensed infringes the rights of any third party, provided that the Company is in material compliance with the provisions of the license agreement.

On September 30, 2003, the Company issued 5,291 shares of its Series F Convertible Preferred Stock (the “Preferred Shares”) to Spescom Ltd. in consideration of the cancellation of $5,291,000 of its debt owed to Spescom Ltd. and Spescom Ltd.’s United Kingdom subsidiary, Spescom Ltd. (“Spescom Ltd. UK”).

The Preferred Shares are convertible into the Company’s common stock at an initial conversion price of $0.45 per share (subject to certain adjustments set forth in the related Certificate of Determination for the Preferred Shares) representing a total of 11,757,778 shares of the Company’s common stock.  Such conversion may occur at the option of the holder until September 30, 2008.  On that date, any outstanding Preferred Shares not previously converted are to be converted automatically.  The Preferred Shares are entitled to a liquidation preference equal to $1,000.00 per share, plus accrued but unpaid dividends per share and interest on all accrued but unpaid dividends at an annual rate of 8% compounded annually from the date of accrual.  The Preferred Shares are also entitled to receive dividends of 5% of the stated value of $1,000.00 per share per annum, payable on a quarterly basis in cash or common stock (valued on the basis of the average per share market value on the 30 trading days immediately prior to the date on which such dividend is declared by the Board of Directors).  Unpaid dividends accrue interest at the rate of 8% per annum.  As part of this transaction, Spescom Ltd. and Spescom Ltd. UK received certain demand and piggyback registration rights with respect to the common stock underlying the Preferred Shares.

In November 2005 the Company’s wholly owned subsidiary, Spescom Software Ltd. agreed to guarantee certain loan obligations of Spescom Ltd totaling $5.4 million as of December 31, 2005.  The proceeds of these loans had been used by Spescom Ltd. in prior years to provide working capital to the Company.  The guarantee is secured by the assets of Spescom Software Ltd. which totaled $342,000 at December 31, 2005.

WHERE YOU CAN FIND MORE INFORMATION

We filed with the SEC a registration statement on Form S-1 under the Securities Act for the common shares sold in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to the common shares and us, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement. Statements made in this prospectus regarding the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement.

We also file annual, quarterly and special reports, proxy statements, and other information with the SEC.  A copy of the registration statement and the exhibits and schedules that were filed with the registration statement and any other document we file with the SEC may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, NW, Washington, DC 20549. Copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

Website Access to our Periodic SEC Reports

The Internet address of our corporate website is www.spescomsoftware.com.  We intend to make our periodic SEC reports (on Forms 10-K and 10-Q) and current reports (on Form 8-K), as well as the beneficial ownership reports filed by our directors, officers and 10% stockholders (on Forms 3, 4 and 5) available free of charge through our website as soon as reasonably practicable after they are filed electronically with the SEC. We may from time to time provide important disclosures to investors by posting them in the investor relations section of our website, as allowed by SEC rules. The information on our website is not a part of this prospectus.

FINANCIAL STATEMENTS AND CERTAIN OTHER FINANCIAL INFORMATION

As of December 31, 2005 and September 30, 2005 and for the three months ended December 31, 2005 and 2004

Consolidated Balance Sheets as of December 31, 2005 (Unaudited) and September 30, 2005	F-2
Consolidated Statements of Operations for the three months ended December 31, 2005 (Unaudited) and 2004 (Unaudited)	F-3
Consolidated Statements of Cash Flows for the three months ended December 31, 2005 (Unaudited) and 2004 (Unaudited)	F-4
Condensed Notes to the Consolidated Financial Statements (Unaudited)	F-5

As of September 30, 2005 and 2004 and for the years ended September 30, 2005, 2004 and 2003

Reports Of Independent Registered Public Accounting Firms	F-15
Consolidated Balance Sheets as of September 30, 2005 and 2004	F-17
Consolidated Statements of Operations for the years ended September 30, 2005, 2004 and 2003	F-18
Consolidated Statements of Changes in Shareholders’ Deficit for the years ended September 30, 2005, 2004 and 2003	F-19
Consolidated Statements of Cash Flows for the years ended September 30, 2005, 2004 and 2003	F-20
Notes to the Consolidated Financial Statements	F-21
Valuation and Qualifying Accounts	F-37

SPESCOM SOFTWARE INC.

CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,
	2005	2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$396,000	$285,000
Receivables, net	575,000	613,000
Other current assets	187,000	72,000
Total current assets	1,158,000	970,000

Property and equipment, net	153,000	168,000
Computer software, net	503,000	477,000
Other assets	30,000	30,000
Total assets	$1,844,000	$1,645,000

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$531,000	$374,000
Payable to Spescom Ltd.	282,000	213,000
Preferred stock dividend payable to Spescom Ltd.	645,000	568,000
Accrued liabilities	1,160,000	1,407,000
Lease obligations– current portion	43,000	41,000
Notes and accrued interest payable to Spescom Ltd.	994,000	—
Deferred revenue	2,806,000	3,026,000
Total current liabilities	6,461,000	5,629,000

Notes and accrued interest payable to Spescom Ltd.	—	917,000
Lease obligations	46,000	59,000
Total liabilities	6,507,000	6,605,000

Series H redeemable preferred stock, par value $0.01 per share, 2,450 remaining shares authorized; 1,950 shares issued and outstanding at December 31, 2005	1,950,000	—

Shareholders’ deficit:
Convertible preferred stock, 243,239 remaining shares authorized
Series F - par value $1.00 per share; 5,291 shares authorized, issued and outstanding at December 31, 2005 and September 30, 2005	6,790,000	6,790,000
Series G - par value $0.01 per share; 1,670 remaining shares authorized; 1450 shares issued and outstanding at September 30, 2005	—	1,450,000
Common stock, no par value, 100,000,000 shares authorized; 36,818,528 shares issued and outstanding at December 31, 2005 and September 30, 2005	76,207,000	75,938,000
Common stock warrants	1,678,000	1,506,000
Accumulated other comprehensive loss	(318,000)	(353,000)
Accumulated deficit	(90,970,000)	(90,291,000)
Total shareholders’ deficit	(6,613,000)	(4,960,000)

Total liabilities and shareholders’ deficit	$1,844,000	$1,645,000

The accompanying notes are an integral part of these consolidated financial statements.

SPESCOM SOFTWARE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the three months ended December 31,
	2005	2004
Revenues:
Licenses	$564,000	$268,000
Services and other	1,268,000	1,385,000
Total revenues	1,832,000	1,653,000

Cost of revenues:
Licenses	122,000	44,000
Services and other	540,000	614,000
Total cost of revenues	662,000	658,000

Gross profit	1,170,000	995,000

Operating expenses:
Research and development	203,000	346,000
Marketing and sales	653,000	824,000
General and administrative	441,000	399,000
	1,297,000	1,569,000

Loss from operations	(127,000)	(574,000)

Interest expense	(52,000)	(30,000)
Net loss	(179,000)	(604,000)

Deemed preferred dividend	(500,000)	(2,200,000)
Net loss available after deemed preferred dividend	(679,000)	(2,804,000)

Cumulative preferred dividends	(88,000)	(74,000)
Net loss available to common shareholders	$(767,000)	$(2,878,000)

Earnings (loss) per share:
Basic and diluted	$(0.02)	$(0.08)
Weighted average shares outstanding:
Basic and diluted	36,819,000	34,159,000

Statement of Comprehensive Loss
Net loss	$(179,000)	$(604,000)
Other Comprehensive income (loss):
Foreign currency translation adjustment	34,000	(49,000)
Comprehensive loss	$(145,000)	$(653,000)

The accompanying notes are an integral part of these consolidated financial statements.

SPESCOM SOFTWARE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the three months ended December 31,
	2005	2004
Cash flows from operating activities:
Net loss	$(179,000)	$(604,000)
Adjustments to reconcile net loss to net cash used in operating activities:

Depreciation and amortization	25,000	26,000
Unpaid interest on notes payable	48,000	31,000
Share-based compensation	54,000	—
Deferred payment of professional services by Spescom Ltd.	33,000	—
Compensation for warrants issued to consultants	4,000	—
Changes in assets and liabilities:
Receivables, net	31,000	127,000
Other current assets	(91,000)	4,000
Accounts payable	165,000	(28,000)
Payable to Spescom Ltd.	95,000	5,000
Accrued liabilities	(268,000)	(249,000)
Deferred revenue	(192,000)	(344,000)
Net cash used in operating activities	(275,000)	(1,032,000)

Cash flows from investing activities:
Purchases of property and equipment	(1,000)	(2,000)
Capitalization of development costs	(35,000)	—
Purchases of software	(2,000)	(30,000)
Net cash used in investing activities	(38,000)	(32,000)

Cash flows from financing activities:
Proceeds from exercise of stock options	—	2,000
Net proceeds from private placement	436,000	1,782,000
Payments on capital lease obligations	(11,000)	(6,000)
Net cash provided by financing activities	425,000	1,778,000

Effect of exchange rate changes on cash	(1,000)	(11,000)

Net increase in cash and cash equivalents	111,000	703,000
Cash and cash equivalents at beginning of period	285,000	109,000

Cash and cash equivalents at end of period	$396,000	$812,000

See Note 2 for supplemental cash flow information.

The accompanying notes are an integral part of these consolidated financial statements.

SPESCOM SOFTWARE INC.

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 1 - Basis of Presentation

The accompanying consolidated financial statements as of December 31, 2005 and for the three months ended December 31, 2005 and 2004 (the “Interim Financial Statements”) are unaudited. The Interim Financial Statements and related notes have been prepared in accordance with generally accepted accounting principles applicable to interim periods.  In the opinion of management, the Interim Financial Statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the consolidated financial position, operating results and cash flows for the periods presented.

The information contained in the following Condensed Notes to the Interim Financial Statements is condensed from that which would appear in the annual consolidated financial statements; accordingly, the Interim Financial Statements should be reviewed in conjunction with the consolidated financial statements as of September 30, 2005 and 2004 and for the years ended September 30, 2005, 2004 and 2003 and related notes thereto contained in this registration statement.  It should be understood that the accounting measurements at an interim date inherently involve greater reliance on estimates than at year-end.  The results of operations for the interim periods presented are not necessarily indicative of the results expected for the entire year.

Note 2 – Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements are prepared using accounting principles generally accepted in the United States of America and include the accounts of the Company and its wholly-owned United Kingdom subsidiary, Spescom Software, Ltd. All significant intercompany balances and transactions have been eliminated.

Foreign Currency

The functional currency of the Company’s United Kingdom subsidiary is the pound sterling. Assets and liabilities are translated into U.S. dollars at end-of-period exchange rates. Revenues and expenses are translated at average exchange rates in effect for the period. Net currency exchange gains or losses resulting from such translations are excluded from net income and are accumulated in a separate component of shareholders’ deficit as accumulated other comprehensive income (loss). Gains and losses resulting from foreign currency transactions, which are not significant, are included in the consolidated statements of operations.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and also requires disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates made by management include revenue recognition estimates, the viability of recognizing deferred income tax assets, capitalized software costs and the valuation of equity instruments, and the allowance for doubtful accounts.  Significant changes in these estimates may have a material impact on the financial statements.

Revenue Recognition

The Company’s revenues are derived from sales of its document and configuration management systems that are primarily composed of software and services, including maintenance, training and consulting services, and third party software and hardware. The Company recognizes revenue in accordance with Statement of Position (“SOP”) 97-2 “Software Revenue Recognition” and SOP 98-9, “Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions” and Staff Accounting Bulletin (“SAB”) No. 101, updated by SAB’s 103 and 104 “Update of Codification of Staff Accounting Bulletins.”

Software license and third party product revenues are recognized upon shipment of the product if no significant vendor obligations remain and collection is probable. In cases where a significant vendor obligation exists, revenue recognition is delayed until such obligation has been satisfied. For new software products where a historical record has not yet been demonstrated that acceptance is perfunctory, the Company defers recognition of revenue until acceptance has occurred.   If an undelivered element of the arrangement exists under the license arrangement, a portion of revenue is deferred based on vendor-specific objective evidence (VSOE) of the fair value of the undelivered element until delivery occurs.  If VSOE does not exist for all undelivered elements, all revenue is deferred until sufficient evidence exists or all elements have been delivered.  Annual maintenance revenues, which consist of ongoing support and product updates, are recognized on a straight-line basis over the term of the contract. Payments received in advance of performance of the related service for maintenance contracts are recorded as deferred revenue. Revenues from training and consulting services are recognized when the services are performed and adequate evidence of providing such services is available. Contract revenues for long-term contracts or programs requiring specialized systems are recognized using the percentage-of-completion method of accounting, primarily based on contract labor hours incurred to date compared with total estimated labor hours at completion. Provisions for anticipated contract losses are recognized at the time they become known.

Contracts are billed based on the terms of the contract. There are no retentions in billed contract receivables. Unbilled contract receivables relate to revenues earned but not billed at the end of the period.

The Company considers many factors when applying accounting principles generally accepted in the United States of America related to revenue recognition.  These factors include, but are not limited to:

•                                          The actual contractual terms, such as payment terms, delivery dates, and pricing of the various product and service elements of a contract

•                                          Availability of products to be delivered

•                                          Time period over which services are to be performed

•                                          Creditworthiness of the customer

•                                          The complexity of customizations to the Company’s software required by service contracts

•                                          The sales channel through which the sale is made (direct, VAR, distributor, etc.)

•                                          Discounts given for each element of a contract

•                                          Any commitments made as to installation or implementation of “go live” dates

Each of the relevant factors is analyzed to determine its impact, individually and collectively with other factors, on the revenue to be recognized for any particular contract with a customer.  Management is required to make judgments regarding the significance of each factor in applying the revenue recognition standards, as well as whether or not each factor complies with such standards.  Any misjudgment or error by management in its evaluation of the factors and the application of the standards, especially with respect to complex or new types of transactions, could have a material adverse effect on the Company’s future operating results.

Fair Value of Financial Instruments

Statement of Financial Accounting Standards (“SFAS”) No. 107, “Disclosures About Fair Value of Financial Instruments”, requires management to disclose the estimated fair value of certain assets and liabilities defined by SFAS No. 107 as cash or a contractual obligation that both conveys to one entity a right to receive cash or other financial instruments from another entity, and imposes on the other entity the obligation to deliver cash or other financial instruments to the first entity. At December 31, 2005 and September 30, 2005, management believes that the carrying amounts of cash and cash equivalents, short-term investments, accounts receivable and accounts payable, and accrued expenses approximate fair value because of the short maturity of these financial instruments. The Company believes that the carrying value of its loans approximate their fair values based on current market rates of interest.

Concentration of Credit Risk

The Company provides products and services to customers in a variety of industries worldwide, including local governments, petrochemicals, utilities, manufacturing and transportation. Concentration of credit risk with respect to trade receivables is limited due to the geographic and industry dispersion of the Company’s customer base. The Company has not experienced significant credit losses on its customer accounts. W.H. Smith Ltd., CSC International Systems, Pan American Energy, and City of Lancaster accounted for 17%, 14%, 13% and 10%, respectively, of trade accounts receivable at December 31, 2005 as compared to W.H. Smith Ltd. and Entergy Operations, which accounted for 33% and 28%, respectively, of trade accounts receivable at September 30, 2005.

A small number of customers have typically accounted for a large percentage of the Company’s annual revenues. Florida Power and Light, Constellation Energy Group and W.H. Smith Ltd. accounted for 16%, 13% and 11%, respectively, of revenue for the three months ended December 31, 2005 while Network Rail and Constellation Energy Group accounted for 19% and 11%, respectively, of revenue for the three months ended December 31, 2004.  The Company’s reliance on relatively few customers could have a material adverse effect on the results of its operations on a quarterly basis.

Property and Equipment

Property and equipment is recorded at cost and depreciated using the straight-line method over useful lives of two to seven years. Leasehold improvements are amortized on a straight-line basis over the shorter of their useful life or the term of the related lease. Expenditures for ordinary repairs and maintenance are expensed as incurred while major additions and improvements are capitalized.

Software Development Costs

Software development costs are capitalized when technological feasibility and marketability of the related product have been established. Software development costs incurred solely in connection with a specific contract are charged to cost of revenues. Capitalized software development costs are amortized on a product-by-product basis, beginning when the product is available for general release to customers. Annual amortization expense is calculated using the greater of the ratio of each product’s current gross revenues to the total of current and expected gross revenues or the straight-line method over the estimated useful life of three to five years. For the three months ended December 31, 2005 software development costs totaling $35,000 were capitalized while amortization expense was $9,000. There were no capitalized software development costs or amortization expense for the three months ended December 31, 2004. As of December 31, 2005 and September 30, 2005, the balance of software development capitalized totaled $513,000 and $478,000, respectively, with accumulated amortization of $10,000 and $1,000, respectively.

Long-lived Assets

The Company assesses potential impairments to its long-lived assets when there is evidence that events or changes in circumstances have made recovery of the assets’ carrying value unlikely. An impairment loss would be recognized when the sum of the expected future net cash flows is less than the carrying amount of the asset.

Share-Based Payments

In April 1996, the Company adopted its 1996 Stock Incentive Plan (the “1996 Plan”).  The 1996 Plan is administered by either the Board of Directors or a committee designated by the Board to oversee the plan.  The total number of authorized shares under the 1996 plan is 7,425,000.  As of December 31, 2005, options to purchase 5,733,000 shares are outstanding and 1,342,962 shares are available for grant.

The option vesting period under the plan is determined by the Board of Directors or a Stock Option Committee and usually provides that 25% of the options granted can be exercised 90 days from the date of grant, and thereafter, those options vest and become exercisable in additional cumulative annual installments of 25% commencing on the first anniversary of the date of grant. Options granted are generally due to expire upon the sooner of ten years from date of grant, thirty days after termination of services other than by reason of convenience of the Company, three months after disability, or one year after the date of the option holder’s death. The option exercise price is equal to the fair market value of the common stock on the date of grant.  Options granted to employees under the 1996 Plan may be either incentive stock options or nonqualified options. Only nonqualified options may be granted to nonemployee directors.

In December 2004, the Financial Accounting Standards Board (FASB) revised Statement of Financial Accounting Standards
No. 123 (FAS 123R), “Share-Based Payment,” which establishes accounting for share-based awards exchanged for employee services and requires companies to expense the estimated fair value of these awards over the requisite employee service period. On April 14, 2005, the U.S. Securities and Exchange Commission adopted a new rule amending the effective dates for FAS 123R. In accordance with the new rule, the accounting provisions of FAS 123R are effective for the Company beginning in the quarter ended December 31, 2005.

Under FAS 123R, share-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee’s requisite service period. The Company has no awards with market or performance conditions. The Company adopted the provisions of FAS 123R on October 1, 2005, the first day of the Company’s fiscal year 2006, using a modified prospective application, which provides for certain changes to the method for valuing share-based compensation. Under the modified prospective application, prior periods are not revised for comparative purposes. The valuation provisions of FAS 123R apply to new awards and to awards that are outstanding on the effective date and subsequently modified or cancelled. Estimated compensation expense for awards outstanding at the effective date will be recognized over the remaining service period using the compensation cost calculated for pro forma disclosure purposes under FASB Statement No. 123, “Accounting for Stock-Based Compensation” (FAS 123).

On November 10, 2005, the FASB issued FASB Staff Position No. FAS 123(R)-3, “Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards.” The Company has elected to adopt the alternative transition method provided in this FASB Staff Position for calculating the tax effects of share-based compensation pursuant to FAS 123R. The alternative transition method includes a simplified method to establish the beginning balance of the additional paid-in capital pool (APIC pool) related to the tax effects of employee share-based compensation, which is available to absorb tax deficiencies recognized subsequent to the adoption of FAS 123R.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants:

For the three months ended December 31, 2005
Dividend Yield	0%
Expected Volatility	213%
Risk free interest rate	4.47%
Expected lives	10 yrs

The weighted –average estimated fair value of employee stock options granted during the three months ended December 31, 2005 using the Black-Scholes model were as follows:

For the three months ended December 31, 2005
Research and development	$3,000
Marketing and sales	18,000
General and administrative	33,000

Share-based compensation	$54,000

Basic and diluted net loss per share attributable to common
Basic	$—
Diluted	$—

A summary of option activity under the Plan as of December 31, 2005, and changes during the three months then ended is presented below:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregrate
		Exercise	Contractual	Intrinsic
Options	Shares	Price	Term	Value
	(000)
Outstanding Options at September 30, 2005	4,856	$0.30

Granted	920	$0.11

Exercised	—	—

Forfeited or expired	(43)	$0.45

Outstanding at December 31, 2005	5,733	$0.27	7.4 yrs	$67,110

Exercisable at December 31, 2005	4,031	$0.31	6.8 yrs	$27,960

The weighted average grant-date fair values of options granted during the quarter ended December 31, 2005 were $0.11 per share.  There were no options exercised for the three months ended December 31, 2005.

A summary of the status of our nonvested stock options as of December 31, 2005, and changes during the quarter ended December 31, 2005, is presented below:

	Number of Shares	Weighted average grant-date fair value per share
Nonvested at September 30, 2005	1,098,000	$0.30
Granted	920,000	$0.11
Vested	(316,000)	$0.11
Nonvested at December 31, 2005	1,702,000	$0.30

As of December 31, 2005 there was $145,000 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the 1996 Plan.  That cost is expected to be recognized over a period of 3 years.  The total fair value of shares vested during the three months ended December 31, 2005 was $35,000.

Pro Forma Information under FAS 123 for Periods Prior to Fiscal 2006

The Company measures compensation expense for its stock-based employee compensation plans using the intrinsic value method and provides pro forma disclosures of net loss and basic and diluted net loss per share as if the fair value-based method had been applied in measuring compensation expense. The Company applies SFAS No.123, Accounting for Stock-Based Compensation and Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its employee stock-based compensation plan.

No compensation cost was recognized for employee stock option grants during 2005 based upon the intrinsic value method, which were fixed in nature, as the options were granted at exercise prices equal to fair market value on the date of grant. Had compensation cost for the Company’s employee stock-based compensation plan been determined based on the fair value at the grant dates the disclosure requirements of SFAS No. 148, which amends the disclosure requirements of FAS 123, would have been as follows:

For the three months ended December 31, 2004
Net loss used in computing net loss per share
As reported	$(2,878,000)
Subtract: Total stock based employee compensation expense value based method for all awards, net of related tax effects	(58,000)
Pro forma net loss	$(2,936,000)

Basic and diluted net loss per share attributable to common
As reported	$(0.09)
Pro forma	$(0.09)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants:

For the three months ended December 31, 2004
Dividend Yield	0%
Expected Volatility	235%
Risk free interest rate	4.23%
Expected lives	10 yrs

Income Taxes

Current income tax expense is the amount of income taxes expected to be payable for the current year. A deferred income tax asset or liability is established for the expected future consequences resulting from the differences in the financial reporting and tax bases of assets and liabilities. Deferred income tax expense (benefit) is the change during the year in the deferred income tax asset or liability.

Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be “more likely than not” realized in the future based on the Company’s current and expected operating results.

Net Income (Loss) per Common Share

Basic net income (loss) per common share is computed as net income (loss) divided by the weighted average number of common shares outstanding during the year. Diluted net income (loss) per common share is computed as net loss divided by the weighted average number of common shares and potential common shares, using the treasury stock method, outstanding during the year and assumes conversion into common stock at the beginning of each period of all outstanding shares of convertible preferred stock, stock options, warrants and other potential common stock. Computations of diluted net income (loss) per share do not give effect to individual potential common stock for any period in which their inclusion would be anti-dilutive.

Statements of Cash Flows

The following table provides supplemental cash flow information:

	For the three months ended December 31,
	2005	2004
Supplemental cash flow information:
Interest paid	$4,000	$2,000

Non-cash financing and investing activities:
Accrued preferred stock dividends	$88,000	$74,000
Warrants issued for services	39,000	30,000
Deemed dividend on private placement	500,000	2,200,000
Expiration of warrants	—	133,000
	$627,000	$2,437,000

Note 3 – Spescom Ltd. Transactions and Related Parties

As of December 31, 2005 and September 30, 2005 there were 5,291 shares of Series F Convertible Preferred Stock with a stated value of $1,000 per share held by Spescom Ltd., the majority shareholder of the Company. The Series F Convertible Preferred Stock is convertible into common stock, at a stated conversion price of $0.45 per share subject to certain adjustments.  The conversion is at the option of Spescom Ltd. through September 30, 2008. The outstanding Series F Convertible Preferred Stock is entitled to receive dividends of 5% of the stated value of $1,000 per share per annum, payable on a quarterly basis in cash or common stock (valued on the basis of the average per share market value on the 30 trading days immediately prior to the date on which such dividend is declared by the Board of Directors).  Unpaid dividends accrue interest at the rate of 8% per annum.  As of December 31, 2005, unpaid dividends and accrued interest amounted to $595,000 and $50,000, respectively. As of September 30, 2005, unpaid dividends and accrued interest amounted to $529,000 and $39,000, respectively.

Related party liabilities consist of the following:

	December 31, 2005	September 30, 2005

Payable to Spescom Ltd. UK	$282,000	$213,000

Payable to Spescom Ltd.	$363,000	$302,000
Notes and accrued interest payable on demand - Spescom Ltd. UK	631,000	615,000
	$994,000	$917,000

The Company has two existing demand notes payable to Spescom Ltd. UK, a wholly owned subsidiary of Spescom Ltd.,  for $400,000 and $100,000, each bearing interest rate of 10% per annum.  As of December 31, 2005 and September 30, 2005, the balance owed on the notes including interest was $631,000 and $615,000, respectively.Spescom Ltd. has agreed that it will not cause Spescom Ltd. UK to demand repayment under the two notes prior to October 1, 2006.  Interest expense on the notes was $16,000 and $14,000 for the three months ended December 31, 2005 and 2004, respectively.  These notes are collateralized by a security interest in favor of both

Spescom Ltd. and Spescom Ltd. UK in respect of all the Company’s assets. In November 2005 the Company’s wholly owned subsidiary, Spescom Software Ltd. agreed to guarantee certain loan obligations of Spescom Ltd. totaling $5.4 million as of December 31, 2005.  The proceeds of these loans had been used by Spescom Ltd. in prior years to provide working capital to the Company. The guarantee is secured by the assets of Spescom Software Ltd. which totaled $342,000 as of December 31, 2005.

Under a royalty arrangement beginning in fiscal 2004, Spescom Ltd. resells the Company’s software and maintenance services in South Africa.  Royalty revenue recognized under this agreement for the three months ended December 31, 2005 and December 31, 2004 totaled $37,000 and $9,000, respectively.  In September 2005, Spescom Ltd. performed certain marketing and business development projects for the company along with assisting in raising working capital. Spescom Ltd. had agreed to defer payment for these services until after October 1, 2006. However, interest will accrue on the balance owed at a rate of 11%. The total expense relating to these services was $302,000 for the year ended September 30, 2005 and additional expense of $2,000 was recorded for the three months ended December 31, 2005. As of December 31, 2005, the total unpaid services and interest amounted to $304,000 and $8,000, respectively. At December 31, 2005 personnel related charges are due to Spescom totaled $51,000.

Spescom Ltd. UK provides certain administrative and accounting functions for the Company’s United Kingdom subsidiary.  The Company is billed a monthly fee by Spescom Ltd. UK for reimbursement of certain costs in the United Kingdom including the office facilities, all accounting and human resources services, and certain corporate marketing activities.  For the three months ended December 31, 2005 and 2004, the administrative fees totaled $143,000 and $153,000, respectively.  The office rent for the Company’s United Kingdom operations included in the administrative fee totaled $84,000 and $90,000 for the three months ended December 31, 2005 and 2004, respectively.  At December 31, 2005 and September 30, 2005 the Company had a payable to Spescom Ltd. UK of $282,000 and $213,000, respectively. In 1999, as part of an agreement to sell a 60% interest in its United Kingdom subsidiary to Spescom Ltd., the lease for the United Kingdom office facility was to be assigned to Spescom Ltd. UK; however, the landlord did not grant its consent to the assignment and as such Spescom Ltd.UK has paid the lease for the entire office directly to the landlord.  The lease expires in March 2006 and has an annual rent of $597,000.  A portion of the office has been subleased to third party tenants for an annual rent of $274,000.  The subleases also expire March 2006.

Spescom Ltd. and the Company have entered into a license agreement pursuant to which Spescom Ltd. has licensed to the Company the right to use the name “Spescom” and to use a trademark owned by Spescom Ltd. related to certain computer software. The Company will not pay any royalties to Spescom Ltd. in connection with this license. The license is for an indefinite term, but is terminable by either party upon 60 days prior written notice. Under the license agreement, Spescom Ltd. has agreed to indemnify and hold harmless the Company and its directors, officers, employees and agents against liabilities arising from any claim brought against the Company that alleges that Spescom Ltd.’s or the Company’s use of the licensed trademark infringes the rights of any third party, provided that the Company is in material compliance with the provisions of the license agreement.

Note 4 – Receivables

	December 31,	September 30,
	2005	2005
Receivables consist of:
Receivables	$583,000	$621,000
Less: allowance for doubtful accounts	(8,000)	(8,000)
	$575,000	$613,000

Note 5 – Reconciliation of Net Income (Loss) and Shares Used in Per Share Computations:

	For three months ended December 31,
	2005	2004
Net loss available for common shareholders	$(767,000)	$(2,878,000)

Common stock and common stock equivalents	36,819,000	34,159,000

Basic net income (loss) per share is computed using the weighted average number of common shares outstanding during the period.  Contingently issued shares are included in the computation of basic net income (loss) per share when the related conditions are satisfied.  Diluted net income (loss) per share is computed using the weighted average number of common shares and potentially dilutive securities outstanding during the period.  Potentially dilutive securities consist of contingently issued shares, the common shares issuable upon conversion of preferred stock or convertible debt and shares issuable upon the exercise of stock options and common stock warrants.  Potentially dilutive securities are excluded from the computation if their effect is anti-dilutive.

As of December 31, 2005, a total of 5,733,000 stock options, 6,468,428 common stock warrants and, 5,291 and 1,950 shares of Series F and H Convertible Preferred Stock, respectively, were excluded from the diluted net income (loss) per share calculation, as their effect would be anti-dilutive. There were no shares of Series G Convertible Preferred Stock at December 31, 2005. As of December 31, 2004, a total of 5,393,846 stock options, 3,758,335 common stock warrants and, 5,291 and 2,200 shares of Series F and Series G Convertible Preferred Stock, respectively, were excluded from the diluted net income (loss) per share calculation, as their effect would be anti-dilutive.

Note 6 – Segment and Geographic Information

The Company has one business segment, which consists of the development and sale of a suite of integrated document, configuration and records management software product.

Revenues by customer location are as follows:

	For the three months ended December 31,
	2005	2004
United States	$1,209,000	$917,000
Europe, primarily United Kingdom	492,000	722,000
Other International	131,000	14,000
	$1,832,000	$1,653,000

	December 31,	September 30,
	2005	2005
Identifiable assets from continuing operations:
United States	$1,502,000	$1,300,000
Europe, United Kingdom	342,000	345,000
	$1,844,000	$1,645,000

Note 7—Redeemable Preferred Stock

October 2005 Private Placement

On October 25, 2005, the Company completed a private placement issuing 1,950 shares of Series H Preferred Stock and warrants for the purchase of 925,926 common shares in exchange for cash of $500,000 and 1,450 shares of previously issued Series G Preferred Stock. The common stock warrants have an exercise price of $0.27 per share and expire October 25, 2008. In connection with this transaction, the 1,450 shares of Series G Preferred Stock were cancelled by the Company. Expenses relating to the transaction totaled $64,000 primarily relating to legal and accounting fees. Pursuant to the terms of the financing, the Company filed a registration statement on January 6, 2006 for the common shares issuable under the Series H Preferred Stock and related warrants. (See “March 2006 Private Placement” in Note 10 below.)

The shares of Series H Preferred Stock issued are convertible into common stock at the conversion rate in effect at the time of conversion.  The conversion price per share of the Series H Preferred Stock is equal to 85% of the market price (the volume weighted average price of the Company’s common stock during the 5 immediately preceding trading days), provided that in no event shall the conversion price exceed a ceiling price of $0.40 per share, or be less than a floor price which varies with the aggregate gross revenues of the Company during the last four fiscal quarters for which revenues have been reported by the Company prior to such time, but which will not be lower than $0.0725 per share and not higher than $0.16 per share.

Under the terms of the Series H Preferred Stock, if the Company has not entered into a binding agreement to consummate a consolidation, merger, reclassification of the stock of the Company (subject to certain exceptions), or disposition of all on substantially all of the assets of the Company, on or before April 30, 2006, the holders of Series H Preferred Stock may, by the vote not later than June 30, 2006 of at least two-thirds of the then-outstanding shares, elect to have all of the outstanding shares of Series H Preferred Stock redeemed by the Company.  Upon such election, the Company would be obligated to redeem the Series H Preferred Stock at an amount equal to $1,000 per share plus all declared but unpaid dividends.  In the event that the holders of Series H Preferred Stock exercise their redemption right but the Company does not have sufficient funds available to redeem the Series H Preferred Stock in accordance with applicable law, the holders of Series H Preferred Stock as a class will be entitled to elect the smallest number of directors of the Company constituting a majority of the authorized number of directors. Due to this conditional redemption feature the Series H Preferred Stock has been excluded from stockholders’ equity and liabilities on the balance sheet until the condition are resolved.

The terms of the financing provide for a second closing to have occurred no later than January 20, 2006, under which the Company would issue an additional 500 shares of Series H Preferred Stock and additional warrants for the purchase of 925,926 common shares in exchange for cash of $500,000. The obligations of the purchasers to consummate the second closing were subject to certain conditions, including that the closing price of the Company’s common stock would be $0.16 or greater for 20 consecutive trading days. This stock price condition was not satisfied and the second closing was not completed.

In accordance with EITF 00-27 “Application of issue No 98-5 to Certain Convertible Instruments,” the Company calculated, using the Black –Scholes method, the intrinsic value of the convertible instruments issued and determined that there was a deemed preferred dividend equal to the gross proceeds received of $500,000.

Note 8—Equity

November 2004 Private Placement

On November 5, 2004, the Company completed a financing arrangement whereby the Company issued 2,200 shares of our Series G Preferred Stock along with 2,750,000 common stock warrants for gross proceeds of $2,200,000. The Series G Preferred Stock was convertible into common stock at a price equal to 85% of the volume weighted average price of the Company’s common stock during the five trading days immediately preceding the conversion date; however, the conversion price could be no higher than $0.40 per share and no lower than $0.30 per share. The 2,750,000 warrants have an exercise price of $0.44 per share and expire November 5, 2007. The Company incurred $418,000 in expenses related to the transaction and issued 825,000 common stock warrants to an investment consulting firm. The 825,000 warrants were comprised of 550,000 warrants with an exercise price of $0.40 per share which expire November 5, 2009 and 275,000 warrants with an exercise price of $0.44 per share which expire on November 5, 2007. In connection with the financing, the Company recorded a beneficial conversion of $2,200,000 on the Series G Preferred Stock as a deemed dividend for the three months ended December 31, 2004. During fiscal 2005, 750 shares of the Series G Preferred Stock were converted into 2,428,000 shares of common stock. As part of the private placement in October 2005 the Company exchanged the 1,450 remaining shares of Series G Preferred Stock for 1,450 shares of Series H Preferred Stock. The shares of the Series G Preferred Stock have been cancelled by the Company. (See Note 7)

Issuance of Warrants to Investor Relations Firm

During November 2005, the Company entered into a six-month engagement with an investor relations firm to develop and implement a marketing program to promote financial market and investor awareness for the Company. The investor relations firm will receive warrants to purchase 50,000 shares of the Company’s common stock per month at an exercise price of $0.10 per share for a total of 300,000 shares over the six-month contract. The warrants have a three year term from the date of issuance. In addition the investment relations firm is entitled to receive a one time performance warrant to purchase 500,000 shares of the Company’s common stock at $0.25 per share which shall vest if, during the term of the agreement, the volume weighted average price of the Company’s common stock is above $0.50 for five consecutive days. The investor relations firm has also been granted standard piggyback registration rights with respect to any shares issuable to it by the Company pursuant to warrants received under the agreement. Under EITF 96-19 the fair value of the warrants to purchase 300,000 and 500,000 shares of common stock was determined to be $39,000 and will be expensed ratably over the six month term of the service agreement. (See “March 2006 Issuance of Warrants to Investor Relations Firm” in Note 10 below.)

Note 9 - Recent Pronouncements

There have not been any recent accounting pronouncements since the Company’s last filing that would have a material effect on the financial statements of the Company.

Note 10 – Subsequent Events

March 2006 Private Placement

On March 10, 2006, the Company completed a private placement with M.A.G. Capital, LLC (“MAG”), Monarch Pointe Fund, Ltd. (“Monarch”) and Mercator Momentum Fund III, L.P. (“MMF”). Under the terms of the financing, the Company issued 2,450 shares of Series I Preferred Stock and warrants, expiring March 10, 2009, to purchase

925,926 shares of common stock at $0.27 per share. The Series I Preferred Stock is convertible into no fewer than 11,666,667 shares of common stock and into no more than 33,793,104 shares of common stock. The Company received aggregate consideration of $500,000 and 1,950 shares of the Company’s Series H Convertible Preferred Stock, which have been cancelled, for the Series I Preferred Stock and warrants issued in the private placement. Expenses in connection with the transaction totaled $90,000 primarily relating to legal fees. Effective as of March 10, 2006 the Company withdrew a registration statement that has been filed January 6, 2006 relating to the common shares underlying the Series H Convertible Preferred.

Under the terms of the Series I Preferred Stock, if the Company has not entered into a binding agreement to consummate a consolidation, merger, reclassification of the stock of the Company (subject to certain exceptions), or disposition of all or substantially all of the assets of the Company on or before April 30, 2006, the holders of Series I Preferred Stock may, by the vote not later than December 31, 2006 of at least two-thirds of the then-outstanding shares, elect to have all of the outstanding shares of Series I Preferred Stock redeemed by the Company. Upon such election, the Company would be obligated to redeem the Series I Preferred Stock at an amount equal to $1,000 per share plus all declared but unpaid dividends. In the event that the holders of Series I Preferred Stock exercise their redemption right but the Company does not have sufficient funds available to redeem the Series I Preferred Stock in accordance with applicable law, the holders of Series I Preferred Stock as a class will be entitled to elect the smallest number of directors of the Company constituting a majority of the authorized number of directors.

Each share of Series I Preferred Stock is convertible into a number of shares of common stock determined by dividing $1,000 by the conversion price per share in effect at the time of conversion. The conversion price per share is equal to 85% of the market price (the volume-weighted average price of the Company’s common stock during the 5 immediately preceding trading days, subject to adjustment), provided that in no event shall the conversion price exceed a ceiling price of $0.21 per share, or be less than a floor price of $0.0725 per share. The conversion price is subject to adjustment in the case of any stock split, combination, capital reorganization, reclassification, consolidation or merger, and certain dividends. Subject to certain exceptions, the conversion price is also subject to weighted average anti-dilution adjustment in the case of an issuance of shares of common stock or securities exercisable for or convertible into common stock, at a per share price, exercise price or conversion price less than the conversion price then in effect.

March 2006 Issuance of Warrants to Investor Relations Firm

On March 31, 2006, the Company issued to the investor relations firm a warrant, expiring on the third anniversary of its date of issuance, for the purchase of 300,000 shares of the Company’s common stock at an exercise price of $0.10 per share. The investor relations firm agreed to accept that warrant in lieu of all of the warrants issuable to the investor relations firm as monthly compensation during the six-month term of the agreement and in lieu of the performance warrant.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Spescom Software Inc.
San Diego, California

We have audited the consolidated balance sheets of Spescom Software Inc., as of September 30, 2005 and 2004, and the related consolidated statements of operations, comprehensive loss, shareholders’ deficit, and cash flows for each of the two years in the period ended September 30, 2005.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provided a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Spescom Software Inc. as of September 30, 2005 and 2004, and the results of their operations and their cash flows for each of the two years in the period ended September 30, 2005, in conformity with U.S. generally accepted accounting principles.

SINGER LEWAK GREENBAUM AND GOLDSTEIN LLP

Los Angeles, California

December 27, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Spescom Software Inc.
San Diego, California

We have audited the accompanying consolidated statements of operations, changes in shareholders’ deficit and cash flows of Spescom Software Inc. (formerly Altris Software, Inc.) for the year ended September 30, 2003.  These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations of Spescom Software Inc. and its consolidated cash flows for the year ended September 30, 2003, in conformity with accounting principles generally accepted in the United States of America.

We have also audited Schedule II of Spescom Software Inc. (formerly Altris Software Inc.) for the year ended September 30, 2003. In our opinion, this Schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

GRANT THORNTON LLP

Irvine, California
October 24, 2003 (except Note 6 and Note 8, as to which the date is November 19, 2003)

SPESCOM SOFTWARE INC.
CONSOLIDATED BALANCE SHEETS

	September 30,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$285,000	$109,000
Receivables, net	613,000	954,000
Other current assets	72,000	209,000
Total current assets	970,000	1,272,000

Property and equipment, net	168,000	131,000
Computer software, net	477,000	—
Other assets	30,000	27,000
Total assets	$1,645,000	$1,430,000

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$374,000	$440,000
Payable to Spescom Ltd.	213,000	90,000
Preferred stock dividend payable to Spescom Ltd.	568,000	271,000
Accrued liabilities	1,407,000	1,226,000
Lease obligations– current portion	41,000	19,000
Deferred revenue	3,026,000	1,919,000
Total current liabilities	5,629,000	3,965,000

Long-term payable to Spescom Ltd.	917,000	557,000
Lease obligations	59,000	44,000
Total liabilities	6,605,000	4,566,000

Shareholders’ deficit:
Convertible preferred stock, 243,239 remaining shares authorized
Series F - par value $1.00 per share; 5,291 shares authorized, issued and outstanding in 2005 and 2004	6,790,000	6,790,000
Series G - par value $0.01 per share; 1,670 remaining shares authorized; 1,450 shares issued and outstanding in 2005	1,450,000	—
Common stock, no par value, 100,000,000 shares authorized; 36,818,528 and 34,143,278 shares issued and outstanding in 2005 and 2004	75,938,000	74,726,000
Common stock warrants	1,506,000	278,000
Accumulated other comprehensive loss	(353,000)	(387,000)
Accumulated deficit	(90,291,000)	(84,543,000)
Total shareholders’ deficit	(4,960,000)	(3,136,000)

Total liabilities and shareholders’ deficit	$1,645,000	$1,430,000

The accompanying notes are an integral part of these consolidated financial statements.

SPESCOM SOFTWARE INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended September 30,
	2005	2004	2003
Revenues:
Licenses	$737,000	$3,897,000	$2,053,000
Services and other	5,088,000	5,105,000	5,309,000
Total revenues	5,825,000	9,002,000	7,362,000

Cost of revenues:
Licenses	206,000	260,000	690,000
Services and other	2,232,000	2,249,000	2,334,000
Total cost of revenues	2,438,000	2,509,000	3,024,000

Gross profit	3,387,000	6,493,000	4,338,000

Operating expenses:
Research and development	852,000	1,393,000	1,494,000
Marketing and sales	3,799,000	2,949,000	2,452,000
General and administrative	1,994,000	1,965,000	1,410,000
	6,645,000	6,307,000	5,356,000

Income (loss) from operations	(3,258,000)	186,000	(1,018,000)

Nonrecurring loss on conversion of debt to preferred stock	—	—	(1,499,000)
Interest and other income	1,000	13,000	4,000
Interest and other expense	(291,000)	(151,000)	(491,000)
Net income (loss)	(3,548,000)	48,000	(3,004,000)

Deemed preferred dividend	(2,200,000)	—	—
Net income (loss) available after deemed preferred dividend	(5,748,000)	48,000	(3,004,000)

Cumulative preferred dividends	(301,000)	(271,000)	—
Net loss available to common shareholders	$(6,049,000)	$(223,000)	$(3,004,000)

Earnings per share:
Basic and diluted	$(0.17)	$(0.01)	$(0.10)
Weighted average shares outstanding:
Basic and diluted	34,941,000	34,016,000	31,100,000

Statement of Comprehensive Loss
Net income (loss)	$(3,548,000)	$48,000	$(3,004,000)
Other Comprehensive income (loss):
Foreign currency translation adjustment	34,000	(93,000)	(138,000)
Comprehensive loss	$(3,514,000)	$(45,000)	$(3,142,000)

The accompanying notes are an integral part of these consolidated financial statements.

SPESCOM SOFTWARE INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
Years Ended September 30, 2005, 2004 and 2003
(In thousands except preferred share data )

						Accumulated
						Other
	Preferred Stock		Common Stock		Stock	Comprehensive	Accumulated		Comprehensive
	Share	Amount	Share	Amount	Warrants	Income	Deficit	Total	Loss
Balance at September 30, 2002			30,842	$74,465	$133	$(156)	$(81,587)	$(7,145)
Exercise of stock options			56	6	—	—	—	6
Proceeds from private placement			3,025	438	145	—	—	583
Reclass of equity instuments redeemable for common stock to current liablities (see Note 8)				(1,233)	—	—	—	(1,233)
Foreign currency translation adjustment			—	—	—	(138)	—	(138)	$(138)
Net loss			—	—	—	—	(3,004)	(3,004)	(3,004)
Total comprehensive loss			—	—	—	—	—	—	$(3,142)
Balance at September 30, 2003			33,922	73,676	278	(294)	(84,591)	(10,931)
Exercise of stock options			56	14	—	—	—	14
Reclassification of Preferred Stock (See Note 6)	5,291	$6,790	—	—	—	—	—	6,790
Reclass of equity instruments redeemable for common stock to current liablities (see Note 8)	—	—	—	1,226	—	—	—	1,266
Preferred Stock dividend	—	—	—	(264)	—	—	—	(264)
Common stock issued for services	—	—	165	74	—	—	—	74
Foreign currency translation adjustment	—	—	—	—	—	(93)	—	(93)	$(93)
Net income	—	—	—	—	—	—	48	48	48
Total comprehensive loss	—	—	—	—	—	—	—	—	$(45)
Balance at September 30, 2004	5,291	6,790	34,143	74,726	278	(387)	(84,543)	(3,136)
Exercise of stock options	—	—	74	10	—	—	—	10
Issuance of Series G Preferred Stock & Warrants(see Note 6)	2,200	2,200	—	552	1,197	—	(2,200)	1,749
Preferred Stock dividend Series F	—	—	—	(264)	—	—	—	(264)
Preferred Stock dividend Series G	—	—	82	—	—	—	—	—
Warrants issued for services	—	—	—	—	30	—	—	30
Expiration of warrants	—	—	—	133	(133)	—	—	—
Conversion of Series G Preferred Stock into Common Stock	(750)	(750)	2,428	750	—	—	—	—
Warrants exercised	—	—	91	31	(13)	—	—	18
Extension of expiration date of warrants (see Note 7)	—	—	—	—	147	—	—	147
Foreign currency translation adjustment	—	—	—	—	—	34	—	34	$34
Net loss	—	—	—	—	—	—	(3,548)	(3,548)	(3,548)
Total comprehensive loss	—	—	—	—	—	—	—	—	$(3,514)
Balance at September 30, 2005	6,741	$8,240	36,818	$75,938	$1,506	$(353)	$(90,291)	$(4,960)

The accompanying notes are an integral part of these consolidated financial statements.

SPESCOM SOFTWARE INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended September 30,
	2005	2004	2003
Cash flows from operating activities:
Net income (loss)	$(3,548,000)	$48,000	$(3,004,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	84,000	183,000	491,000
Unpaid interest on notes payable	135,000	108,000	453,000
Deferral of professional service charge from Spescom Ltd.	302,000	—	—
Nonrecurring loss on conversion of debt to preferred stock	—	—	1,499,000
Impairment of capitalized software	36,000	—	—
Extension of expiration date on warrants	147,000	—	—
Warrants issued to consultant	30,000	—	—
Common Stock issued to consultant	—	74,000	—
Gain on derivative revaluation	—	(6,000)	—
Changes in assets and liabilities:
Receivables, net	333,000	(518,000)	1,128,000
Other current assets	228,000	14,000	(263,000)
Accounts payable	(68,000)	30,000	(401,000)
Payable to Spescom Ltd.	20,000	—	—
Accrued liabilities	156,000	60,000	103,000
Deferred revenue	1,119,000	(161,000)	(238,000)
Net cash used in operating activities	(1,026,000)	(168,000)	(232,000)

Cash flows from investing activities:
Purchases of property and equipment	(14,000)	(22,000)	(31,000)
Capitalization of software development costs	(514,000)	—	—
Purchases of software	(39,000)	(10,000)	(12,000)
Net cash used in investing activities	(567,000)	(32,000)	(43,000)

Cash flows from financing activities:
Proceeds from exercise of stock options	10,000	14,000	6,000
Proceeds from exercise of warrants	18,000	—	—
Proceeds from Spescom Ltd. loans	—	600,000	—
Repayment of Spescom Ltd. loans	—	(600,000)	—
Net proceeds from private placement of common stock	1,750,000	—	583,000
Payments on capital lease obligations	(31,000)	(22,000)	(15,000)
Net cash provided (used) by financing activities	1,747,000	(8,000)	574,000

Effect of exchange rate changes on cash	22,000	(16,000)	(53,000)

Net increase (decrease) in cash and cash equivalents	176,000	(224,000)	246,000
Cash and cash equivalents at beginning of period	109,000	333,000	87,000

Cash and cash equivalents at end of period	$285,000	$109,000	$333,000

*See Note 1 for supplemental cash flow information.

The accompanying notes are an integral part of these consolidated financial statements.

SPESCOM SOFTWARE INC.

Notes to Consolidated Financial Statements – September 30, 2005, 2004 and 2003

Note 1—The Company and Summary of Significant Accounting Policies

The Company

The Company develops markets and supports a suite of integrated document, configuration and records management software products. These products were developed to enable customers in a broad range of industries, including utilities, transportation and state and local governments among others to effectively and efficiently manage, share and distribute critical business information, expertise and other intellectual capital.  The Company is headquartered in San Diego, California with an international sales and support subsidiary in London, UK.

Principles of Consolidation

The consolidated financial statements are prepared using accounting principles generally accepted in the United States of America and include the accounts of the Company and its wholly-owned United Kingdom subsidiary, Spescom Software Ltd. All significant intercompany balances and transactions have been eliminated.

Foreign Currency

The functional currency of the Company’s United Kingdom subsidiary is the pound sterling. Assets and liabilities are translated into U.S. dollars at end-of-period exchange rates. Revenues and expenses are translated at average exchange rates in effect for the period. Net currency exchange gains or losses resulting from such translations are excluded from net income and are accumulated in a separate component of shareholders’ deficit as accumulated other comprehensive income(loss). Gains and losses resulting from foreign currency transactions, which are not significant, are included in the consolidated statements of operations.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and also requires disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates made by management include revenue recognition estimates, the viability of recognizing deferred income tax assets, capitalized software costs and the valuation of equity instruments, and the allowance for doubtful accounts.

Revenue Recognition

The Company enters into contractual arrangements with end-users that may include licensing of the Company’s software products, product support and maintenance services, consulting services or various combinations thereof, including the sale of such products or services separately.  The Company recognizes revenue in accordance with Statement of Position (“SOP”) 97-2 “Software Revenue Recognition” and SOP 98-9, “Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions” and Staff Accounting Bulletin (“SAB”)  No. 101, updated by SAB’s 103 and 104 “Update of Codification of Staff Accounting Bulletins.”

Software license and third party product revenues are recognized upon shipment of the product if no significant vendor obligations remain and collection is probable. In cases where a significant vendor obligation exists, revenue recognition is delayed until such obligation has been satisfied. For new software products where a historical record has not yet been demonstrated that acceptance is perfunctory, the Company defers recognition of revenue until acceptance has occurred. If an undelivered element of the arrangement exists under the license arrangement, a portion of revenue is deferred based on vendor-specific objective evidence (VSOE) of the fair value of the undelivered element until delivery occurs.  If VSOE does not exist for all undelivered elements, all revenue is deferred until sufficient evidence exists or all elements have been delivered.  Annual maintenance revenues, which consist of ongoing support and product updates, are recognized on a straight-line basis over the term of the contract. Payments received in advance of performance of the related service for maintenance contracts are recorded as deferred revenue. Revenues from training and consulting services are recognized when the services are performed and adequate evidence of providing such services is available. Contract revenues for long-term contracts or programs requiring specialized systems are recognized using the percentage-of-completion method of accounting, primarily based on contract labor hours incurred to date compared with total estimated labor hours at completion. Provisions for anticipated contract losses are recognized at the time they become known.

Contracts are billed based on the terms of the contract. There are no retentions in billed contract receivables. Unbilled contract receivables relate to revenues earned but not billed at the end of the period.

The Company considers many factors when applying U.S. generally accepted accounting principles related to revenue recognition.  These factors include, but are not limited to:

•                                          The actual contractual terms, such as payment terms, delivery dates, and pricing of the various product and service elements of a contract

•                                          Availability of products to be delivered

•                                          Time period over which services are to be performed

•                                          Creditworthiness of the customer

•                                          The complexity of customizations to the Company’s software required by service contracts

•                                          The sales channel through which the sale is made (direct, VAR, distributor, etc.)

•                                          Discounts given for each element of a contract

•                                          Any commitments made as to installation or implementation of “go live” dates

Each of the relevant factors is analyzed to determine its impact, individually and collectively with other factors, on the revenue to be recognized for any particular contract with a customer.  Management is required to make judgments regarding the significance of each factor in applying the revenue recognition standards, as well as whether or not each factor complies with such standards.  Any misjudgment or error by management in its evaluation of the factors and the application of the standards, especially with respect to complex or new types of transactions, could have a material adverse effect on the Company’s future operating results.

Fair Value of Financial Instruments

Statement of Financial Accounting Standards (“SFAS”) No. 107, “Disclosures About Fair Value of Financial Instruments”, requires management to disclose the estimated fair value of certain assets and liabilities defined by SFAS No. 107 as cash or a contractual obligation that both conveys to one entity a right to receive cash or other financial instruments from another entity, and imposes on the other entity the obligation to deliver cash or other financial instruments to the first entity. At September 30, 2005 and 2004, management believes that the carrying amounts of cash and cash equivalents, short-term investments, accounts receivable and accounts payable, and accrued expenses approximate fair value because of the short maturity of these financial instruments. The Company believes that the carrying value of its loans, leases and lines of credit approximate their fair values based on current market rates of interest.

Concentration of Credit Risk

The Company provides products and services to customers in a variety of industries worldwide, including local governments, petrochemicals, utilities, manufacturing and transportation. Concentration of credit risk with respect to trade receivables is limited due to the geographic and industry dispersion of the Company’s customer base. The Company has not experienced significant credit losses on its customer accounts.

A small number of customers has typically accounted for a large percentage of the Company’s annual revenues. Network Rail accounted for 16% of revenues for fiscal 2005 while Network Rail and Constellation Energy Group accounted for 23% and 15%, respectively of revenues for fiscal 2004.  Network Rail accounted for 19% of revenues for fiscal 2003.

Property and Equipment

Property and equipment is recorded at cost and depreciated using the straight-line method over useful lives of two to seven years. Leasehold improvements are amortized on a straight-line basis over the shorter of their useful life or the term of the related lease.

Accumulated depreciation of property and equipment was $1,094,000 and $1,256,000 at September 30, 2005 and 2004 respectively.  The related depreciation expense was $57,000, $125,000 and $123,000 for the years ended September 30, 2005, 2004 and 2003 respectively.  Expenditures for ordinary repairs and maintenance are expensed as incurred while major additions and improvements are capitalized.

Software Development Costs and Purchased Software

Software development costs and purchased software are capitalized when technological feasibility and marketability of the related product have been established. Software development costs incurred solely in connection with a specific contract are charged to cost of revenues. Capitalized software costs are amortized on a product-by-product basis, beginning when the product is available for general release to customers.  In 2005 the Company capitalized $514,000 of internal software developments costs.  Annual amortization expense is calculated using the greater of the ratio of each product’s current gross revenues to the total of current and expected gross revenues or the straight-line method over the estimated useful life of three to four years. Accumulated amortization of capitalized software costs was $299,000 and $272,000 at September 30, 2005 and 2004, respectively. The related amortization expense was $27,000, $58,000, and $368,000 for the years ended September 30, 2005, 2004 and 2003, respectively.  In 2005, the Company determined that certain of its capitalized software development cost had been impaired in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed.”  Based on the expectation that future net cash flows would be less than the carrying amount of the asset, the Company wrote down the capitalized software by $36,000 to its net realizable value.  The associated expense is included in general and administrative expense for the year ended September 30, 2005.

Long-lived Assets

The Company assesses potential impairments to its long-lived assets when there is evidence that events or changes in circumstances have made recovery of the asset’s carrying value unlikely. An impairment loss would be recognized when the sum of the expected future net cash flows is less than the carrying amount of the asset.  The Company concluded in fiscal 2005 and 2004 that there were no events or changes in circumstances that would indicate that the carrying amounts of long-lived assets were impaired.

Derivatives

Under Emerging Issues Task Force (EITF) Issue No. 00-19, Accounting for Derivative Financial Instruments Index to, and Potentially Settle in, a Company’s Own Stock, the initial balance sheet classification of contracts that require net cash settlement are recorded as assets or liabilities and contracts that require settlement in shares are recorded as equity instruments. At each balance sheet date, the Company reviews contracts and equity instruments that are to be settled in common stock to determine if sufficient common shares are available to satisfy the maximum number of shares that could be required to net-share settle the contracts, among other conditions.  If sufficient common shares do not exist, then certain contracts are reclassified as a liability based on their fair value.  Changes in fair value are accounted for in the statement of operations. (See Note 8).

Stock-Based Compensation

The Company measures compensation expense for its stock-based employee compensation plans using the intrinsic value method and provides pro forma disclosures of net loss and basic and diluted net loss per share as if the fair value-based method had been applied in measuring compensation expense. The Company applies SFAS No.123, Accounting for Stock-Based Compensation and Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its employee stock-based compensation plan.

No compensation cost was recognized for employee stock option grants during 2005, 2004 or 2003 based upon the intrinsic value method, which were fixed in nature, as the options were granted at exercise prices equal to fair market value on the date of grant. Had compensation cost for the Company’s employee stock-based compensation plan been determined based on the fair value at the grant dates the disclosure requirements of SFAS 148, which amends the disclosure requirements of FAS 123, would have been as follows:

	Years ended September 30,
	2005	2004	2003
Net income (loss) used in computing net income (loss) per share
As reported	$(6,049,000)	$(223,000)	$(3,004,000)
Add: Total stock based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(190,000)	(423,000)	(76,000)
Pro forma	$(6,239,000)	$(646,000)	$(3,080,000)
Basic and diluted net loss per share
As reported	$(0.17)	$(0.01)	$(0.10)
Pro forma	$(0.18)	$(0.02)	$(0.10)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants:

	2005	2004	2003
Dividend yield	0%	0%	0%
Expected volatility	154%	170%	315%
Risk free interest rate	4%	4%	4%
Expected lives (years)	10	10	10

Income Taxes

Current income tax expense is the amount of income taxes expected to be payable for the current year. A deferred income tax asset or liability is established for the expected future consequences resulting from the differences in the financial reporting and tax bases of assets and liabilities. Deferred income tax expense (benefit) is the change during the year in the deferred income tax asset or liability. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be “more likely than not” realized in the future based on the Company’s current and expected operating results.

Net Loss per Common Share

Basic net loss per common share is computed as net loss divided by the weighted average number of common shares outstanding during the year. Diluted net loss per common share is computed as net loss divided by the weighted average number of common shares and potential common shares, using the treasury stock method, outstanding during the year and assumes conversion into common stock at the beginning of each period of all outstanding shares of convertible preferred stock, stock options, warrants and other potential common stock. Computations of diluted net loss per share do not give effect to individual potential common stock for any period in which their inclusion would be anti-dilutive.

Statements of Cash Flows

The following table provides supplemental cash flow information:

	Years ended September 30,
	2005	2004	2003
Supplemental cash flow information:
Interest paid	$12,000	$43,000	$3,000

Non-cash financing and investing activities:
Deemed preferred dividend on private placement	$2,200,000	—	—
Expiration of warrants	$133,000	—	—
Accrued preferred stock dividends	$265,000	$271,000	—
Acquisition of equipment under capital lease	$68,000	—	$84,000
Conversion of debt and payables owed to Spescom Ltd. into preferred stock	—	—	$5,291,000
Nonrecurring loss on conversion of debt and payables to preferred stock	—	—	$1,499,000

Note 2—Summary of Significant Accounting Policies

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS 123R which requires companies to measure all employee stock-based compensation awards using a fair value method and record such expense in the Company’s consolidated financial statements.  The provisions of SFAS 123R are effective for the first annual reporting period that begins after June 15, 2005. The Company will adopt this standard at the beginning of fiscal 2006 and will elect the modified-prospective transition method. Under the modified-prospective method, awards that are granted, modified, repurchased or cancelled after the date of adoption should be measured and accounted for in accordance with SFAS 123R. Awards that are granted prior to the effective date should continue to be accounted for in accordance with SFAS 123 except that stock option expense for unvested options must be recognized in the income statement. The impact of adoption of SFAS 123R cannot be predicted at this time because it will depend on, among other things, levels of share-based payments granted in the future, the market value of the Company’s common stock as well as assumptions regarding a number of complex variables. These variables include, but are not limited to, the Company’s stock price, volatility, and employee stock option exercise behaviors and the related tax impact. However, had the Company adopted SFAS 123R in prior periods, the Company believes the impact of that standard would have approximated the impact of SFAS 123 as described in the above “Stock Based Employee Compensation” disclosure of pro forma net income and earnings per share.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (SFAS 154), which replaces Accounting Principles Board Opinion No. 20 “Accounting Changes” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements”. SFAS 154 is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005 and requires retrospective application to prior period financial statements of voluntary changes in accounting principle, unless it is impractical to determine either the period-specific effects or the cumulative effect of the change. The consolidated financial position, results of operations or cash flows will only be impacted by SFAS 154 if the Company implements a voluntary change in accounting principle or correct accounting errors in future periods.

In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (FIN 47) which is effective for fiscal years ending after December 15, 2005 and is an interpretation of FASB Statement No. 143, “Accounting for Asset Retirement Obligations”. FIN 47 requires recognition of a liability for the fair value of a conditional asset retirement obligation when incurred if the fair value of the liability can be reasonably estimated. The Company does not expect the adoption of FIN 47 to have a material impact on the consolidated financial position, results of operations or cash flows.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions” (SFAS 153), as part of its short-term international convergence project with the International Accounting Standards Board (IASB). Under SFAS 153, nonmonetary exchanges are required to be accounted for at fair value, recognizing any gains or losses, if their fair value is determinable within reasonable limits and the transaction has commercial substance. SFAS 153 is effective for fiscal years beginning after June 15, 2005.  The Company does not expect the adoption of SFAS 153 to have a material impact on the consolidated financial position, results of operations or cash flows.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4” (SFAS 151), which adopts wording from the IASB’s International Accounting Standard, “Inventories,” in an effort to improve the comparability of cross-border financial reporting. The new standard indicates that abnormal freight, handling costs and wasted materials are required to be treated as current period charges rather than as a portion of inventory costs. Additionally, the standard clarifies that fixed production overhead should be allocated based on the normal capacity of a production facility. SFAS 151 is effective for fiscal years beginning after June 15, 2005. The Company does not expect the adoption of SFAS 151 to have a material impact on the consolidated financial position, results of operations or cash flows.

Note 3 – Spescom Ltd. Transaction and Related Parties

In September 2003, $5,291,000 of debt owed to Spescom Ltd. and its wholly owed subsidiary, Spescom UK was converted into preferred stock.  The debt converted was comprised of the outstanding principal balance of promissory notes plus accrued but unpaid interest as well as accounts payable due to Spescom UK in the amount of $492,000.  On September 30, 2003, the Company issued 5,291 Series F Convertible Preferred Stock which has a stated value of $1,000 per share.  The Series F Convertible Preferred Stock is convertible into common stock based on a conversion price of $0.45 per share subject to certain adjustments.  The conversion is at the option of Spescom Ltd. through September 30, 2008.

Related party liabilities consist of the following:

	September 30,
	2005	2004
Payable to Spescom UK	$213,000	$90,000

Payable to Spescom Ltd.	$302,000	—
Notes and accrued interest payable on demand - Spescom UK	615,000	$557,000
	$917,000	$557,000

On November 18, 2003 the Company issued a note payable to Spescom UK with a principal balance of $600,000 bearing an interest rate of 5% per annum, with principal payable in two installments of approximately $300,000 plus interest at January 31, 2004 and March 31, 2004.  The first payment of $305,000 was made on January 29, 2004 to Spescom UK and the remaining balance of $304,000 was paid on May 18, 2004.  The due date for the second payment had been extended from March 31, 2004 to May 31, 2004. Interest expense on the note for fiscal 2004 was $9,000.

In addition, the Company had two demand notes payable to Spescom UK for $400,000 and $100,000, each bearing an annual interest rate of 10%.  Spescom Ltd. has agreed that it will not cause Spescom UK to demand repayment under the two notes prior to October 1, 2006.  These notes payable are collateralized by a security interest in favor of both Spescom Ltd. and Spescom UK in respect of all of the Company’s assets.  In November 2005 the Company’s wholly owned subsidiary, Spescom Software Ltd. agreed to guarantee certain loan obligations of Spescom Ltd.  The proceeds of these loans had been used by Spescom Ltd. in prior years to provide working capital to the Company.  The guarantee is secured by the assets of Spescom Software Ltd. which totaled $345,000 at September 30, 2005.

Under a royalty arrangement beginning in 2004, Spescom Ltd. resold the Company’s software and maintenance services.  Royalty revenue recognized in 2005 and 2004 totaled $81,000 and $47,000, respectively.  The Company also charged Spescom Ltd. for certain marketing services totaling $59,000 and $49,000 for the years ended September 30, 2004 and 2003, respectively.  In 2005 Spescom Ltd. performed certain marketing and business development projects for the Company along with assisting in raising working capital.  Total expense in 2005 relating to these services was $302,000.  Spescom Ltd. has agreed to defer payment for these services until after October 1, 2006, however interest will accrue on the balance owed at a rate of 11% per annum.

Spescom Ltd. provides certain administrative and accounting functions for the Company’s United Kingdom subsidiary.  The Company is billed a monthly fee by Spescom Ltd. for reimbursement of certain costs in the United Kingdom including the office facilities, all accounting and human resources services, and certain corporate marketing activities.  For the year ended September 30, 2005, 2004 and 2003 the administrative fees totaled $605,000, $588,000 and $545,000, respectively.  The office rent for the Company’s United Kingdom operations included in the administrative fee totaled $354,000, $344,000 and $287,000, respectively for the year ended September 30, 2005, 2004 and 2003.  At September 30, 2005 and 2004 the Company had a payable to Spescom Ltd. of $213,000 and $90,000, respectively.  In 1999, as part of an agreement to sell a 60% interest in its United Kingdom subsidiary to Spescom Ltd., the lease for the United Kingdom office facility was to be assigned to Spescom Ltd.; however, the landlord did not grant its consent to the assignment and as such Spescom Ltd. has paid the lease for the entire office directly to the landlord.  The lease expires in March 2006 and has an annual rent of $630,000.  A portion of the office has been subleased to third party tenants for an annual rent of $289,000.  The subleases also expire March 2006.

Spescom Ltd. and the Company have entered into a license agreement pursuant to which Spescom Ltd. has licensed to the Company the right to use the name “Spescom” and to use a trademark owned by Spescom Ltd. related to certain computer software. The Company will not pay any royalties to Spescom Ltd. in connection with this license. The license is for an indefinite term, but is terminable by either party upon 60 days prior written notice. Under the license agreement, Spescom Ltd. has agreed to indemnify and hold harmless the Company and its directors, officers, employees and agents against liabilities arising from any claim brought against the Company that alleges that Spescom Ltd.’s or the Company’s use of the licensed trademark infringes the rights of any third party, provided that the Company is in material compliance with the provisions of the license agreement.

Note 4—Balance Sheet Information

	September 30,
	2005	2004
Receivables, net:
Receivables	$621,000	$1,037,000
Less: allowance for doubtful accounts	(8,000)	(83,000)
	$613,000	$954,000

Property and equipment, net:
Computer equipment	$1,011,000	$1,211,000
Purchase software	326,000	287,000
Equipment under capital leases	150,000	84,000
Furniture & fixtures	73,000	77,000
	1,560,000	1,659,000
Less accumulated depreciation & amortization	(1,392,000)	(1,528,000)
	$168,000	$131,000

Accrued liabilities
Accrued vacation	$300,000	$330,000
Employee compensation related expenses	261,000	251,000
Accrued termination costs	152,000	—
Payable to customers	274,000	204,000
Accrued audit and tax fees	144,000	162,000
Sales and VAT taxes payable	69,000	95,000
Other	207,000	184,000
	$1,407,000	$1,226,000

During the fourth quarter of fiscal 2005, the Company expensed $203,000 in general and administrative expense relating to one–time termination costs associated with severance for two of the Company’s officers.  The Company implemented the restructuring in an effort to focus the business on its historical core markets and to reduce expenses.  As of September 30, 2005, the Company had paid $51,000 in severance with the remaining balance of $152,000 to be paid over the next five months.

Note 5 – Reconciliation of Net Loss and Shares Used in Per Share Computations:

Basic earnings per share is computed on the basis of the weighted average number of common shares outstanding. Diluted earnings per share is computed on the basis of the weighted average number of common shares outstanding plus the effect of outstanding stock options, stock awards and shared performance stock awards using the “treasury stock” method. The components of basic and diluted earnings per share were as follows:

	Years ended September 30,
	2005	2004	2003
Net income (loss) available for common shareholders	$(6,049,000)	$(223,000)	$(3,004,000)

Common stock and common stock equivalents	34,941,000	34,016,000	31,100,000

For the years September 30, 2005, 2004 and 2003, shares totaling 1,541,000, 1,069,000 and 2,400,000, respectively, attributable to outstanding stock options, were excluded from the calculation of diluted earnings per share because the effect was antidilutive.

In September 2003, the Company issued an option to purchase 2,500,000 shares of common stock to an investment consulting firm involved in a private placement and the Company issued 5,291 shares of Series F Preferred Stock to Spescom Ltd. and Spescom UK with a stated value of $1,000 per share which are convertible into the Company’s common stock at a stated conversion price of $0.45 per share representing a total of 11,757,778 shares of common stock.  Also in September 2003, the Company issued warrants to investors who participated in the private placement to purchase 1,008,335 shares of the Company’s common stock.  In November 2004 the Company issued 2,200 shares of Series G Preferred Stock along with certain warrants to purchase  2,197,000 shares of common stock.  The stock options, warrants and convertible preferred stock were excluded from calculations of per share amounts, because their effect would be antidilutive for all periods.

Note 6—Convertible Preferred Stock

Series G Convertible Preferred Stock

On November 5, 2004, the Company completed a financing arrangement whereby the Company issued 2,200 shares of our Series G Convertible Preferred Stock (“Series G Preferred Stock”) along with 2,750,000 common stock warrants for gross proceeds of $2,200,000.  The Series G Preferred Stock is convertible into common stock at a price equal to 85% of the volume weighted average price of the Company’s common stock during the five trading days immediately preceding the conversion date; however, the conversion price can be no higher than $0.40 per share and no lower than $0.30 per share.  The 2,750,000 warrants have an exercise price of $0.44 per share and expire November 5, 2007.  The Company incurred $450,000 in expenses related to the transaction and issued 825,000 common stock warrants to an investment consulting firm.  The 825,000 warrants were comprised of 550,000 warrants with an exercise price of $0.40 per share which expire November 5, 2009 and 275,000 warrants which have an exercise price of $0.44 which expire on November 5, 2007. In connection with the financing, the Company recorded a beneficial conversion of $2,200,000 on the Series G Preferred Stock as a deemed dividend for the year ended September 30, 2005.  The Company recorded the value of the Series G Preferred Stock equal to the gross proceeds of $2,200,000 while the fair value of the warrants was determined to be $1,197,000 computed using a Black-Scholes model. In connection with the beneficial conversion the Company recorded a net increase of $552,000 in common stock after transaction costs.

The Series G Preferred Stock is entitled to a liquidation preference equal to $1,000 per share, plus declared but unpaid dividends per share.  Commencing on the issuance date of the Series G Preferred Stock the Series G Preferred Stock was entitled to receive dividends of 5% of the stated value of $1,000 per share per annum, only payable until the registration statement for the common stock underlying the Series G Preferred Stock was declared effective by the Securities and Exchange Commission (“SEC”).  On March 22, 2005 the SEC declared the registration statement effective.  Thus the Series G Preferred Stock is no longer entitled to dividends.  During the year ended September 30, 2005, the Company issued 82,050 shares of common stock with a value of $37,000 as a dividend on the Series G Preferred Stock. The $37,000 was recorded as a cumulative preferred dividend for the year ended September 30, 2005.

In 2005, 750 shares of the Series G Preferred Stock with a value of $750,000 were converted into 2,428,000 shares of common stock.  In November 2005 the remaining 1,450 shares of Series G Preferred Stock were exchanged for Series H Convertible Preferred Stock as part of a private placement  (see Note 14).

Series F Convertible 5% Preferred Stock

On September 30, 2003, the Company issued 5,291 shares of Series F Convertible Preferred Stock (the “Series F Preferred Stock”) with a stated value of $1,000 per share in consideration of the cancellation of $5,291,000 of its debt owed to Spescom Ltd. and its subsidiary (See Note 3).  The Series F Preferred Stock is convertible into the Company’s common stock at a stated conversion price of $0.45 per share, subject to certain adjustments to prevent dilution, representing a total of 11,757,778 shares of the Company’s common stock.  Such conversion may occur at the option of the holder until September 30, 2008.  On that date, any outstanding Series F Preferred Stock not previously converted will be converted automatically.

The Series F Preferred Stock is entitled to a liquidation preference equal to $1,000 per share, plus accrued but unpaid dividends per share and interest on all accrued but unpaid dividends.  The Series F Preferred Stock is also entitled to receive dividends of 5% of the stated value of $1,000 per share per annum, payable on a quarterly basis in cash or common stock (valued on the basis of the average per share market value on the 30 trading days immediately prior to the date on which such dividend is declared by the Board of Directors).  Unpaid dividends accrue interest at the rate of 8% per annum.  As of September 30, 2005 and  2004, unpaid dividends were $529,000 and $264,000, respectively and related accrued interest amounted to $29,000 and $7,000, respectively.  As part of the transaction, Spescom Ltd. and its U.K. subsidiary received certain demand and piggyback registration rights with respect to the common stock underlying the Series F Preferred Stock.  The holder of each share of preferred stock is entitled to the number of votes equal to the number of shares of common stock which the Series F Preferred Stock is entitled to upon conversion on all matters submitted to the vote of the holders of common stock, and shall vote as a class with the holders of common stock.  In a change of control, merger or sale, the Series F Preferred Stock holders would preserve their conversion rights and would be entitled to the same number and amount of shares immediately prior to such transaction.

The Company recorded an inducement charge of $1,499,000 on the issuance of the Series F Preferred Stock as of the commitment date of September 30, 2003 based on the difference between the carrying value of the debt of $5,291,000 and the fair value of the Preferred Shares of $6,790,000.  The Company determined the fair value of the Series F Preferred Stock at $6,790,000 based on factors including contemporary trading prices and a valuation using the Black-Scholes model. As a result, the effective conversion rate at which the Series F Preferred Stock is convertible into common stock is $0.57 per share.  In addition due to the effective conversion rate exceeding the fair value of the underlying common stock on the date of issuance, there is no beneficial conversion feature associated with the preferred stock.

Note 7—Shareholders’ Deficit

Private Placement

In August 2003, the Company issued a vested three-year option to purchase 1,000,000 shares of the Company’s common stock at $0.22 that expires on August 15, 2006 to an investment consulting firm upon completion of a private placement of at least $600,000.  In September 2003, the Company completed a private placement of 3,025,000 shares of common stock with accredited investors resulting in gross proceeds to the Company of $605,000.   After expenses, net proceeds to the Company totaled $583,000.  In connection with the private placement the investors received 1,008,335 warrants to purchase shares of common stock on a one for one basis at $0.20 per share.  The warrants were originally due to expire on August 31, 2005, but the Company extended the for one year in August 2005 as discussed under “Warrants” below.  The investment consulting firm received an additional option to purchase 1,500,000 shares of common stock at $0.22 per share which will vest if the Company consummates a transaction with investors introduced by that firm that provides the Company with at least $2,400,000 in additional investment capital.  The option will expire on August 15, 2006.  In addition, the firm has been granted piggyback registration rights entitling it to have any shares issuable to it by the Company included in any registration statement filed by the Company.

Common Stock for Services

In September 2003, the Company entered into a six-month agreement with a new public relations firm.  In connection with this agreement 90,000 shares of fully-paid non-assessable stock, valued at $0.51 per share or $45,000, was part of the compensation to the firm for its services to the Company.  In March 2004, the Company renewed the agreement for an additional six-month period.  In connection with this renewal, 75,000 shares of fully-paid non-assessable stock, valued at $0.38 per share or $28,000 were issued as part of the compensation to the firm for services to the Company.  In fiscal year 2002, the Company issued 130,000 stock options to a consultant for services and recorded compensation expense of $42,000 based upon the fair value of the options computed using a Black-Scholes model.

Warrants

In September 2003, warrants were issued to investors to purchase 1,008,335 shares of the Company’s common stock at an exercise price of $0.20 per share in conjunction with a private placement of accredited investors.  During 2005 warrants to purchase 90,833 shares of common stock were exercised.  The warrants were originally issued with an expiration date of August 31, 2005. All warrants were recorded based on their fair value at date of issuance determined using a Black-Scholes model. (see Note 8)  In August 2005, the Company extended the life of the warrants one year to August 31, 2006 and increased the exercise price of warrants from $0.20 to $0.30 per share.  As a result of extending the life of the warrants and in accordance with FIN 44, the Company remeasured the value of the warrants and recorded an expense of $147,000 in the 4th quarter of fiscal 2005.

Warrants for services

On November 4, 2004, the Company issued to a public relations firm warrants to purchase 1,000,000 shares of its common stock at $0.40 per share, expiring November 3, 2007. The warrants vest and become exercisable as follows:  (i) 500,000 warrants vest on the date that the average of the last sale price of the Company’s stock on the OTC Bulletin Board for the ten trading days immediately preceding such date (the “Market Price”) exceeds $0.60 per share, (ii) 250,000 warrants vest on the date that the Market Price exceeds $0.70 per share, and (iii) the remaining 250,000 warrants vest on the date that the Market Price exceeds $0.80 per share.  The fair value of the warrants, which was determined to be $30,000, was recognized ratably over the six months of the service agreement.

Common Stock Options

In September 2003, in connection with the private placement, an investment consulting firm received a vested three-year option to purchase 1,000,000 shares of the Company’s common stock at an exercise price of $0.22 per share.  This option became vested upon completion of the private placement.  This firm also received an additional option to purchase 1,500,000 shares of common stock at $0.22, which will vest if the Company consummates a transaction with investors introduced by or through this firm investment consulting firm that provides the Company with at least $2,400,000 in additional investment capital.  These options expire on August 15, 2006.

In April 1996, the Company adopted its 1996 Stock Incentive Plan (the “1996 Plan”).  The 1996 Plan is administered by either the Board of Directors or a committee designated by the Board to oversee the plan.  On January 30, 2004 at the stockholder’s meeting a motion was approved to increase the authorized shares by 3,000,000 from 2,425,000 for the maximum number of shares of Common Stock to be issued were 5,425,000, under the 1996 plan.  As of September 30, 2005, options to purchase 4,856,000 shares are outstanding and 2,219,962 shares are available for grant.

The option vesting period under the plan is determined by the Board of Directors or a Stock Option Committee and usually provides that 25% of the options granted can be exercised 90 days from the date of grant, and thereafter, those options vest and become exercisable in additional cumulative annual installments of 25% commencing on the first anniversary of the date of grant. Options granted are generally due to expire upon the sooner of ten years from date of grant, thirty days after termination of services other than by reason of convenience of the Company, three months after disability, or one year after the date of the option holder’s death. The option exercise price is equal to the fair market value of the common stock on the date of grant.  Options granted to employees under the 1996 Plan may be either incentive stock options or nonqualified options. Only nonqualified options may be granted to nonemployee directors.

The following table summarizes information about employee stock options outstanding:

	Year ended, September 30,
	2005		2004		2003
	Shares	Weighted average exercise price	Shares	Weighted average exercise price	Shares	Weighted average exercise price
Outstanding at beginning of year	5,090,750	$0.31	4,635,750	$0.31	1,971,876	$0.45
Options granted	150,000	0.23	620,000	0.35	2,830,000	0.21
Options exercised	(74,000)	0.14	$(56,000)	0.24	$(55,688)	0.14
Options forfeited	(310,750)	0.42	$(109,000)	0.65	$(110,438)	0.21
Outstanding at end of year	4,856,000	$0.30	5,090,750	$0.31	4,635,750	$0.31

Options exercisable at end of year	3,758,000		3,054,000		1,454,250

Weighted average fair value of options during the year	$0.30		$0.31		$0.26

The following table summarizes information about employee stock options outstanding at September 30, 2005:

	Options Outstanding			Options Exercisable
	Number outstanding at September 30, 2005	Weighted average remaining contractual life	Weighted Average exercise price	Number exercisable at September 30, 2005	Weighted average exercise price
Range of Exercise prices
$ 0.140 to $0.140	500,000	6.57 years	$0.14	500,000	$0.14
$ 0.180 to $0.180	250,000	7.54 years	$0.18	187,500	$0.18
$ 0.210 to $0.210	2,460,000	7.87 years	$0.21	1,845,000	$0.21
$ 0.230 to $0.330	282,000	7.21 years	$0.25	117,000	$0.26
$ 0.350 to $0.350	508,500	8.24 years	$0.35	270,500	$0.35
$ 0.370 to $0.562	605,250	5.14 years	$0.51	587,750	$0.52
$ 0.625 to $1.313	241,500	4.58 years	$1.03	241,500	$1.03
$ 1.875 to $1.875	5,000	4.65 years	$1.88	5,000	$1.88
$ 5.94 to $5.94	750	1.16 years	$5.94	750	$5.94
$ 6.380 to $6.380	3,000	1.26 years	$6.38	3,000	$6.38

$ 0.140 to $6.380	4,856,000	7.21 years	$0.30	3,758,000	$0.32

Note 8—Derivatives

At September 30, 2003, the Company did not have a sufficient number of authorized shares of its common stock to satisfy potential exercises of 1,108,335 warrants held by investors and 1,150,000 options held by non-employees.  As a result, the fair value of such equity instruments was reclassified from shareholders’ deficit to current liabilities.  The fair value of the warrants and options was determined using the Black-Scholes model at the date of reclassification and totaled $1,233,000.  As of December 31, 2003, the total options held by non-employees was reduced by 130,000 options from 1,150,000 to 1,020,000 due to the exercise of 50,000 options and the expiration of 80,000 options.  The Company recognized a gain of $5,000 on the revaluation of the remaining warrants and options as of December 31, 2003.  At the Annual Meeting of Shareholders that was held on January 30, 2004, the shareholders approved a proposal to amend the Company’s Articles of Incorporation to increase the number of shares of authorized common stock from 40,000,000 to 100,000,000 shares.  As a result, the Company has sufficient number of shares of common stock authorized to satisfy potential exercises of 1,108,335 warrants held by investors and 1,150,000 options held by non-employees.  In 2004, the fair value of such equity instruments of $1,159,000 was reclassified from current liabilities to equity and a gain of $1,000 was recognized on the revaluation of the warrants and options to equity during the quarter ended March 31, 2004.  In addition the preferred stock of $6,790,000 was reclassified to equity from mezzanine equity.

Note 9 - Income Taxes:

Deferred tax assets and liabilities are comprised of the following:

	September 30,
	2005	2004
Deferred tax assets:
Net operating loss carryforwards	$11,877,000	$12,567,000
Research and development costs	372,000	1,007,000
Depreciation and amortization	78,000	94,000
Deferred revenue	800,000	576,000
Accruals	134,000	184,000
Credits	274,000	328,000
Other	8,000	66,000
Total deferred tax assets	13,543,000	14,822,000
Less valuation allowance	(13,543,000)	(14,822,000)
Net deferred tax assets	$—	$—

The Company has recorded a valuation allowance amounting to the entire net deferred tax asset balance due to its lack of a history of earnings, possible limitations on the use of carryforwards, and the expiration of certain of the net operating loss carryforwards (“NOL”) which gives rise to uncertainty as to whether the net deferred tax asset is realizable.   The valuation allowance decreased by $1,279,000 during the year ended September 30, 2005.  Internal Revenue Code Section 382 and similar California rules place a limitation on the amount of taxable income that can be offset by carryforwards after a change in control (generally greater than a 50% change in ownership).

As a result of these provisions, utilization of the NOL may be limited.  There were no significant differences from the Company’s total provision for income taxes as compared to applying the statutory foreign and U.S. federal income tax rates for the years ended September 30, 2005, 2004 and 2003.

The Company has NOL carryforwards of $33,637,000 and $4,988,000 for federal and state tax purposes, respectively, which expire over the years 2006 through 2023.   Effective September 11, 2002, pursuant to California revenue and tax code section 24416.3, no net operating loss deduction would be allowed for any taxable year beginning on or after January 1, 2002, and before January 1, 2004.  For any suspended losses, the carryover period would be extended by one year for losses incurred in tax year beginning on or after January 1, 2002, and before January 1, 2003; and by two years for losses incurred in taxable years beginning before January 1, 2002.  The Company has investment and research activity credit carryforwards aggregating $274,000, which will substantially expire in 2006.

Note 10—Segment and Geographic Information

The Company has one business segment, which consists of the development and sale of a suite of integrated document, configuration and records management software product.

Revenues for the years ended September 30, 2005, 2004 and 2003, by customer location are as follows:

	2005	2004	2003
United States	$2,960,000	$4,706,000	$4,237,000
Europe, primarily United Kingdom	2,583,000	4,112,000	3,072,000
Other International	282,000	184,000	53,000
	$5,825,000	$9,002,000	$7,362,000

Information by geographic location for the years ended September 30, 2005, 2004 and 2003, are as follows:

	United States	Europe and other	Corporate Research and Development	Consolidated
2005
Revenues	$3,162,000	$2,663,000	$—	$5,825,000
Operating income (loss)	(1,869,000)	(537,000)	(852,000)	(3,258,000)
Identifiable assets	1,300,000	345,000	—	1,645,000

2004
Revenues	$4,883,000	$4,119,000	$—	$9,002,000
Operating income (loss)	1,630,000	(51,000)	(1,393,000)	1,860,000
Identifiable assets	973,000	457,000	—	1,430,000

2003
Revenues	$4,271,000	$3,091,000	$—	$7,362,000
Operating income (loss)	199,000	249,000	(1,466,000)	(1,018,000)
Identifiable assets	941,000	289,000	—	1,230,000

A majority of the Europe and other revenues and operating income (loss) and all of the identifiable assets are attributable to the Company’s subsidiary in the United Kingdom. The Europe and other segment includes revenues from Network Rail that totaled 16%, 15% and 19% of the Company’s consolidated revenues for the years ended September 30, 2005, 2004 and 2003, respectively.  The United States segment includes revenues from Constellation Energy Group that totaled 15% of the Company’s consolidated revenues for the year ended September 30, 2004.  Research and development is performed both in the United States and Europe for the benefit of the entire Company and has not been separately allocated to geographic regions.

Note 11—Long Term Obligations and Commitments

The Company leases equipment and office space under non-cancelable operating and capital leases with terms through September 2009.  Annual future minimum payments under capital and operating leases as of September 30, 2005 are as follows:

	Operating Leases	Capital Leases
2006	$248,000	$50,000
2007	254,000	46,000
2008	257,000	19,000
2009	241,000	—
Thereafter	—	—
Total minimum payments	$1,000,000	115,000

Less amount representing interest		(15,000)

Present value of future minimum payments		100,000
Less current portion		(41,000)

Long-term portion		$59,000

Rent expense for the Company’s principal office for the years ended September 30, 2005, 2004 and 2003 was $232,000, $223,000 and $411,000 respectively.  Cost of equipment under capital leases at September 30, 2005 and 2004 was $150,000 and $84,000, respectively with accumulated depreciation of $46,000 and $22,000, respectively.  Payments for equipment under capital leases, including interest at September 30, 2005 and 2004 were $42,000 and $25,000, respectively.  Accumulated depreciation of equipment under capital leases at September 30, 2005 and 2004 was $46,000 and $22,000, respectively.

In 1999, the Company sold a 60% ownership interest in the Company’s former United Kingdom subsidiary.  Under the sales agreement Spescom Ltd. U.K., a subsidiary of Spescom Ltd., agreed to the assignment of the lease for the United Kingdom office facility; however the landlord did not grant its consent to the assignment.  The office facilities for the Company’s U.K. subsidiary are rented from Spescom Ltd. and such costs are included in the administrative fee (See Note 3).  The lease for the offices in the United Kingdom terminates March 14, 2006 and the Company intends to move to a new facility.  At September 30, 2005, the Company has accrued $71,000 for dilapidations costs to return the facility to its original condition at the initiation of the lease in March 1996.

Note 12—Contingencies

The Company’s contingencies included the usual obligations of a software company and may include from time to time in litigation arising in the normal course of business. Management believes that any liability with respect to such matters or routine litigation if any, individually or in the aggregate, is not likely to be material to the Company’s consolidated financial position or results of operations.

Note 13—Quarterly Results of Operations (Unaudited)

	Fiscal 2005
	Three Months Ended
	December 31,	March 31,	June 30,	September 30,
Revenues	$1,653,000	$1,673,000	$1,297,000	$1,202,000
Gross profit	$995,000	$989,000	$720,000	$683,000
Net income (loss)	$(604,000)	$(508,000)	$(868,000)	$(1,568,000)
Deemed preferred dividends	$(2,200,000)	$—	$—	$—
Cumulative preferred dividends	$(83,000)	$(86,000)	$(66,000)	$(66,000)
Net income (loss) available to common shareholders	$(2,887,000)	$(594,000)	$(934,000)	$(1,634,000)
Basic net income (loss) per common share	$(0.08)	$(0.02)	$(0.03)	$(0.04)
Diluted net income (loss) per common share	$(0.08)	$(0.02)	$(0.03)	$(0.04)
Shares used in computing basic and diluted net income (loss) per common share	34,159,000	34,215,000	35,022,000	36,370,000

	Fiscal 2004
	Three Months Ended
	December 31,	March 31,	June 30,	September 30,
Revenues	$2,125,000	$1,601,000	$2,900,000	$2,376,000
Gross profit	$1,471,000	$1,007,000	$2,277,000	$1,738,000
Net income (loss)	$11,000	$(573,000)	$443,000	$167,000
Cumulative preferred dividends	$(66,000)	$(66,000)	$(66,000)	$(73,000)
Net income (loss) available to common shareholders	$(55,000)	$(639,000)	$377,000	$94,000
Basic net income (loss) per common share	$—	$(0.02)	$0.01	$—
Diluted net income (loss) per common share	$—	$(0.02)	$0.01	$—
Shares used in computing basic and diluted net income (loss) per common share	33,929,000	33,979,000	34,068,000	34,089,000

Note 14—Subsequent Events

Private Placement:

On October 25, 2005, the Company entered into a definitive agreement respecting a private placement with Monarch Pointe Fund, Ltd. (“Monarch”) and M.A.G. Capital, LLC (“MAG”).  As further described below, the terms of the financing provide, subject to certain conditions, for the issuance by the Company at two closings of an aggregate of 2,450 shares of Series H Convertible Preferred Stock (“Series H Preferred Stock”), and warrants to purchase an aggregate of 1,851,852 shares of common stock at $0.27 per share, at an aggregate purchase price of $1,000,000.

The first closing of the transaction took place on October 25, 2005.  At the first closing, the Company issued 1,950 shares of Series H Preferred Stock, and warrants, expiring October 25, 2008, to purchase 925,926 shares of common stock at $0.27 per share.  The preferred stock issued at the first closing is convertible into up to 26,896,552 shares of common stock.  In connection with the first closing, Monarch transferred 1,450 shares of the Company’s Series G Preferred Stock to the Company.  The aggregate purchase price paid by the investors for the preferred stock and warrants issued at the first closing was $500,000.  Expenses in connection with the transaction totaled $50,000 primarily relating to legal fees. As part of the financing the Company has agreed to use commercially reasonable efforts to register by December 31, 2005 the common shares issuable under the Series H Preferred Stock and related warrants.  Monarch and MAG have agreed to extend the registration date to January 6, 2006.

Under the terms of the financing, the second closing will occur no later than January 20, 2006, provided that the investors are not obligated to consummate the second closing unless certain conditions are satisfied.  The financing terms provide for the issuance by the Company at the second closing of 500 shares of Series H Preferred Stock and warrants, expiring on the third anniversary of the second closing, to purchase 925,926 shares of common stock at $0.27 per share.  The preferred stock subject to issuance at the second closing is convertible into up to 6,896,552 shares of common stock.  The financing terms provide that the investors participating in the second closing will be MAG and one or more of Monarch, Mercator Momentum Fund, L.P., or Momentum Fund III, L.P., as designated by MAG.  The aggregate purchase price of the preferred stock and warrants subject to issuance at the second closing is $500,000.

Under the Certificate of Determination for the Series H Convertible Preferred Stock, if the Company has not entered into a binding agreement to consummate a consolidation, merger, reclassification of the stock of the Company (subject to certain exceptions), or disposition of all on substantially all of the assets of the Company, on or before April 30, 2006, the holders of Series H Preferred Stock may, by the vote not later than June 30, 2006 of at least two-thirds of the then-outstanding shares, elect to have all of the outstanding shares of Series H Preferred Stock redeemed by the Company.  Upon such election, the Company would be obligated to redeem the Series H Preferred Stock at an amount equal to $1,000 per share plus all declared but unpaid dividends.  In the event that the holders of Series H Preferred Stock exercise their redemption right but the Company does not have sufficient funds available to redeem the Series H Preferred Stock in accordance with applicable law, the holders of Series H Preferred Stock as a class will be entitled to elect the smallest number of directors of the Company constituting a majority of the authorized number of directors.

The Series H Preferred Stock shares issued at the first closing and those subject to issuance at the second closing are convertible into common stock at the conversion rate in effect at the time of conversion.  The conversion price per share of the Series H Preferred Stock is equal to 85% of the market price (the volume weighted average price of the Company’s common stock during the 5 immediately preceding trading days, subject to adjustment), provided that in no event shall the conversion price exceed a ceiling price of $0.40 per share (the “Ceiling Price”), or be less than a floor price which varies with the aggregate gross revenues of the Company during the last four fiscal quarters for which revenues have been reported by the Company prior to such time, but which will not be lower than $0.0725 per share and not higher than $0.16 per share.  The conversion price is subject to adjustment in the case of any stock split, combination, capital reorganization, reclassification, consolidation or merger, and certain dividends.  Subject to certain exceptions, the conversion price is also subject to weighted average anti-dilution adjustment in the case of an issuance of shares of common stock or securities exercisable for or convertible into common stock, at a per share price, exercise price or conversion price less than the conversion price then in effect.

The warrants issued in the first closing have a term of exercise beginning on October 25, 2005, and expiring October 25, 2008.  If the second closing takes place, the warrants issued therein will have a term of exercise beginning on the date of the second closing and expiring on the third anniversary of the second closing.  The number of shares issuable upon exercise and the per share exercise price of the warrants are subject to adjustment in the case of any stock dividend, stock split, combination, capital reorganization, reclassification, consolidation or merger.

Issuance of Warrants to Investor Relations Firm

During November 2005, the Company entered into a six-month engagement with an investment relations firm to develop and implement a marketing program to create extensive financial market and investor awareness for the Company to drive long-term shareholder support.  For each month of the engagement, the investor relations firm will receive warrants to purchase 50,000 shares of its common stock at $0.10 per share.  The warrants have a three year term from the date of issuance.  In addition the investment relations firm can earn a one time performance warrant to purchase 500,000 shares of the Company’s common stock at $0.25 if during the term of the agreement the volume weighted average price of the Company’s common stock is above $0.50 for five consecutive days.  The investment relations firm has also been granted piggyback registration rights entitling it to have any shares issuable to it by the Company included in any registration statement filed by the Company.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Spescom Software Inc.
San Diego, California

Our audit of the consolidated financial statements referred to in our report dated December 27, 2005 included elsewhere in this Registration Statement on Form S-1 also includes the financial statement schedule of Spescom Software Inc.  This schedule is the responsibility of Spescom Software Inc.’s management.  Our responsibility is to express and opinion based on our audit of the consolidated financial statements.

In our opinion, the financial statement schedule when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

SINGER LEWAK GREENBAUM AND GOLDSTEIN LLP
Los Angeles, California
December 27, 2005

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS
SPESCOM SOFTWARE INC.

Column A	Column B	Column C Additions				Column D		Column E
Description	Balance at Beginning of Period	Charged to Costs and Expenses		Charged to Other Accounts— Describe		Deductions— Describe		Balance at End of Period
Year ended September 30, 2005
Deducted from asset accounts:
Allowance for doubtful accounts	$83,000					$(75,000	)(a)	$8,000
Allowance for deferred tax benefit	$14,822,000			$1,061,000	(c)	$(2,340,000	)(d)	$13,543,000

Year ended September 30, 2004
Deducted from asset accounts:
Allowance for doubtful accounts	$78,000	$5,000	(b)					$83,000
Allowance for deferred tax benefit	$14,004,000			$818,000	(c)			$14,822,000

Year ended September 30, 2003
Deducted from asset accounts:
Allowance for doubtful accounts	$156,000			—		$(78,000	)(a)	$78,000
Allowance for deferred tax benefit	$14,108,000	—		$94,000	(c)	—		$14,004,000

(a)                                  Reduction in allowance for doubtful accounts based on history of minimal bad debt.

(b)                                 Addition to allowance due to increase in foreign currency exchange rates.

(c)                                  Valuation allowance against benefit recorded

(d)                                 Expiration of net operating loss carryforwards.

No one (including any salesman or broker) is authorized to provide oral or written information about this offering that is not included in this prospectus.

43,315,504 Common Shares

Spescom Software Inc.

PROSPECTUS

April 7, 2006

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The expenses in connection with the registration of the common shares covered by this prospectus are set forth in the following table.  All amounts except the registration fee are estimated:

Securities and Exchange Commission registration fee	$735.91
Printing and engraving expenses	5,000.00
Accounting fees and expenses	35,000.00
Legal fees and expenses	25,000.00
Miscellaneous	2,000.00
Total	$67,735.91

All expenses in connection with the issuance and distribution of the securities being offered shall be borne by the registrant, other than underwriting discounts and selling commissions, if any.

Item 14.  Indemnification of Directors and Officers.

Section 317 (“Section 317”) of California General Corporation Law, as amended, generally provides that a director or officer of a corporation (i) shall be indemnified by the corporation for all expense of such legal proceedings when he is successful on the merits, (ii) may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such proceedings (other than a derivative suit), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful, and (iii)may be indemnified by the corporation for the expense of a derivative suit (a suit a by a stockholder alleging a breach by a director or officer of a duty owed to the corporation), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in the best interest of the corporation.  No indemnification shall be made under clause (iii) above, however, if the director or officer is adjudged liable to the Company, unless the court in which such action or suit was brought determines that, despite such adjudication, but in view of all the circumstances, he is entitled to indemnification.  The indemnification described in clauses (ii) and (iii) above may be made only upon a determination that indemnification is proper because the applicable standard of conduct has been met.  Such a determination may be made by a majority of a quorum of disinterested directors, independent legal counsel, the shareholders or a court of competent jurisdiction.

Article VI of the Company’s Bylaws provides in substance, that to the maximum extent permitted by California law, each director and officer shall be indemnified against expenses, judgments, fines, settlements and other amounts reasonably incurred in connection with any proceeding arising by reason of the fact that such officer or director is or was an agent of the Company.  The indemnification provided by the Company’s Bylaws is not deemed exclusive of or intended in any way to limit any other rights to which any person seeking indemnification may be entitled.

Section 204(a)(10) (“Section 204(a)(10)”) of California General Corporation Law, as amended, generally allows corporations to eliminate or limit the personal liability of a director for monetary damages in a derivative action for breach of a director’s duties to the corporation and its shareholders, except for liability for (i) acts or omissions involving intentional misconduct or a knowing violation of the law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived a personal benefit, (iv) for acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, of a risk of serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders, (vi) under Section 310 of California General Corporation Law, or (vii) under Section 316 of California General Corporation Law.

Article IV of the Company’s Articles of Incorporation provides that the liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.  Section 204.5(a) of California General Corporation Law provides that if the articles of a corporation contain such a provision, the corporation shall be considered to have adopted a provision as authorized by Section 204(a)(10).

The Registrant maintains liability insurance insuring the Registrant’s officers and directors against liabilities that they may incur in such capacities.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 15.  Recent Sales of Unregistered Securities

The Company believes that the sale of securities in each of the transactions described below were exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof and/or Regulation D promulgated thereunder.  The Company believes that each person to whom securities were sold as described below, at the time of the sale, was an “accredited investor” as defined in Regulation D and/or had such knowledge and experience in financial and business matters that such person was capable of evaluating the merits and risks of the prospective investment.  No underwriter participated in any of the transactions described below.

In August 2003, the Company issued to PANCAR, LLC, an investment consulting firm, a vested three-year option to purchase 1,000,000 shares of the Company’s common stock at $0.22 upon completion of a private placement of at least $600,000, which option expires on August 15, 2006.  In September 2003, the Company completed a private placement of 3,025,000 shares of common stock with accredited investors resulting in gross proceeds to the Company of $605,000.  In connection with the private placement the investors received 1,008,335 warrants to purchase shares of common stock on a one for one basis at $0.20 per share.  The warrants were originally due to expire on August 31, 2005, but the Company extended them for one year in August 2005.  In August 2003, PANCAR, LLC also received an option to purchase 1,500,000 shares of common stock at $0.22 per share which will vest if the Company consummates a transaction with investors introduced by that firm that provides the Company with at least $2,400,000 in additional investment capital.  The option will expire on August 15, 2006.

In September 2003, the Company entered into a six-month agreement with a new public relations firm CEOcast, Inc.  In connection with this agreement 90,000 shares of fully-paid non-assessable stock, valued at $0.51 per share or $45,000, was part of the compensation to the firm for its services to the Company.  In March 2004, the Company renewed the agreement for an additional six-month period.  In connection with this renewal, 75,000 shares of fully-paid non-assessable stock, valued at $0.38 per share or $28,000 were issued as part of the compensation to the firm for services to the Company.

On September 30, 2003, the Company issued to Spescom Ltd. 5,291 shares of Series F Preferred Stock with a stated value of $1,000 per share in consideration of the cancellation of $5,291,000 of its debt owed to Spescom Ltd. and its subsidiary.

On November 4, 2004, the Company issued 1) 2,200 shares of Series G Convertible Preferred Stock to Monarch Pointe Fund, Ltd. (“Monarch”) and 2) warrants, which expire November 5, 2007, to purchase an aggregate of 2.75 million shares of common stock at $0.44 per share to Monarch and Mercator Advisory Group, LLC.  The aggregate purchase price of the Series G Convertible Preferred Stock and warrants was $2.2 million.

On November 4, 2004, the Company also issued to Trilogy Capital Partners, Inc., a public relations firm warrants to purchase 1,000,000 shares of its common stock at $0.40 per share, expiring November 3, 2007, in exchange for services.   The warrants vest and become exercisable as follows:  (i) 500,000 warrants vest on the date that the average of the last sale price of the Company’s stock on the OTC Bulletin Board for the ten trading days immediately preceding such date (the “Market Price”) exceeds $0.60 per share, (ii) 250,000 warrants vest on the date that the Market Price exceeds $0.70 per share, and (iii) the remaining 250,000 warrants vest and become exercisable on the date that the Market Price exceeds $0.80 per share.

In connection with the Series G private placement in November 2004, the Company entered into an agreement with Cappello Capital Corp. (“Cappello”), an investment consulting firm, pursuant to which Cappello received, in exchange for services, warrants to purchase (i) 550,000 shares of the Company’s common stock at a purchase price of $0.40 per share, expiring November 5, 2009, and (ii) 275,000 shares of the Company’s common stock at a purchase price of $0.44 per share, expiring November 5, 2007.

On October 25, 2005, the Company issued 1) 1,950 shares of Series H Convertible Preferred Stock to Monarch and 2) warrants, which expire October 25, 2008, to purchase an aggregate of 925,926 shares of common stock at $0.27 per share to Monarch and M.A.G. Capital, LLC (“MAG”).  The aggregate consideration received by the Company for the Series H Convertible Preferred Stock and warrants was $500,000 and 1,450 shares of the Company’s Series G Convertible Preferred Stock, which have been cancelled.

On November 15, 2005, the Company entered into an agreement with Liolios Group, Inc. (“Liolios”) for the provision of public relations services to the Company.  As part of the compensation due Liolios, the Company agreed to issue to Liolios, every month the agreement is effective, a warrant to purchase up to 50,000 shares of the Company’s common stock at an exercise price of $0.10 per share.  Also as part of the compensation due Liolios, the Company agreed to issue to Liolios a one-time performance warrant to purchase up to 500,000 shares of the Company’s common stock at an exercise price of $0.25 per share, which would vest if, during the term of the agreement, the volume-weighted average price of the Company’s common stock were to exceed $0.50 for five consecutive trading days.  Pursuant to notice provided by the Company to Liolios in accordance with the agreement, the agreement will terminate six months from November 15, 2005. On March 31, 2006, the Company issued to Liolios a warrant, expiring on the third anniversary of its date of issuance, for the purchase of 300,000 shares of the Company’s common stock at an exercise price of $0.10 per share. Liolios agreed to accept that warrant in lieu of all of the warrants issuable to Liolios as monthly compensation during the six-month term of the agreement and in lieu of the performance warrant.

On March 10, 2006, the Company issued 1) an aggregate of 2,450 shares of Series I Convertible Preferred Stock to Monarch and Mercator Momentum Fund III, L.P. (“MMF”) and 2) warrants, which expire March 10, 2009, to purchase an aggregate of 925,926 shares of common stock at $0.27 per share to Monarch, MMF, and MAG. The aggregate consideration received by the Company for the Series I Convertible Preferred Stock and warrants was $500,000 and 1,950 shares of the Company’s Series H Convertible Preferred Stock, which has been cancelled.

Item 16.  Exhibits

3.1 (1)	Registrant’s Articles of Incorporation, as amended.

3.2*	Registrant’s Bylaws, as amended.

4.1*	Specimen certificate of Common Stock

4.2 (2)	Certificate of Determination of Series F Convertible Preferred Stock of Altris Software, Inc., dated September 29, 2003.

4.4 (3)	Certificate of Determination of Series I Convertible Preferred Stock of Spescom Software Inc., dated March 9, 2006.

4.5 (4)	Registration Rights Agreement by and among Altris Software, Inc., Spescom Limited, and Spescom Ltd., dated September 30, 2003.

4.6 (5)	Form of Warrant to Purchase Common Stock of Altris Software, Inc.

4.7 (6)	Registration Rights Agreement by and among Altris Software, Inc. and certain shareholders, dated August 31. 2003.

4.8 (7)	Registration Rights Agreement by and among the Company, Monarch Pointe Fund, Ltd. and Mercator Advisory Group, LLC, dated November 5, 2004.

4.9 (8)	Registration Rights Agreement by and among the Company, Monarch Pointe Fund, Ltd., Mercator Momentum Fund III, L.P. and M.A.G. Capital, LLC, dated March 10, 2006.

4.10 (9)	Warrant to Purchase Common Stock issued to Mercator Advisory Group, LLC, dated November 5, 2004.

4.11 (10)	Warrant to Purchase Common Stock issued to Monarch Pointe Fund, Ltd., dated November 5, 2004.

4.12 (11)	Warrants to Purchase Common Stock issued to Trilogy Capital Partners, dated November 4, 2004.

4.13(12)	Warrant to Purchase 550,000 shares of Common Stock of Spescom Software Inc. issued to Cappello Capital Corp.

4.14(13)	Warrant to Purchase 275,000 shares of Common Stock of Spescom Software Inc. issued to Cappello Capital Corp.

4.15 (14)	Warrant to Purchase Common Stock issued to M.A.G. Capital, LLC, dated October 25, 2005.

4.16 (15)	Warrant to Purchase Common Stock issued to Monarch Pointe Fund, Ltd., dated October 25, 2005.

4.17 (16)	Public Relations Agreement Between Liolios Group, Inc. and the Company dated November 15, 2005.

4.18 (17)	Warrant to Purchase Common Stock issued to M.A.G. Capital, LLC, dated March 10, 2006.

4.19 (18)	Warrant to Purchase Common Stock issued to Monarch Pointe Fund, Ltd., dated March 10, 2006.

4.20 (19)	Warrant to Purchase Common Stock issued to Mercator Momentum Fund III, L.P., dated March 10, 2006.

4.21	Letter Amendment to Public Relations Agreement Between Liolios Group, Inc. and the Company, dated March 31, 2006.

4.22	Warrant to Purchase Common Stock issued to Liolios Group, Inc., dated March 31, 2006.

5.1	Opinion of Gibson, Dunn & Crutcher LLP

10.1 (20)	Lease between CFD-Mesa Ridge Partners and Altris Software, Inc., dated April 1, 2003.

10.2 (21)	10.0% promissory note due October 15, 2003 in principal amount of $1,235,076 issued by Altris Software, Inc. to Spescom Limited, a South African corporation on February 15, 2002.

10.3 (22)	10.0% promissory note due October 15, 2003 in principal amount of $1,810,383 issued by Altris Software, Inc. to Spescom Limited, a United Kingdom corporation, on February 15, 2002.

10.4 (23)	Security Agreement between Altris Software, Inc. and Spescom Limited, a United Kingdom corporation, and Spescom Limited, a South African corporation, dated February 15, 2002.

10.5 (24)	10% promissory note due upon demand in principal amount of $400,000 issued by Altris Software, Inc. to Spescom Limited, a United Kingdom corporation, on March 15, 2002.

10.6 (25)	Security Agreement dated March 15, 2002 between Altris Software, Inc., a California corporation, and Spescom Limited, a United Kingdom corporation.

10.7 (26)	Pledge Agreement dated March 15, 2002 by and between Altris Software, Inc., a California corporation, Spescom Limited, a United Kingdom corporation, and Solomon Ward Seidenwurm & Smith, LLP.

10.8 (27)	10.0% promissory note due upon demand in principal amount of $500,000 issued by Altris Software, Inc. to Spescom Limited, a United Kingdom corporation, on April 19, 2002.

10.9 (28)	10.0% promissory note due upon demand in principal amount of $700,000 issued by Altris Software, Inc. to Spescom Limited, a United Kingdom corporation, on May 31, 2002.

10.10 (29)	Debt Conversion Agreement by and between Altris Software, Inc., Spescom Limited, and Spescom Ltd., dated September 30, 2003.

10.11 (30)	Promissory Note dated November 18, 2003 issued by Spescom Software Inc. to Spescom Ltd., a United Kingdom Corporation.

10.12 (31)	Subscription Agreement by and among the Company, Monarch Pointe Fund, Ltd. and Mercator Advisory Group, LLC, dated November 5, 2004.

10.13 (32)	Subscription Agreement by and among the Company, Monarch Pointe Fund, Ltd. and M.A.G. Capital, LLC, dated October 25, 2005.

10.14 (33)	Subscription Agreement by and among the Company, Monarch Pointe Fund, Ltd., Mercator Momentum Fund III, L.P. and M.A.G. Capital, LLC, dated March 10, 2006

10.15 (34)	Letter of guarantee between Spescom Software Limited and Absa Bank Limited, dated November 9, 2005

10.16 (35)	Amended and restated 1996 Stock Incentive Plan.

10.17 (36)	Form of Incentive Stock-Option Agreement, Non-Statutory Stock-Option Agreement and Restricted Stock Option Agreement under Amended and Restated 1996 Stock Incentive Plan.

10.18 *	1987 Stock Option Plan, as amended April 27, 1994.

10.19*	Forms of Incentive Stock Option Agreement and Nonstatutory Stock Option Agreement under 1987 Stock Option Plan.

10.20	Lease between Rowlandson Properties Limited and Spescom Software Limited, dated February 10, 2006.

21.1 (37)	Subsidiaries of the Registrant

23.1	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)

23.2	Consent of Singer Lewak Greenbaum and Goldstein LLP

23.3	Consent of Grant Thornton LLP

24.1	Power of Attorney (included on signature page)

(1)	Incorporated by reference to Exhibit 3.1 to the Form 10-K filed on December 6, 2004.

(2)	Incorporated by reference to Exhibit 99.3 to the Form 8-K filed on October 10, 2003.

(3)	Incorporated by reference to Exhibit 3.1 to the Form 8-K filed on March 16, 2006.

(4)	Incorporated by reference to Exhibit 99.4 to the Form 8-K filed on October 10, 2003.

(5)	Incorporated by reference to Exhibit 99.2 to the Form 8-K filed on October 1, 2003.

(6)	Incorporated by reference to Exhibit 99.3 to the Form 8-K filed on October 1, 2003.

(7)	Incorporated by reference to Exhibit 10.2 to the Form 8-K filed on November 12, 2004.

(8)	Incorporated by reference to Exhibit 10.2 to the Form 8-K filed on March 16, 2006.

(9)	Incorporated by reference to Exhibit 10.3 to the Form 8-K filed on November 12, 2004.

(10)	Incorporated by reference to Exhibit 10.4 to the Form 8-K filed on November 12, 2004.

(11)	Incorporated by reference to Exhibit 10.5 to the Form 8-K filed on November 12, 2004.

(12)	Incorporated by reference to Exhibit 10.1 to the Form 8-K filed on January 28, 2005.

(13)	Incorporated by reference to Exhibit 10.2 to the Form 8-K filed on January 28, 2005.

(14)	Incorporated by reference to Exhibit 3.1 to the Form 8-K filed on October 31, 2005.

(15)	Incorporated by reference to Exhibit 3.1 to the Form 8-K filed on October 31, 2005.

(16)	Incorporated by reference to Exhibit 4.17 to the Form 10-K filed on January 4, 2006.

(17)	Incorporated by reference to Exhibit 10.3 to the Form 8-K filed on March 16, 2006.

(18)	Incorporated by reference to Exhibit 10.4 to the Form 8-K filed on March 16, 2006.

(19)	Incorporated by reference to Exhibit 10.5 to the Form 8-K filed on March 16, 2006.

(20)	Incorporated by reference to Exhibit 10.1 to the Form 10-Q filed on August 14, 2003

(21)	Incorporated by reference to Exhibit 10.28 to the Form 10-Q filed on May 15, 2002.

(22)	Incorporated by reference to Exhibit 10.29 to the Form 10-Q filed on May 15, 2002.

(23)	Incorporated by reference to Exhibit 10.29 to the Form 10-Q filed on May 15, 2002.

(24)	Incorporated by reference to Exhibit 10.29 to the Form 10-Q filed on May 15, 2002.

(25)	Incorporated by reference to Exhibit 10.29 to the Form 10-Q filed on May 15, 2002.

(26)	Incorporated by reference to Exhibit 10.29 to the Form 10-Q filed on May 15, 2002.

(27)	Incorporated by reference to Exhibit 10.34 to the Form 10-Q filed on August 14, 2002.

(28)	Incorporated by reference to Exhibit 10.35 to the Form 10-Q filed on August 14, 2002.

(29)	Incorporated by reference to Exhibit 99.2 to the Form 8-K filed on October 10, 2003.

(30)	Incorporated by reference to Exhibit 10.10 to the Form 10-Q filed on February 13, 2004.

(31)	Incorporated by reference to Exhibit 10.1 to the Form 8-K filed on November 12, 2004.

(32)	Incorporated by reference to Exhibit 10.1 to the Form 8-K filed on October 31, 2005.

(33)	Incorporated by reference to Exhibit 10.1 to the Form 8 K filed on March 16, 2006.

(34)	Incorporated by reference to Exhibit 10.14 to the Form 10-K filed on January 4, 2006.

(35)	Incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-8 filed on April 5, 2004.

(36)	Incorporated by reference to Exhibit 10.6 to the Form 10-k filed March 31, 1997.

(37)	Incorporated by reference to Exhibit 21 to the Form 10-K filed on December 20, 2002.

*	Incorporated herein by this reference from previous filings with the Securities and Exchange Commission.

Item 17.  Undertakings.

The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which any offers or sales are being made, a post-effective amendment to the registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any other material change to such information in the registration statement.

(2)           That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act to any purchaser:  each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

We have been advised that, in the opinion of the Securities and Exchange Commission, indemnifying our directors, officers, and controlling persons for liabilities arising under the Securities Act of 1933 pursuant to our charter and bylaws, or otherwise, is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers, or controlling persons concerning the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 7thday of April, 2006.

SPESCOM SOFTWARE INC.

/s/ JOHN W. LOW

John W. Low,
Chief Financial Officer and Secretary

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Keith Stentiford and John W. Low and each of them, with full power of substitution and full power to act, his true and lawful attorney-in-fact and agent to act for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, any and all registration statements filed pursuant to Rule 462(b) of the Securities Act of 1933 (including post-effective amendments) to register additional securities and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ KEITH STENTIFORD	Chief Executive Officer and Director (Principal	April 7, 2006
Keith Stentiford	Executive Officer)

/s/ JOHN W. LOW	Chief Financial Officer and Secretary (Principal	April 7, 2006
John W. Low	Financial and Accounting Officer)

/s/ MICHAEL SILVERMAN	Chairman and Director	April 7, 2006
Michael Silverman

/s/ LARRY UNRUH	Director	April 7, 2006
Larry D. Unruh

/s/ D. ROSS HAMILTON	Director	April 7, 2006
D. Ross Hamilton

/s/ JAMES P. MYERS	Director	April 7, 2006
James P. Myers